Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-278658

PROSPECTUS SUPPLEMENT

(To prospectus dated June 14, 2024)

CĪON INVESTMENT CORPORATION,

a CION Investments company

$125,000,000

7.50% Notes due 2031

We are an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. We are managed by CION Investment Management, LLC, or CIM, a registered investment adviser. Pursuant to an investment advisory agreement with us, CIM oversees the management of our activities and is responsible for making investment decisions for our investment portfolio. We have also entered into an administration agreement with CIM to provide us with administrative services necessary for us to operate. We elected to be treated for U.S. federal income tax purposes as a regulated investment company, or RIC, as defined under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code.

Our investment objective is to generate current income and, to a lesser extent, capital appreciation for our investors. We seek to meet our investment objective by investing primarily in senior secured debt, including first lien loans, second lien loans and unitranche loans, and, to a lesser extent, collateralized securities, structured products and other similar securities, unsecured debt, including corporate bonds and long-term subordinated loans, referred to as mezzanine loans, and equity, of private and thinly traded U.S. middle-market companies. Substantially all the debt securities in which we invest are below investment grade debt securities and are often referred to as “high yield” or “junk” securities. Exposure to below investment grade securities involves certain risks, and those securities are viewed as having predominately speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.

We are offering for sale $125,000,000 in aggregate principal amount of 7.50% notes due 2031, which we refer to as the “Notes”. The Notes will mature on March 31, 2031. We will pay interest on the Notes on March 30, June 30, September 30 and December 30 of each year, beginning on March 30, 2026. The Notes will be redeemable in whole or in part at any time or from time to time on and after March 31, 2028, at a redemption price of equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption. See “Description of Our Notes — Redemption and Repayment” in this prospectus supplement. The Notes will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof.

The Notes will be our direct unsecured obligations and rank equally in right of payment with our other outstanding and future unsecured, unsubordinated indebtedness, including our 7.50% senior unsecured notes due in 2029, our 7.70% senior unsecured notes due in 2029, our 7.41% senior unsecured notes due in 2027, both tranches of our floating rate senior unsecured notes due in 2027, our floating rate Series A Unsecured Notes due in 2026, and amounts outstanding under our two floating rate unsecured term loans with Israeli institutional investors. Because the Notes will not be secured by any of our assets, they will be effectively subordinated to any future secured indebtedness of CĪON Investment Corporation (or any indebtedness that is initially unsecured as to which we subsequently grant a security interest) to the extent of the value of the assets securing such indebtedness. The Notes will be structurally subordinated to any existing and future indebtedness of any of our subsidiaries, financing vehicles, or similar entities, including amounts outstanding under our senior secured credit facility with JPMorgan Chase Bank, National Association and our senior secured credit facility with UBS AG, since the Notes will be obligations exclusively of CĪON Investment Corporation and not of any of our subsidiaries. The Notes will be senior in right of payment to our common stock and any series of our preferred stock we may issue in the future. None of our subsidiaries is a guarantor of the Notes and the Notes will not be required to be guaranteed by any subsidiary we may acquire or create in the future.

We intend to list the Notes on The New York Stock Exchange (“NYSE”) and we expect trading in the Notes on the NYSE to begin within 30 days of the original issue date. The Notes are expected to trade “flat,” which means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not reflected in the trading price. Currently, there is no public market for the Notes.

Investing in our securities involves a high degree of risk. Before investing in any of the Notes, you should review carefully the risks and uncertainties described in the sections titled “Risk Factors” beginning on page S-11 of this prospectus supplement, on page 14 of the accompanying prospectus, in our most recently filed Annual Report on Form 10-K, in any subsequent Quarterly Reports on Form 10-Q and under similar headings in the other documents that are filed on or after the date hereof and incorporated by reference into this prospectus supplement and the accompanying prospectus.

This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor should know before investing in our securities. We may also authorize one or more free writing prospectuses to be provided to you in connection with this offering. You should carefully read this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus, and the documents incorporated by reference herein or therein, before investing in our securities and retain such documents for future reference. We maintain a website at www.cionbdc.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available on or through our website. You may also obtain such information, free of charge, and make shareholder inquiries by contacting us at 100 Park Avenue, 25th Floor, New York, New York 10017, Attention: Investor Relations. The Securities and Exchange Commission, or the SEC, also maintains a website at www.sec.gov that contains such information.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

	Per Note	Total(3)
Public offering price(1)	$25.00	$125,000,000
Sales load (underwriting discounts and commissions)	$0.75	$3,750,000
Proceeds to us (before expenses)(2)	$24.25	$121,250,000
(1)	The public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from February 9, 2026 and must be paid by the purchaser if the Notes are delivered after February 9, 2026.
(2)	We estimate that we will incur approximately $0.3 million in expenses in connection with this offering. See “Underwriting” for additional information.
(3)	The underwriters may also purchase up to an additional $18,750,000 aggregate principal amount of Notes offered hereby, within 30 days of the date of this prospectus supplement, solely to cover overallotments, if any. If the underwriters exercise this overallotment option in full, the total sales load (underwriting discounts and commissions) paid by us will be $4,312,500, and total proceeds, before expenses, to us will be $139,437,500.

Delivery of the Notes in book-entry form through The Depository Trust Company, or DTC, will be made on or about February 9, 2026.

Joint Book-Running Managers

Keefe, Bruyette & Woods A Stifel Company	B. Riley Securities	Lucid Capital Markets	Oppenheimer & Co.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and the Notes and also adds to, and updates information contained in, the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement will control. Please carefully read this prospectus supplement and the accompanying prospectus, together with any exhibits and documents incorporated by reference herein or therein, before you make an investment decision.

We are responsible for the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we may authorize for use in connection with this offering and the documents incorporated by reference in this prospectus supplement and accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information or to make representations as to matters not stated in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us that relates to this offering of the Notes. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us that relates to this offering of Notes do not constitute an offer to sell, or a solicitation of an offer to buy, any Notes by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation.

You should not assume that the information included in this prospectus supplement, the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than their respective dates, or that any information incorporated by reference in such documents is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or of any of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information included elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before making your investment decision. Before making your investment decision, you should carefully read this entire prospectus supplement, the accompanying prospectus, any free writing prospectus relating to this offering and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, as provided in “Incorporation by Reference” on page S-47 of this prospectus supplement and “Available Information” on page S-48 of this prospectus supplement.

Amounts and percentages presented herein may have been rounded for presentation and all dollar amounts, excluding share and per share amounts, are presented in thousands unless otherwise noted.

Except as otherwise indicated, the terms:

●	“we,” “us,” “our” and “Company” refer (unless the context otherwise requires) to CĪON Investment Corporation, a Maryland corporation, and its consolidated subsidiaries;
●	“Adviser,” “Administrator,” and “CIM” refer to CION Investment Management, LLC, which serves as our investment adviser and administrator;
●	“CIG” refers to CION Investment Group, LLC, of which CIM is a subsidiary;
●	“7.50% 2029 Notes” refers to our 7.50% senior unsecured notes due in 2029;
●	“7.70% 2029 Notes” refers to our 7.70% senior unsecured notes due in 2029;
●	“7.41% 2027 Notes” refers to our 7.41% senior unsecured notes due in 2027;
●	“2027 Floating Rate Notes” refers to our floating rate senior unsecured notes due in 2027, which notes were issued in two tranches;
●	“2022 Term Loan” refers to our unsecured term loan with a certain Israeli institutional investor;
●	“2024 Term Loan” refers to our unsecured term loan with a certain Israeli institutional investor;
●	“Series A Notes” refers to our Series A Unsecured Notes due 2026;
●	“Secured Indebtedness” refers to the JPM Credit Facility and UBS Facility;
●	“JPM Credit Facility” refers to our senior secured credit facility with JPMorgan Chase Bank, National Association;
●	“UBS Facility” refers to our senior secured credit facility with UBS AG; and
●	“Unsecured Indebtedness” refers to the 7.50% 2029 Notes, 7.70% 2029 Notes, 7.41% 2027 Notes, 2027 Floating Rate Notes, 2022 Term Loan, 2024 Term Loan and Series A Notes.

CĪON Investment Corporation

We are an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. We elected to be treated for U.S. federal income tax purposes as a RIC as defined under Subchapter M of the Code.

We are managed by CIM, a registered investment adviser under the Investment Advisers Act of 1940, as amended, or the Advisers Act. Pursuant to an investment advisory agreement with us, CIM oversees the management of our activities and is responsible for making investment decisions for our portfolio. We have also entered into an administration agreement with CIM to provide us with administrative services necessary for us to operate. CIM is a controlled and consolidated subsidiary of CION Investment Group, LLC, or CIG. As a member of CIM, CIG’s investment professionals provide investment advisory services, including advice, evaluation and recommendations with respect to our investments. Additionally, Apollo Investment Management, L.P., or AIM, a subsidiary of Apollo Global Management, Inc. (NYSE: APO), or Apollo, also a member of CIM and a registered investment adviser under the Advisers Act, performs certain services for CIM, which include, among other services, providing (a) trade and settlement support; (b) portfolio and cash reconciliation; (c) market pipeline information regarding syndicated deals, in each case, as reasonably requested by CIM; and (d) monthly valuation reports and support for all broker-quoted investments. AIM may also, from time to time, provide us with access to potential investment opportunities made available on Apollo’s credit platform on a similar basis as other third-party market participants. All of our investment decisions are the sole responsibility of, and are made at the sole discretion of, CIM’s investment committee, which consists entirely of CIG senior personnel.

Our investment objective is to generate current income and, to a lesser extent, capital appreciation for investors. We seek to meet our investment objective by utilizing the experienced management team of CIM, which includes its access to the relationships and human capital of its affiliates in sourcing, evaluating and structuring transactions, as well as monitoring and servicing our investments. Our portfolio is comprised primarily of investments in senior secured debt, including first lien loans, second lien loans and unitranche loans, and, to a lesser extent, collateralized securities, structured products and other similar securities, unsecured debt, and equity, of private and thinly-traded U.S. middle-market companies. We define middle-market companies as companies that generally possess annual earnings before interest, taxes, depreciation and amortization, or EBITDA, of $75 million or less, with experienced management teams, significant free cash flow, strong competitive positions and potential for growth.

In addition, we may from time to time invest up to 30% of our assets opportunistically in other types of investments, including collateralized securities, structured products and other similar securities and the securities of larger public companies and foreign securities, which may be deemed “non-qualifying assets” for the purpose of complying with investment restrictions under the 1940 Act.

In connection with our debt investments, we may receive equity interests such as warrants or options as additional consideration. We may also purchase equity interests in the form of common or preferred stock in our target companies, either in conjunction with one of our debt investments or through a co-investment with a financial sponsor. We expect that our investments will generally range between $5 million and $50 million each, although investments may vary as the size of our capital base changes and will ultimately be at the discretion of CIM, subject to oversight by our board of directors. We have made and intend to make smaller investments in syndicated loan opportunities, which typically include investments in companies with annual EBITDA of greater than $75 million, subject to liquidity and diversification constraints. In addition, we may selectively target higher return and special situation investments in the secondary loan market through the purchase of illiquid, lightly syndicated first lien loans offered at a discount due to credit rating or other technical considerations.

As a BDC, we are subject to certain regulatory restrictions in negotiating or investing in certain investments with entities with which we may be prohibited from doing so under the 1940 Act, such as CIM and its affiliates, unless we obtain an exemptive order from the SEC. On August 30, 2022, we, CIM and certain of our affiliates were granted an order for exemptive relief, or the Order, by the SEC for us to co-invest with other funds managed by CIM or certain affiliates in a manner consistent with our investment objectives, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. Pursuant to such Order, we generally are permitted to co-invest with certain of our affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) of the independent directors make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the proposed transaction, including the consideration to be paid, are reasonable and fair to us and our shareholders and do not involve overreaching of us or our shareholders on the part of any person concerned, (2) the transaction is consistent with the interests of our shareholders and is consistent with our investment objective and strategies, (3) the investment by our affiliates would not disadvantage us, and our participation would not be on a basis different from or less advantageous than that on which our affiliates are investing, and (4) the proposed investment by us would not benefit CIM or its affiliates or any affiliated person of any of them (other than the parties to the transaction), except to the extent permitted by the Order and applicable law, including the limitations set forth in Section 57(k) of the 1940 Act. In addition, the Order permits us to co-invest in our existing portfolio companies with certain affiliates that are private funds, even if such private funds did not have an investment in such existing portfolio company. Even though we were granted the Order by the SEC, CIM’s investment committee may determine that we should not participate in a co-investment transaction.

Organizational Overview

We were incorporated under the general corporation laws of the State of Maryland on August 9, 2011. On December 17, 2012, we successfully raised gross proceeds from unaffiliated outside investors of at least $2,500, or the minimum offering requirement, and commenced operations. Our initial continuous public offering commenced on July 2, 2012 and ended on December 31, 2015. Our follow-on continuous public offering commenced on January 25, 2016 and ended on January 25, 2019. On October 5, 2021, our shares of common stock commenced trading on the NYSE under the ticker symbol “CION”. On October 9, 2024, our 7.50% 2029 Notes commenced trading on the NYSE under the ticker symbol “CICB”.

About CIM

CIM is a registered investment adviser. CIM is part of the CION Investments group of companies, or CION Investments. We believe that CION Investments is a leading manager of alternative investment solutions that focuses on alternative credit strategies for individual investors. CION Investments is headquartered in New York, with an office in Los Angeles.

Mark Gatto and Michael A. Reisner, together with Keith S. Franz, Gregg A. Bresner, Stephen Roman, Eric A. Pinero and Charlie Arestia, form the senior management team of CIM. Both Messrs. Gatto and Reisner have significant managerial and investing experience and serve as our co-chairmen and co-chief executive officers.

CIM’s senior management team has extensive experience in lending to private U.S. middle-market companies and has developed an expertise in using all levels of a firm’s capital structure to produce income-generating investments, focusing on risk management and delivering risk-adjusted returns that typically are collateralized by a company’s business-essential equipment or corporate infrastructure.

Pursuant to an administration agreement, CIM furnishes us with office facilities and equipment, and clerical, bookkeeping and record keeping services. CIM also oversees our financial records and prepares our reports to shareholders and reports filed with the SEC. CIM also performs the calculation and publication of our net asset value, and oversees the preparation and filing of our tax returns, the payment of our expenses and the performance of various third party service providers. Furthermore, CIM provides on our behalf managerial assistance to those portfolio companies to which we are required to provide such assistance.

About CION Investments

CION Investments is a leading manager of investment solutions designed to redefine the way individual investors can build their portfolios and help meet their long-term investment goals. With more than 30 years of experience in the alternative asset management industry, CION Investments strives to level the playing field by giving investors direct access to asset management historically only available to the largest institutions. CION Investments provides distribution services as well through CION Securities, LLC.

Investment Strategy and Process

When evaluating an investment, we use the resources of CIM to develop an investment thesis and a proprietary view of a potential company’s value. When identifying prospective portfolio companies, we focus on certain attributes that we believe will help us generate higher total returns with an acceptable level of risk.

We seek to invest in middle-market, private companies that generally possess annual EBITDA of $75 million or less at the time of investment. We seek to invest in companies that we believe possess advantages in scale, scope, customer loyalty, product pricing or product quality versus their competitors, minimizing sales risk and protecting profitability. We focus on investments in which the target company has an experienced management team with an established track record of success. We typically require the portfolio companies to have in place proper incentives to align management’s goals with ours. We seek to create a portfolio of companies engaged in a variety of industries and located in a variety of geographic locations, thereby potentially reducing the risk of a downturn in any one industry, including, without limitation, because of tariffs and trade disputes with other countries, changes in inflation, high interest rates, or geographic location having a disproportionate impact on the value of our portfolio. Finally, we focus our investment activity primarily in companies whose business models and growth prospects offer attractive exit possibilities.

Potential Competitive Advantages

We believe that we offer to our investors potential competitive advantages over other capital providers to private U.S. middle-market companies. CIM’s senior management team believes that the breadth and depth of its experience provides us with a significant competitive advantage in sourcing attractive investment opportunities worldwide, and we believe that CIM has proven its ability to source, structure and manage private investments for us since our inception in 2012. CIM seeks to identify attractive investment opportunities both through its active origination channels and through its long-term relationships with numerous corporate and fund management teams, members of the financial community and potential corporate partners. Although CIM focuses primarily on senior secured first lien debt, we believe that CIM’s broad expertise and experience in transaction structuring at all levels of a company’s capital structure affords us numerous tools to manage risk while preserving the opportunity for returns on investments. We attempt to capitalize on this expertise in an effort to produce an investment portfolio that will perform in a broad range of economic conditions.

Company Information

Our principal executive offices are located at 100 Park Avenue, 25th Floor, New York, New York 10017, and our telephone number is (212) 418-4700. Our corporate website is located at www.cionbdc.com. Information on our website is not incorporated into or a part of this prospectus supplement or the accompanying prospectus.

SPECIFIC TERMS OF THE NOTES AND THE OFFERING

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and the accompanying prospectus. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the more general description of the Notes in this prospectus supplement under the heading “Description of Our Notes” and under the heading “Description of Our Debt Securities” in the accompanying prospectus before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in that certain base indenture, dated as of October 3, 2024, as supplemented by the second supplemental indenture, or the supplemental indenture, to be dated as of the settlement date for the offering of the Notes (together, the “Indenture”). As used in this prospectus supplement, all references to the Indenture mean the base indenture as supplemented by the supplemental indenture.

Issuer	CĪON Investment Corporation
Title of the securities	7.50% Notes due 2031
Initial aggregate principal amount being offered	$125,000,000
Overallotment option

The underwriters may also purchase from us up to an additional $18,750,000 aggregate principal amount of Notes, solely to cover overallotments, if any, within 30 days of the date of this prospectus supplement.

Initial public offering price	100.00% of the aggregate principal amount of the Notes.
Principal payable at maturity

100.00% of the aggregate principal amount; the principal amount of each Note will be payable on its stated maturity date at the office of the paying agent, registrar and transfer agent for the Notes or at such other office in New York City as we may designate.

Listing	We intend to list the Notes on the NYSE within 30 days of the original issue date.
Interest rate	7.50% per year
Stated maturity date	March 31, 2031, unless redeemed prior to maturity.
Type of note	Fixed rate note
Day count basis	360-day year of twelve 30-day months
Interest payment dates

Payable every March 30, June 30, September 30 and December 30 of each year, beginning on March 30, 2026. If an interest payment date is a non-business day, the applicable interest payment will be made on the next business day, and no additional interest will accrue as a result of such delayed payment.

Interest periods

The initial interest period will be the period from and including February 9, 2026, to, but not including, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but not including, the next interest payment date or the stated maturity date, as the case may be.

Regular record dates for interest	Every March 15, June 15, September 15 and December 15, commencing March 15, 2026 (whether or not a business day).
Specified currency	U.S. Dollars

Place of payment	The City of New York and/or such other place(s) that may be specified in the Indenture or a notice to holders.
Ranking of Notes

The Notes will be our direct unsecured obligations and will rank:

●
Equally in right of payment with our other outstanding and future unsecured, unsubordinated indebtedness, including the $172.5 million aggregate principal amount of our 7.50% 2029 Notes, $125.0 million aggregate principal amount of our 7.70% 2029 Notes, $47.5 million aggregate principal amount of our 7.41% 2027 Notes, $200.0 million aggregate principal amount of our 2027 Floating Rate Notes, approximately $114.8 million aggregate principal amount of our Series A Notes, $50.0 million aggregate principal amount outstanding under our 2022 Term Loan and $30.0 million aggregate principal amount outstanding under our 2024 Term Loan, each as of September 30, 2025 or, in the case of the 7.70% 2029 Notes and 7.41% 2027 Notes, as of December 16, 2025;
●
senior to any of our future indebtedness that expressly states it is subordinated to the Notes;
●
effectively subordinated in right of payment to any of our secured indebtedness (including indebtedness that is initially unsecured, but to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and
●
structurally subordinated to any existing and future indebtedness of any of our subsidiaries, financing vehicles, or similar entities, including $300.0 million aggregate principal amount outstanding under our JPM Credit Facility and $100.0 million aggregate principal amount outstanding under our UBS Facility, each as of September 30, 2025.

As of September 30, 2025, we had $1,092.3 million of debt outstanding, $692.3 million of which was unsecured, unsubordinated indebtedness, which will rank equal to the Notes, and $400.0 million of which was indebtedness secured by all of the assets of our financing subsidiaries, which will be structurally senior to the Notes.

On December 16, 2025, we issued the 7.70% 2029 Notes and the 7.41% 2027 Notes in an aggregate principal amount of $172.5 million, which are unsecured, unsubordinated indebtedness that will rank equal to the Notes. A portion of the proceeds of the December 16, 2025 offering was used to repay in full the $125.0 million aggregate principal amount outstanding of our 4.50% senior unsecured notes due in 2026 (the “2026 Notes”), and the remainder of the proceeds is expected to be used to repay a portion of the outstanding indebtedness under our JPM Credit Facility and for working capital and general corporate purposes. See “Capitalization.”

Denominations	We will issue the Notes in minimum denominations of $25 and integral multiples of $25 in excess thereof.
Business day

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York or the city in which the corporate trust office of the trustee is located are authorized or obligated by law or executive order to close.

Optional redemption

The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after March 31, 2028 upon not less than 30 days’ nor more than 60 days’ written notice by mail prior to the date fixed for redemption thereof, at a redemption price equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes.

Any exercise of our option to redeem the Notes will be done in compliance with the Indenture and the 1940 Act and the related rules, regulations and interpretations, to the extent applicable.

If we redeem only some of the Notes, the trustee or DTC, as applicable, will determine the method for selection of the particular Notes to be redeemed, in accordance with the Indenture and the 1940 Act, to the extent applicable. Unless we default in payment of the redemption price, on and after the date of redemption interest will cease to accrue on the Notes called for redemption.

Sinking fund	The Notes will not be subject to any sinking fund.
Defeasance

The Notes are subject to defeasance by us. “Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions required under the Indenture, we will be deemed to have been discharged from our obligations under the Notes. See “Description of Our Notes — Defeasance.”

Covenant defeasance

The Notes are subject to covenant defeasance by us. In the event of a “covenant defeasance,” upon depositing such funds and satisfying conditions similar to those for defeasance we would be released from certain covenants under the Indenture. The consequences to the holders of the Notes would be that, while they would no longer benefit from certain covenants under the Indenture, and while the Notes could not be accelerated for any reason, the holders of the Notes nonetheless could look to the Company for repayment of the Notes if there were a shortfall in the funds deposited with the trustee or the trustee is prevented from making a payment. See “Description of Our Notes — Defeasance.”

Form of Notes

The Notes will be represented by global securities that will be deposited and registered in the name of DTC or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.

Trustee, Paying Agent, Registrar and Transfer Agent

U.S. Bank Trust Company, National Association. U.S. Bank Trust Company, National Association, in each of its capacities, including as trustee, paying agent, registrar and transfer agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information, or for any information provided to it by us, including settlement amounts and any other information.

We may maintain banking relationships in the ordinary course of business with the trustee and its affiliates.
Other covenants

In addition to the covenants described in the accompanying prospectus, the following covenants will apply to the Notes:

●
We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) of the 1940 Act, as modified by Section 61(a)(1) and (2) of the 1940 Act or any successor provisions, as such obligations may be amended or superseded, giving effect to any exemptive relief granted to us by the SEC.
●
We agree that for the period of time during which the Notes are outstanding, we will not declare any dividend (except a dividend payable in our stock), or declare any other distribution, upon a class of our capital stock, or purchase any such capital stock, unless, in every such case, at the time of the declaration of any such dividend or distribution, or at the time of any such purchase, we have an asset coverage (as defined in the 1940 Act) of at least the threshold specified in Section 18(a)(1)(B) as modified by Sections 61(a)(1) and (2) of the 1940 Act or any successor provisions thereto of the 1940 Act, as such obligation may be amended or superseded (regardless of whether we are subject thereto), after deducting the amount of such dividend, distribution or purchase price, as the case may be, and giving effect, in each case, (i) to any exemptive relief granted to us by the SEC and (ii) to any no-action relief granted by the SEC to another BDC (or to us if we determine to seek such similar no-action or other relief) permitting the BDC to declare any cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Sections 61(a)(1) and (2) of the 1940 Act, as such obligation may be amended or superseded, in order to maintain such BDC’s status as a RIC under Subchapter M of the Code. Furthermore, the covenant will not be triggered unless and until such time as our asset coverage has not been in compliance with the minimum asset coverage required by Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act (after giving effect to any exemptive relief granted to us by the SEC) for more than six consecutive months.
●
If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, to file any periodic reports with the SEC, we agree to publish on our website and to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable U.S. generally accepted accounting principles, or GAAP.

Credit rating maintenance

We have agreed to use commercially reasonable efforts to maintain a credit rating on the Notes by a rating organization designated from time to time by the SEC as being nationally recognized whose status has been confirmed by the Securities Valuation Office of the National Association of Insurance Commissioners (an “NRSRO”).

Events of Default

The term “Event of Default” in respect of the Notes means any of the following:

●
We do not pay the principal of any Note when due and payable at maturity;
●
We do not pay interest on any Note when due and payable, and such default is not cured within 30 days of its due date;
●
We remain in breach of any other covenant in respect of the Notes for 60 days after we receive a written notice of default stating we are in breach (the notice must be sent by either the trustee or holders of at least 25% of the principal amount of the outstanding Notes);
●
We or any of our significant subsidiaries (subject to certain exceptions), default with respect to any indebtedness in excess of $100.0 million in the aggregate of the Company and/or any such subsidiary, (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, unless, in either case, such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure, which must be sent by either the trustee or holders of at least 25% of the principal amount of the outstanding Notes);
●
We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 days; or
●
On the last business day of each of twenty-four consecutive calendar months, the Notes have an asset coverage, as defined in the 1940 Act, of less than 100%.

If an Event of Default on the Notes occurs, the principal amount of the Notes, plus accrued and unpaid interest, may be declared immediately due and payable, subject to conditions set forth in the Indenture.

Further Issuances

Under the Indenture, we have the ability to issue additional debt securities with terms different from the Notes and to issue additional Notes. If we issue additional debt securities, these additional debt securities could have a lien or other security interest greater than that accorded to the holders of the Notes, which are unsecured.

Global Clearance and Settlement Procedures

Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Use of Proceeds

We estimate that net proceeds we will receive from the sale of the $125.00 million aggregate principal amount of the Notes in this offering will be approximately $120.95 million (or approximately $139.14 million if the underwriters fully exercise their overallotment option) after deducting the underwriting discounts and commissions of $3.75 million (or approximately $4.31 million if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $0.3 million payable by us.

We intend to use the net proceeds of this offering to repay a portion of our outstanding Secured Indebtedness and for working capital and general corporate purposes. See “Use of Proceeds.”

Risk Factors

See “Risk Factors” beginning on page S-11 of this prospectus supplement and beginning on page 14 of the accompanying prospectus for a discussion of risks you should carefully consider before deciding to invest in the Notes.

Form of Notes

The Notes will be represented by global securities that will be deposited and registered in the name of DTC or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.

RISK FACTORS

Before you invest in the Notes, you should be aware of various risks, including those described below and in the accompanying prospectus. You should carefully consider the following information and the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q, in the accompanying prospectus and any free writing prospectuses we have authorized for use in connection with this offering and under similar headings in the documents that are filed with the SEC on or after the date of this prospectus supplement and are incorporated by reference into this prospectus supplement and the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectuses we have authorized for use in connection with this offering, before you decide whether to make an investment in the Notes.

The risks set out below, in the accompanying prospectus or incorporated by reference herein or therein are not the only risks we face. If any of these events occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our net asset value or the trading price or value of our Notes could decline, and you may lose all or part of your investment.

Risks Relating to this Offering

The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we have currently incurred or may incur in the future.

The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes will be effectively subordinated to any secured indebtedness we or our subsidiaries have currently incurred and may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes, and therefore are effectively senior to the Notes to the extent of the value of such assets. In addition, the Notes will rank pari passu with, or equal to, all outstanding and future unsecured indebtedness issued by us, including our 2027 Floating Rate Notes, our 7.41% 2027 Notes, our 7.50% 2029 Notes, our 7.70% 2029 Notes, our Series A Notes, and amounts outstanding under our 2022 Term Loan and our 2024 Term Loan and our general liabilities (total liabilities, less debt). As of September 30, 2025, we had $1,092.3 million of debt outstanding, $692.3 million of which was unsecured, unsubordinated indebtedness, which will rank equal to the Notes, and $400.0 million of which was indebtedness secured by all of the assets of our financing subsidiaries, which will be structurally senior to the Notes.

On December 16, 2025, we issued the 7.70% 2029 Notes and the 7.41% 2027 Notes in an aggregate principal amount of $172.5 million. A portion of the proceeds of the December 16, 2025 offering was used to repay in full the $125.0 million aggregate principal amount outstanding of the 2026 Notes, and the remainder of the proceeds is expected to be used to repay a portion of the outstanding indebtedness under our JPM Credit Facility and for working capital and general corporate purposes. See “Capitalization.” As adjusted for the offering of the 7.70% 2029 Notes and 7.41% 2027 Notes, and the use of proceeds therefrom to repay in full the 2026 Notes, but excluding any repayment of outstanding indebtedness under our JPM Credit Facility, on a pro forma basis as of September 30, 2025, we would have had $1,139.8 million of debt outstanding, $739.8 million of which would have been unsecured, unsubordinated indebtedness that will rank equal to the Notes, and $400.0 million of which would have been indebtedness secured by all of the assets of our financing subsidiaries, which will be structurally senior to the Notes.

The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The Notes are obligations exclusively of CĪON Investment Corporation and not of any of our subsidiaries. None of our subsidiaries is or acts as a guarantor of the Notes, and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including holders of preferred stock, if any, of our subsidiaries) will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. As of September 30, 2025, our subsidiaries had approximately $300.0 million outstanding under our JPM Credit Facility and $100.0 million outstanding under our UBS Facility, which indebtedness is structurally senior to the Notes. In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.

The Indenture under which the Notes will be issued contains limited protection for holders of the Notes.

The Indenture offers limited protection to holders of the Notes. The terms of the Indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the Indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

●	issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the value of the assets securing such debt, (3) indebtedness or other obligations of ours that are guaranteed by one or more of our subsidiaries and which therefore would rank structurally senior to the Notes and (4) securities, indebtedness or other obligations issued or incurred by our subsidiaries that would be senior in right of payment to our equity interests in our subsidiaries and therefore would rank structurally senior in right of payment to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) of the 1940 Act, as modified by Section 61(a)(1) and (2) of the 1940 Act or any successor provisions, as such obligations may be amended or superseded, giving effect to any exemptive relief granted to us by the SEC;
●	pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes, including subordinated indebtedness, in each case other than dividends, purchases, redemptions or payments that would cause a violation of Section 18(a)(1)(B) of the 1940 Act as modified by Section 61(a)(1) and (2) and the definitional provisions of the 1940 Act or any successor provisions giving effect to any exemptive relief granted to us by the SEC (these provisions generally prohibit us from declaring any cash dividend or distribution upon any class of our capital stock, or purchasing any such capital stock unless our asset coverage, as defined for purposes of Section 18(a)(1)(B) the 1940 Act, equals at least 150% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution or purchase), unless the payment of such dividend is necessary to maintain our status as a RIC under Subchapter M of the Code;
●	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);
●	enter into transactions with affiliates;
●	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;
●	make investments; or
●	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

In addition, the Indenture will not require us to offer to purchase the Notes in connection with a change of control or any other similar event whereas, under the terms of the note purchase agreements and the deed of trust governing the 7.41% 2027 Notes, the 2027 Floating Rate Notes, the 7.70% 2029 Notes and the Series A Notes, respectively, the holders of such applicable notes may require us to repurchase 100% of such notes upon the occurrence of a change of control, as defined in the note purchase agreements or deed of trust, as applicable.

Furthermore, the terms of the Indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow or liquidity, except as required under the 1940 Act.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including negatively affecting the trading value of the Notes or making it more difficult for us to satisfy our obligations with respect to the Notes.

Certain of our current debt instruments include more protections for their holders than the Indenture and the Notes. In addition, we routinely finance our investments with borrowed money, and intend to continue to do so in the future by issuing both unsecured and secured debt in the ordinary course as a means of raising additional capital. Any additional debt we issue or incur in the future could contain more protections for its holders than the Indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.

Our current indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes and our other debt.

The use of debt could have significant consequences on our future operations, including:

●	making it more difficult for us to meet our payment and other obligations under the Notes and our other outstanding debt;
●	resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our financing arrangements, which event of default could result in substantially all of our debt becoming immediately due and payable;
●	reducing the availability of our cash flow to fund investments, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;
●	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our financing arrangements; and
●	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes and our other debt.

Our ability to meet our payment and other obligations under our financing arrangements depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our financing arrangements or otherwise, in an amount sufficient to enable us to meet our payment obligations under the Notes and our other debt and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the Notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the Notes and our other debt, including the obligation to repurchase the Notes at maturity.

The optional redemption provision may materially adversely affect your return on the Notes.

The Notes are redeemable in whole or in part at any time or from time to time on or after March 31, 2028 at our sole option. We may choose to redeem the Notes at times when prevailing interest rates are lower than the interest rate paid on the Notes. In this circumstance, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the Notes being redeemed.

An active trading market for the Notes may not exist, which could limit a holder’s ability to sell the Notes or affect the market price of the Notes.

The Notes are a new issue of debt securities for which there currently is no trading market. We intend to list the Notes on the NYSE within 30 days of the original issue date. Although we expect the Notes to be listed on the NYSE, we cannot provide any assurances that we will successfully list the Notes, that an active trading market will develop for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, the time remaining to the maturity of the Notes, the outstanding principal amount of debt securities with terms identical to the Notes, the supply of debt securities trading in the secondary market, if any, the redemption or repayment features, if any, of the Notes, general economic conditions, and our financial condition, performance, prospects and other factors.

Certain of the underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. Such underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, including a default under the Secured Indebtedness or the Unsecured Indebtedness or under other indebtedness to which we may be a party that is not waived by the required lenders or holders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes.

If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders or holders under the Secured Indebtedness or the Unsecured Indebtedness or other debt we may incur in the future could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders or holders under the agreements relating to the Secured Indebtedness or the Unsecured Indebtedness or other debt that we may incur in the future to avoid being in default. If we breach our covenants under the Secured Indebtedness or the Unsecured Indebtedness or other debt and seek a waiver, we may not be able to obtain a waiver from the required lenders or holders. If this occurs, we would be in default and our lenders or holders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations, including the lenders under the Secured Indebtedness, could proceed against the collateral securing such debt. Because the Secured Indebtedness or the Unsecured Indebtedness have, and any future debt will likely have, customary cross-default provisions, if the indebtedness thereunder or under any future credit facility is accelerated, we may be unable to repay or finance the amounts due.

A downgrade, suspension or withdrawal of a credit rating assigned by a rating agency to us, our unsecured debt or the Notes or a change in the debt markets could cause the liquidity or market value of the Notes to decline significantly.

Our credit ratings are an assessment by a rating agency of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Neither we nor any underwriter undertakes any obligation to maintain our credit ratings or to advise holders of the Notes of any changes in our credit ratings. There can be no assurance that our credit ratings will remain for any given period of time or that such credit ratings will not be lowered or withdrawn entirely by a rating agency if in its judgment future circumstances relating to the basis of the credit ratings, such as adverse changes in the Company, so warrant. An increase in the competitive environment, inability to cover distributions, or increase in leverage could lead to a downgrade in our credit ratings and limit our access to the debt and equity markets capability impairing our ability to grow the business. The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Notes.

In addition, if the Notes are no longer rated, this could impact their trading and subject them to greater price volatility. To the extent they are rated and received a non-investment grade rating, their price and trading activity could be negatively impacted. Moreover, if a rating agency assigns the Notes a non-investment grade rating, the Notes may be subject to greater price volatility than securities of similar maturity without such a non-investment grade rating.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and any applicable free writing prospectus, including the documents we incorporate by reference in such documents, contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors.

Our forward-looking statements include information in this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus, regarding general domestic and global economic conditions, our future financing plans, our ability to operate as a BDC and the expected performance of, and the yield on, our portfolio company investments. There may be events in the future, however, that we are not able to predict accurately or control. The factors listed under “Risk Factors” beginning on page S-11 of this prospectus supplement, beginning on page 14 of the accompanying prospectus, in Item 1A of Part I of our most recent Annual Report on Form 10-K and in Item 1A of Part II of our most recent Quarterly Report on Form 10-Q, as well as any cautionary language in this prospectus supplement and the accompanying prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus supplement could have a material adverse effect on our business, results of operation and financial position.

The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

●	our future operating results;
●	our business prospects and the prospects of our portfolio companies, including our and their ability to achieve our respective objectives as a result of tariffs and trade disputes with other countries, changes in inflation and high interest rates;
●	the impact of the investments that we expect to make;
●	the ability of our portfolio companies to achieve their objectives;
●	our current and expected financings and investments;
●	the adequacy of our cash resources, financing sources and working capital;
●	the use of borrowed money to finance a portion of our investments;
●	the timing of cash flows, if any, from the operations of our portfolio companies;
●	our contractual arrangements and relationships with third parties;
●	the actual and potential conflicts of interest with CIM and its affiliates;
●	the ability of CIM’s investment professionals to locate suitable investments for us and the ability of CIM to monitor and administer our investments;
●	the ability of CIM and its affiliates to attract and retain highly talented professionals;
●	the dependence of our future success on the general economy and its impact on the industries in which we invest, including tariffs and trade disputes with other countries, changes in inflation and high interest rates and the related economic disruptions caused thereby;

●	ongoing conflicts in the Middle East and the Russia-Ukraine war, including the potential for volatility in energy prices and other commodities and their impact on the industries in which we invest;
●	the effects of a changing interest rate environment;
●	our ability to source favorable private investments;
●	our tax status;
●	the effect of changes to tax legislation and our tax position;
●	the tax status of the companies in which we invest;
●	the timing and amount of distributions and dividends from the companies in which we invest;
●	the impact of information technology system failures, data security breaches, data privacy compliance, network disruptions, and cybersecurity attacks;
●	changes in the economy;
●	risks associated with possible disruption in our operations or the economy generally due to terrorism, pandemics, or natural disasters;
●	future changes in laws or regulations and conditions in our operating areas;
●	the price at which shares of our common stock may trade on and volume fluctuations in the NYSE;
●	the costs associated with being a publicly traded company; and
●	the risks, uncertainties and other factors we identify under “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus.

Any forward-looking statement made by us in this prospectus supplement speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ from our forward-looking statements may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are advised to consult any additional disclosures that we may make directly to you or through reports that we have filed or in the future may file with the SEC, including our Annual Reports on Form 10-K, Registration Statements on Form N-2, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Definitive Proxy Statements on Schedule 14A. Under Sections 27A(b)(2)(B) and (D) of the Securities Act of 1933, as amended, or the Securities Act, and Sections 21E(b)(2)(B) and (D) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus supplement or in the periodic reports we file under the Exchange Act.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of the $125.00 million aggregate principal amount of the Notes in this offering will be approximately $120.95 million (or approximately $139.14 if the underwriters fully exercise their overallotment option), after deducting the underwriting discounts and commissions of $3.75 million (or approximately $4.31 million if the underwriters fully exercise their overallotment option) and estimated offering expenses of approximately $0.3 million payable by us.

We intend to use the net proceeds of this offering to repay a portion of our outstanding Secured Indebtedness and for working capital and general corporate purposes.

As of September 30, 2025, we had $300.0 million and $100.0 million outstanding under the two facilities that comprise our Secured Indebtedness. The two facilities bear interest at a rate equal to the secured overnight financing rate plus a spread of 2.55% and 2.75% per annum, respectively. For the three months ended September 30, 2025, the weighted average interest rate on the two credit facilities comprising the Secured Indebtedness was 7.28% and 7.19% and the maturity dates for the two facilities were June 15, 2027 and February 13, 2028.

CAPITALIZATION

The following table sets forth, as of September 30, 2025:

●	the actual consolidated capitalization of CĪON Investment Corporation;
●	the capitalization of CĪON Investment Corporation, as adjusted to give effect to the issuance of $47.5 million aggregate principal amount of 7.41% 2027 Notes and $125.0 million aggregate principal amount of 7.70% 2029 Notes, in each case, issued on December 16, 2025, and the use of proceeds from such issuance to repay in full the $125.0 million aggregate principal amount outstanding of the 2026 Notes; and
●	the capitalization of CĪON Investment Corporation, as further adjusted to give effect to the sale of $125.00 million aggregate principal amount of the Notes in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses of approximately $3.75 million and $0.3 million, respectively, payable by us (and assuming the underwriters’ overallotment option is not exercised).

This as-adjusted information is illustrative only; our capitalization following the completion of this offering is subject to further adjustments. You should read this table together with “Use of Proceeds” for more information. You should also read this table with our consolidated financial statements and related notes thereto, in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Quarterly Report on Form 10-Q, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus, for more information.

	As of September 30, 2025
	(unaudited)
				As Further
	Actual	As Adjusted		Adjusted

	(dollars in thousands)
Assets:
Investments, at fair value	$1,840,584	$1,840,584		$1,840,584
Cash	3,931	51,431		172,381
Interest and fees receivable on investments	31,192	31,192		31,192
Receivable due on investments sold and repaid	5,218	5,218		5,218
Prepaid expenses and other assets	$3,019	$3,019		$3,019
Total assets	$1,883,944	$1,931,444		$2,052,394
Liabilities:
Borrowings:
JPM Credit Facility	$300,000	$300,000	(1)	$300,000	(1)
UBS Facility	100,000	100,000		100,000
2026 Notes	125,000	—	(1)	—	(1)
7.50% 2029 Notes	172,500	172,500		172,500
2027 Floating Rate Notes	200,000	200,000		200,000
2022 Term Loan	50,000	50,000		50,000
2024 Term Loan	30,000	30,000		30,000
Series A Notes	114,844	114,844		114,844
7.41% 2027 Notes	—	47,500		47,500
7.70% 2029 Notes	—	125,000		125,000
Notes offered hereby	$—	$—		$125,000
Total borrowings	$1,092,344	$1,139,844	(1)	$1,264,844	(1)
Unamortized debt issuance costs	$(13,822)	$(16,911)		$(20,961)
Other liabilities	$32,916	$36,201		$36,201
Total liabilities	$1,111,438	$1,159,134	(1)	$1,280,084	(1)
Shareholders’ equity:
Common stock, par value $0.001 per share; 500,000,000 shares authorized, 51,975,626 shares issued and 51,973,518 shares outstanding as of September 30, 2025	$52	$52		$52
Capital in excess of par value	1,009,701	1,009,701		1,009,701
Accumulated distributable losses	$(237,247)	$(237,443)		$(237,443)
Total shareholders’ equity	$772,506	$772,310		$772,310
Total liabilities and shareholders’ equity	$1,883,944	$1,931,444		$2,052,394
(1)

A portion of the proceeds of the December 16, 2025 offering of the 7.41% 2027 Notes and the 7.70% 2029 Notes was used to repay in full the $125.0 million aggregate principal amount outstanding of the 2026 Notes, and the remainder of the proceeds is expected to be used to repay a portion of the outstanding indebtedness under our JPM Credit Facility and for working capital and general corporate purposes.

SENIOR SECURITIES

Information about our senior securities (including preferred stock, debt securities and other indebtedness, if any) is shown in the following table as of the dates indicated in the table below, which is derived from our consolidated financial statements and related notes. All dollar amounts are presented in thousands. This information about our senior securities should be read in conjunction with our audited and unaudited consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as any amendments reflected in subsequent filings with the SEC.

	Total
	Amount			Average
	Outstanding		Involuntary	Market
	Exclusive of	Asset	Liquidating	Value
	Treasury	Coverage	Preference	Per
Class and Year/Period	Securities (1)	Per Unit (2)	Per Unit (3)	Unit (4)
JPM Credit Facility
September 30, 2025 (unaudited)	$300,000	$1,710	$—	N/A
Fiscal 2024	325,000	1,730	$—	N/A
Fiscal 2023	550,000	1,810	$—	N/A
Fiscal 2022	610,000	1,920	$—	N/A
Fiscal 2021	550,000	2,120	$—	N/A
Fiscal 2020	625,000	2,210	$—	N/A
Fiscal 2019	250,000	2,130	$—	N/A
Fiscal 2018	250,000	2,090	$—	N/A
Fiscal 2017	224,423	2,490	$—	N/A
Fiscal 2016	224,423	3,040	$—	N/A
Fiscal 2015	—	2,840	$—	N/A
Fiscal 2014	—	2,520	$—	N/A
Fiscal 2013	—	2,340	$—	N/A
Fiscal 2012	—	3,020	$—	N/A
UBS Facility
September 30, 2025 (unaudited)	$100,000	$1,710	$—	N/A
Fiscal 2024	100,000	1,730	$—	N/A
Fiscal 2023	122,500	1,810	$—	N/A
Fiscal 2022	142,500	1,920	$—	N/A
Fiscal 2021	125,000	2,120	$—	N/A
Fiscal 2020	100,000	2,210	$—	N/A
Fiscal 2019	200,000	2,130	$—	N/A
Fiscal 2018	200,000	2,090	$—	N/A
Fiscal 2017	162,500	2,490	$—	N/A
Fiscal 2016	—	3,040	$—	N/A
Fiscal 2015	—	2,840	$—	N/A
Fiscal 2014	—	2,520	$—	N/A
Fiscal 2013	—	2,340	$—	N/A
Fiscal 2012	—	3,020	$—	N/A
2026 Notes
September 30, 2025 (unaudited)	$125,000	$1,710	$—	N/A
Fiscal 2024	125,000	1,730	$—	N/A
Fiscal 2023	125,000	1,810	$—	N/A
Fiscal 2022	125,000	1,920	$—	N/A
Fiscal 2021	125,000	2,120	$—	N/A
Fiscal 2020	—	2,210	$—	N/A
Fiscal 2019	—	2,130	$—	N/A
Fiscal 2018	—	2,090	$—	N/A
Fiscal 2017	—	2,490	$—	N/A
Fiscal 2016	—	3,040	$—	N/A
Fiscal 2015	—	2,840	$—	N/A
Fiscal 2014	—	2,520	$—	N/A
Fiscal 2013	—	2,340	$—	N/A
Fiscal 2012	—	3,020	$—	N/A

	Total
	Amount			Average
	Outstanding		Involuntary	Market
	Exclusive of	Asset	Liquidating	Value
	Treasury	Coverage	Preference	Per
Class and Year/Period	Securities (1)	Per Unit (2)	Per Unit (3)	Unit (4)
2021 Term Loan
September 30, 2025 (unaudited)	$—	$1,710	$—	N/A
Fiscal 2024	—	1,730	$—	N/A
Fiscal 2023	30,000	1,810	$—	N/A
Fiscal 2022	30,000	1,920	$—	N/A
Fiscal 2021	30,000	2,120	$—	N/A
Fiscal 2020	—	2,210	$—	N/A
Fiscal 2019	—	2,130	$—	N/A
Fiscal 2018	—	2,090	$—	N/A
Fiscal 2017	—	2,490	$—	N/A
Fiscal 2016	—	3,040	$—	N/A
Fiscal 2015	—	2,840	$—	N/A
Fiscal 2014	—	2,520	$—	N/A
Fiscal 2013	—	2,340	$—	N/A
Fiscal 2012	—	3,020	$—	N/A
7.50% 2029 Notes
September 30, 2025 (unaudited)	$172,500	$1,710	$—	$1,000
Fiscal 2024	172,500	1,730	$—	1,014
Fiscal 2023	—	1,810	$—	N/A
Fiscal 2022	—	1,920	$—	N/A
Fiscal 2021	—	2,120	$—	N/A
Fiscal 2020	—	2,210	$—	N/A
Fiscal 2019	—	2,130	$—	N/A
Fiscal 2018	—	2,090	$—	N/A
Fiscal 2017	—	2,490	$—	N/A
Fiscal 2016	—	3,040	$—	N/A
Fiscal 2015	—	2,840	$—	N/A
Fiscal 2014	—	2,520	$—	N/A
Fiscal 2013	—	2,340	$—	N/A
Fiscal 2012	—	3,020	$—	N/A
2022 Term Loan
September 30, 2025 (unaudited)	$50,000	$1,710	$—	N/A
Fiscal 2024	50,000	1,730	$—	N/A
Fiscal 2023	50,000	1,810	$—	N/A
Fiscal 2022	50,000	1,920	$—	N/A
Fiscal 2021	—	2,120	$—	N/A
Fiscal 2020	—	2,210	$—	N/A
Fiscal 2019	—	2,130	$—	N/A
Fiscal 2018	—	2,090	$—	N/A
Fiscal 2017	—	2,490	$—	N/A
Fiscal 2016	—	3,040	$—	N/A
Fiscal 2015	—	2,840	$—	N/A
Fiscal 2014	—	2,520	$—	N/A
Fiscal 2013	—	2,340	$—	N/A
Fiscal 2012	—	3,020	$—	N/A
2024 Term Loan
September 30, 2025 (unaudited)	$30,000	$1,710	$—	N/A
Fiscal 2024	30,000	1,730	$—	N/A
Fiscal 2023	—	1,810	$—	N/A
Fiscal 2022	—	1,920	$—	N/A
Fiscal 2021	—	2,120	$—	N/A
Fiscal 2020	—	2,210	$—	N/A
Fiscal 2019	—	2,130	$—	N/A
Fiscal 2018	—	2,090	$—	N/A
Fiscal 2017	—	2,490	$—	N/A
Fiscal 2016	—	3,040	$—	N/A
Fiscal 2015	—	2,840	$—	N/A
Fiscal 2014	—	2,520	$—	N/A
Fiscal 2013	—	2,340	$—	N/A
Fiscal 2012	—	3,020	$—	N/A

	Total
	Amount			Average
	Outstanding		Involuntary	Market
	Exclusive of	Asset	Liquidating	Value
	Treasury	Coverage	Preference	Per
Class and Year/Period	Securities (1)	Per Unit (2)	Per Unit (3)	Unit (4)
Series A Notes
September 30, 2025 (unaudited)	$114,844	$1,710	$—	N/A
Fiscal 2024	114,844	1,730	$—	N/A
Fiscal 2023	114,844	1,810	$—	N/A
Fiscal 2022	—	1,920	$—	N/A
Fiscal 2021	—	2,120	$—	N/A
Fiscal 2020	—	2,210	$—	N/A
Fiscal 2019	—	2,130	$—	N/A
Fiscal 2018	—	2,090	$—	N/A
Fiscal 2017	—	2,490	$—	N/A
Fiscal 2016	—	3,040	$—	N/A
Fiscal 2015	—	2,840	$—	N/A
Fiscal 2014	—	2,520	$—	N/A
Fiscal 2013	—	2,340	$—	N/A
Fiscal 2012	—	3,020	$—	N/A
2027 Floating Rate Notes (both tranches)
September 30, 2025 (unaudited)	$200,000	$1,710	$—	N/A
Fiscal 2024	200,000	1,730	$—	N/A
Fiscal 2023	100,000	1,810	$—	N/A
Fiscal 2022	—	1,920	$—	N/A
Fiscal 2021	—	2,120	$—	N/A
Fiscal 2020	—	2,210	$—	N/A
Fiscal 2019	—	2,130	$—	N/A
Fiscal 2018	—	2,090	$—	N/A
Fiscal 2017	—	2,490	$—	N/A
Fiscal 2016	—	3,040	$—	N/A
Fiscal 2015	—	2,840	$—	N/A
Fiscal 2014	—	2,520	$—	N/A
Fiscal 2013	—	2,340	$—	N/A
Fiscal 2012	—	3,020	$—	N/A
MS Credit Facility
September 30, 2025 (unaudited)	$—	$1,710	$—	N/A
Fiscal 2024	—	1,730	$—	N/A
Fiscal 2023	—	1,810	$—	N/A
Fiscal 2022	—	1,920	$—	N/A
Fiscal 2021	—	2,120	$—	N/A
Fiscal 2020	—	2,210	$—	N/A
Fiscal 2019	112,500	2,130	$—	N/A
Fiscal 2018	150,000	2,090	$—	N/A
Fiscal 2017	—	2,490	$—	N/A
Fiscal 2016	—	3,040	$—	N/A
Fiscal 2015	—	2,840	$—	N/A
Fiscal 2014	—	2,520	$—	N/A
Fiscal 2013	—	2,340	$—	N/A
Fiscal 2012	—	3,020	$—	N/A

	Total
	Amount			Average
	Outstanding		Involuntary	Market
	Exclusive of	Asset	Liquidating	Value
	Treasury	Coverage	Preference	Per
Class and Year/Period	Securities (1)	Per Unit (2)	Per Unit (3)	Unit (4)
Citibank Credit Facility
September 30, 2025 (unaudited)	$—	$1,710	$—	N/A
Fiscal 2024	—	1,730	$—	N/A
Fiscal 2023	—	1,810	$—	N/A
Fiscal 2022	—	1,920	$—	N/A
Fiscal 2021	—	2,120	$—	N/A
Fiscal 2020	—	2,210	$—	N/A
Fiscal 2019	278,542	2,130	$—	N/A
Fiscal 2018	298,542	2,090	$—	N/A
Fiscal 2017	324,542	2,490	$—	N/A
Fiscal 2016	—	3,040	$—	N/A
Fiscal 2015	—	2,840	$—	N/A
Fiscal 2014	—	2,520	$—	N/A
Fiscal 2013	—	2,340	$—	N/A
Fiscal 2012	—	3,020	$—	N/A
Citibank Total Return Swap
September 30, 2025 (unaudited)	$—	$1,710	$—	N/A
Fiscal 2024	—	1,730	$—	N/A
Fiscal 2023	—	1,810	$—	N/A
Fiscal 2022	—	1,920	$—	N/A
Fiscal 2021	—	2,120	$—	N/A
Fiscal 2020	—	2,210	$—	N/A
Fiscal 2019	—	2,130	$—	N/A
Fiscal 2018	—	2,090	$—	N/A
Fiscal 2017	—	2,490	$—	N/A
Fiscal 2016	264,512	3,040	$—	N/A
Fiscal 2015	491,708	2,840	$—	N/A
Fiscal 2014	326,703	2,520	$—	N/A
Fiscal 2013	107,496	2,340	$—	N/A
Fiscal 2012	2,154	3,020	$—	N/A
Total Senior Securities
September 30, 2025 (unaudited)	$1,092,344	$1,710	$—	N/A
Fiscal 2024	1,117,344	1,730	$—	N/A
Fiscal 2023	1,092,344	1,810	$—	N/A
Fiscal 2022	957,500	1,920	$—	N/A
Fiscal 2021	830,000	2,120	$—	N/A
Fiscal 2020	725,000	2,210	$—	N/A
Fiscal 2019	841,042	2,130	$—	N/A
Fiscal 2018	898,542	2,090	$—	N/A
Fiscal 2017	711,465	2,490	$—	N/A
Fiscal 2016	488,936	3,040	$—	N/A
Fiscal 2015	491,708	2,840	$—	N/A
Fiscal 2014	326,703	2,520	$—	N/A
Fiscal 2013	107,496	2,340	$—	N/A
Fiscal 2012	2,154	3,020	$—	N/A
(1)	Total amount of each class of senior securities outstanding at the end of the period presented.
(2)	Asset coverage per unit is the ratio of the carrying value of our total assets, less all liabilities excluding indebtedness represented by senior securities in this table, to the aggregate amount of senior securities representing indebtedness. Asset coverage per unit is expressed in terms of dollar amounts per $1,000 of indebtedness and is calculated on a consolidated basis.
(3)	The amount to which such class of senior security would be entitled upon our involuntary liquidation in preference to any security junior to it. The “-” in this column indicates information that the SEC expressly does not require to be disclosed for certain types of senior securities.
(4)	Not applicable because such senior securities are not registered for public trading, except with respect to our 7.50% 2029 Notes that commenced trading on the NYSE under the ticker symbol “CICB” on October 9, 2024. Our Series A Notes are registered for public trading in Israel on the TASE under the ticker symbol “CION B1”, but are not registered for public trading in the U.S. The average market value per unit calculated for our 7.50% 2029 Notes is based on the average daily prices of the 7.50% 2029 Notes and is expressed in terms of dollar amounts per $1,000 of indebtedness.

DESCRIPTION OF OUR NOTES

We will issue the Notes under the Indenture. The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the Notes and the Indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes and the Indenture, including the definitions of certain terms used in the Indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes.

For purposes of this description, references to the “Company,” “we,” “our” or “us” refer only to CĪON Investment Corporation and not to any of its current or future subsidiaries and references to “subsidiaries” refer only to the Company’s consolidated subsidiaries and exclude any investments held by the Company in the ordinary course of business which are not, under GAAP, consolidated on the financial statements of the Company and its subsidiaries.

General

The Notes:

●	will be the Company’s direct, general, unsecured, unsubordinated obligations;
●	will initially be issued in an aggregate principal amount of $125,000,000 ($143,750,000 if the underwriters’ overallotment option is fully exercised);
●	will mature on March 31, 2031, unless earlier redeemed or repurchased, as discussed below;
●	will bear cash interest from February 9, 2026 at an annual rate of 7.50% payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, beginning on March 30, 2026;
●	will be redeemable in whole or in part at any time or from time to time on and after March 31, 2028, at a redemption price of $25 per Note plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption as described under “— Redemption and Repayment” below;
●	are expected to be listed on NYSE within 30 days of the original issue date;
●	will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof; and
●	will be represented by one or more registered Notes in global form, but in certain limited circumstances may be represented by Notes in definitive form. See “ —Book-Entry, Settlement and Clearance”.

The Indenture does not limit the amount of debt that may be issued by the Company or its subsidiaries under the Indenture or otherwise. The Indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. In addition, the Indenture does not contain any provisions that would necessarily protect holders of the Notes if we become involved in a highly leveraged transaction, reorganization, merger or other similar transaction that adversely affects us or them. We may, without the consent of the holders, issue additional Notes under the Indenture with the same terms (except that the offering price, the first payment date and the date from which interest may accrue may be different) in an unlimited aggregate principal amount; provided that such additional Notes must be part of the same issue as the Notes offered hereby for U.S. federal income tax purposes if represented by the same CUSIP number as the Notes offered hereby.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay the principal of, and interest on, Notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Note (as defined below).

Payment of principal of (and premium, if any) and any such interest on the Notes will be made at the corporate trust office of the paying agent, which initially will be the trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, in the case of Notes that are not in global form, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as such address will appear in the security register.

A holder of the Notes may transfer or exchange the Notes at the office of the registrar in accordance with the Indenture. A holder may be required, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of the Notes, but we or the trustee may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the Indenture.

The transferor will provide to the trustee all information reasonably requested by the trustee that is necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Code. The trustee may rely on the information provided to it and will have no responsibility to verify or ensure the accuracy of such information.

The registered holder of the Notes will be treated as its owner for all purposes.

Interest

The Notes will bear cash interest at a rate of 7.50% per year until maturity. Interest on the Notes will accrue from February 9, 2026 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, beginning on March 30, 2026.

Interest will be paid to the person in whose name the Notes is registered at 5:00 p.m. New York City time, or the close of business, on each March 15, June 15, September 15 and December 15 (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Interest payments will be made only on a business day, defined in the Indenture as each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York or the city in which the corporate trust office of the trustee is located are authorized or obligated by law or executive order to close. If any interest payment is due on a non-business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the Indenture as if they were made on the original due date. Such payment will not result in a default under the Notes or the Indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

The Trustee shall have no obligation to calculate or verify the calculation of the interest rate. The Company’s actions or determinations in determining the interest rate shall be conclusive and binding for all purposes, absent manifest error.

Ranking

The Notes will be the Company’s direct, general unsecured obligations that will rank:

●	pari passu in right of payment with any existing and future unsecured unsubordinated indebtedness, including our 2027 Floating Rate Notes, our 7.41% 2027 Notes, our 7.50% 2029 Notes, our 7.70% 2029 Notes, our Series A Notes, and amounts outstanding under our 2022 Term Loan and our 2024 Term Loan. As of September 30, 2025, we had approximately $692.3 million aggregate principal amount of unsecured unsubordinated indebtedness outstanding.
●	senior to any of our future indebtedness that expressly states it is subordinated in right of payment to the Notes;
●	senior to any series of preferred stock that we may issue in the future;
●	effectively subordinated in right of payment to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured, but to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and

●	structurally subordinated to any existing and future indebtedness of any of our subsidiaries, financing vehicles, or similar entities, including approximately $400.0 million of our Secured Indebtedness that was outstanding as of September 30, 2025.

In the event of the Company’s bankruptcy, liquidation, reorganization or other winding up, its assets that secure secured debt will be available to pay obligations on the Notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes then outstanding.

As of September 30, 2025, we had $1,092.3 million of debt outstanding, $692.3 million of which was unsecured, unsubordinated indebtedness, which will rank equal to the Notes, and $400.0 million of which was indebtedness secured by all of the assets of financing subsidiaries, which will be structurally senior to the Notes. On December 16, 2025, we issued the 7.70% 2029 Notes and the 7.41% 2027 Notes in an aggregate principal amount of $172.5 million, which are unsecured, unsubordinated indebtedness that will rank equal to the Notes. A portion of the proceeds of the December 16, 2025 offering was used to repay in full the $125.0 million aggregate principal amount outstanding of the 2026 Notes, and the remainder of the proceeds is expected to be used to repay a portion of the outstanding indebtedness under our JPM Credit Facility and for working capital and general corporate purposes. As adjusted for the offering of the 7.70% 2029 Notes and 7.41% 2027 Notes, and the use of proceeds therefrom, on a pro forma basis as of September 30, 2025, we would have had $1,139.8 million of debt outstanding, $739.8 million of which would have been unsecured, unsubordinated indebtedness that will rank equal to the Notes, and $400.0 million of which would have been indebtedness secured by all of the assets of our financing subsidiaries, which will be structurally senior to the Notes. See “Capitalization.”

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their Notes.

Redemption and Repayment

The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after March 31, 2028, upon not less than 30 days’ nor more than 60 days’ written notice by mail prior to the date fixed for redemption thereof, at a redemption price of $25 per Note plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes.

Any exercise of our option to redeem the Notes will be done in compliance with the Indenture and the 1940 Act, to the extent applicable.

If we redeem only a portion of the Notes, the trustee or DTC, as applicable, will determine the method for selection of the particular Notes to be redeemed in compliance with the requirements of the NYSE (or such other principal national securities exchange on which the Notes are then listed), or, if the Notes are not then listed on any national securities exchange, on a pro rata basis, by lot, or by such method as the trustee deems fair and appropriate, in accordance with the Indenture and the 1940 Act to the extent applicable and in accordance with any applicable depositary procedures. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Holders will not have the option to have the Notes repaid prior to the stated maturity date.

The Trustee shall have no obligation to calculate or verify the calculation of the redemption price. The Company’s actions or determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Listing

We intend to list the Notes on the NYSE. We expect trading in the Notes to begin within 30 days of the original issue date.

Trading Characteristics

The Notes are expected to trade “flat,” which means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not reflected in the trading price.

Covenants

In addition to standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities surrendered for payment, payment of taxes and related matters, the following covenants apply to the Notes:

1940 Act Compliance

We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC.

We agree that for the period of time during which the Notes are outstanding, we will not declare any dividend (except a dividend payable in our stock), or declare any other distribution, upon a class of our capital stock, or purchase any such capital stock, unless, in every such case, at the time of the declaration of any such dividend or distribution, or at the time of any such purchase, we have an asset coverage (as defined in the 1940 Act) of at least the threshold specified in pursuant to Section 18(a)(1)(B) as modified by Sections 61(a)(1) and (2) of the 1940 Act or any successor provisions thereto of the 1940 Act, as such obligation may be amended or superseded (regardless of whether we are subject thereto), after deducting the amount of such dividend, distribution or purchase price, as the case may be, and giving effect, in each case, (i) to any exemptive relief granted to us by the SEC and (ii) to any no-action relief granted by the SEC to another BDC (or to us if we determine to seek such similar no-action or other relief) permitting the BDC to declare any cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Sections 61(a)(1) and (2) of the 1940 Act, as such obligation may be amended or superseded, in order to maintain such BDC’s status as a RIC under Subchapter M of the Code. Furthermore, the covenant will not be triggered unless and until such time as our asset coverage has not been in compliance with the minimum asset coverage required by Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act (after giving effect to any exemptive relief granted to us by the SEC) for more than six consecutive months.

Reporting

We agree to provide to holders of the Notes and the trustee (if at any time when the Notes are outstanding we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC), our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles.

Credit Rating Maintenance

Under the underwriting agreement, the Company has agreed to use commercially reasonable efforts to maintain a credit rating on the Notes by an NRSRO. Keefe, Bruyette & Woods, Inc., on behalf of the underwriters, at its sole discretion, may waive the requirement to maintain a rating at any time.

Merger or Consolidation

Under the terms of the Indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

●	where we merge out of existence or convey or transfer our assets substantially as an entirety, the resulting entity must agree to be legally responsible for our obligations under the Notes;
●	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and
●	we must deliver certain certificates and documents to the trustee.

An assumption by any person of obligations under the Notes and the Indenture might be deemed for federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their tax advisors regarding the tax consequences of such an assumption.

Modification or Waiver

There are three types of changes we can make to the Indenture and the Notes issued thereunder.

Changes Requiring Your Approval

First, there are changes that we cannot make to your Notes without your specific approval. The following is a list of those types of changes:

●	change the stated maturity of the principal of or interest on the Notes;
●	reduce any amounts due on the Notes;
●	reduce the amount of principal payable upon acceleration of the maturity of the Notes following a default;
●	adversely affect any right of repayment at the holder’s option;
●	change the place or currency of payment on the Notes;
●	impair your right to sue for payment;
●	modify the subordination provisions in the Indenture in a manner that is adverse to outstanding holders of the Notes;
●	reduce the percentage of holders of the Notes whose consent is needed to modify or amend the Indenture;
●	reduce the percentage of holders of the Notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; and
●	modify certain of the provisions of the Indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the Notes. This type is limited to clarifications, establishment of the form or terms of new securities of any series as permitted by the Indenture, and certain other changes that would not adversely affect holders of the outstanding Notes in any material respect, including adding additional covenants or events of default. We also do not need any approval to make any change that affects only the Notes to be issued under the Indenture after the change takes effect.

Changes Requiring Majority Approval

Any other change to the Indenture and the Notes would require the following approval:

●	If the change affects only one series of the Notes, it must be approved by the holders of a majority in principal amount of the Notes.
●	If the change affects more than one series of the Notes issued under the same Indenture, it must be approved by the holders of a majority in aggregate principal amount of all of the Notes affected by the change, with all affected series voting together as one class for this purpose.

The holders of a majority in principal amount of the Notes issued under the Indenture, or all series, voting together as one class for this purpose, may waive our compliance with some of our covenants in the Indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “—Changes Requiring Your Approval”.

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to the Notes:

The Notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. The Notes will also not be eligible to vote if they have been fully defeased as described under “—Defeasance—Legal Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding Indenture securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the Indenture or the Notes or request a waiver.

Events of Default

Each of the following is an event of default:

(1)	default in the payment of any interest upon any Notes when due and payable and the default continues for a period of 30 days;
(2)	default in the payment of the principal of (or premium, if any, on) any Note when it becomes due and payable at its maturity, including upon any redemption date or required repurchase date;
(3)	our failure for 60 consecutive days after written notice from the trustee or the holders of at least 25% in principal amount of the Notes then outstanding to us and the trustee, as applicable, has been received to comply with any of our other agreements contained in the Notes or the Indenture;
(4)	default by the Company or any of its significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act (as applicable to BDCs) (but excluding any subsidiary which is (a) a non-recourse or limited recourse subsidiary, (b) a bankruptcy remote special purpose vehicle or (c) is not consolidated with the Company for purposes of GAAP), with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $100.0 million in the aggregate of the Company and/or any such subsidiary, whether such indebtedness now exists or is hereafter created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, unless, in either case, such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;
(5)	pursuant to Section 18(a)(1)(C)(ii) and Section 61 of the 1940 Act, or any successor provisions, on the last business day of each of 24 consecutive calendar months, any class of securities has an asset coverage (as such term is used in the 1940 Act) of less than 100%, giving effect to any amendments to such provisions of the 1940 Act or to any exemptive relief granted to us by the SEC; and
(6)	certain events of bankruptcy, insolvency, or reorganization involving the Company occur and remain undischarged or unstayed for a period of 90 days.

If an event of default occurs and is continuing, then and in every such case (other than an event of default specified in item (6) above) the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the entire principal amount of Notes to be due and immediately payable, by a notice in writing to us (and to the trustee if given by the holders) and, upon any such declaration such principal or specified portion thereof will become immediately due and payable. Notwithstanding the foregoing, in the case of the events of bankruptcy, insolvency or reorganization described in item (6) above, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable.

At any time after a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding Notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if (i) we have paid or deposited with the trustee a sum sufficient to pay all overdue installments of interest, if any, on all outstanding Notes, the principal of (and premium, if any, on) all outstanding Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates borne by or provided for in such Notes, to the extent that payment of such interest is lawful interest upon overdue installments of interest at the rate or rates borne by or provided for in such Notes, and all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, and (ii) all events of default with respect to the Notes, other than the nonpayment of the principal of (or premium, if any, on) or interest on such Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.

No holder of the Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

(i)	such holder has previously given written notice to the trustee of a continuing event of default with respect to the Notes;
(ii)	the holders of not less than 25% in principal amount of the outstanding Notes will have made written request to the trustee to institute proceedings in respect of such event of default;
(iii)	such holder or holders have offered to the trustee security, indemnity or both satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;
(iv)	the trustee for 60 days after its receipt of such notice, request and offer of security and/or indemnity has failed to institute any such proceeding; and
(v)	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes.

Notwithstanding any other provision in the Indenture, the holder of any Note will have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any, on) and interest, if any, on such Note on the stated maturity or maturity expressed in such Note (or, in the case of redemption, on the redemption date or, in the case of repayment at the option of the holders, on the repayment date) and to institute suit for the enforcement of any such payment, and such rights will not be impaired without the consent of such holder.

The trustee will be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to the foregoing, the holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes, provided that (i) such direction will not be in conflict with any rule of law or with the Indenture, (ii) the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction and (iii) the trustee need not take any action that it determines in good faith may involve it in personal liability or be unjustly prejudicial (it being understood that the trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such holders) to the holders of Notes not consenting.

The holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the holders of all of the Notes waive any past default under the Indenture with respect to the Notes and its consequences, except a default (i) in the payment of (or premium, if any, on) or interest, if any, on any of the Notes, or (ii) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Note affected. Upon any such waiver, such default will cease to exist, and any event of default arising therefrom will be deemed to have been cured, for every purpose, but no such waiver will extend to any subsequent or other default or event of default or impair any right consequent thereto.

We are required to deliver to the trustee, within 120 days after the end of each fiscal year (which fiscal year ends on December 31), an officer’s certificate regarding the signer’s knowledge of our compliance with all the conditions and covenants under the Indenture.

Within 90 days after the occurrence of any default under the Indenture with respect to the Notes, the trustee will transmit notice of such default known to a responsible officer of the trustee, unless such default has been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any, on) or interest, if any, on any of the Notes, the trustee will be protected in withholding such notice if and so long as it in good faith determines that withholding of such notice is in the interest of the holders of the Notes.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the Indenture by delivering to the securities registrar for cancellation all outstanding Notes or by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay all of the outstanding Notes after the Notes have become due and payable or will become due and payable within one year (or scheduled for redemption within one year). Such discharge is subject to terms contained in the Indenture.

Defeasance

The Notes will be subject to covenant defeasance and legal defeasance.

Covenant Defeasance

If certain conditions are satisfied, we can make the deposit described below and be released from some of the restrictive covenants in the Indenture under which the Notes were issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your Notes. In order to achieve covenant defeasance, we must do the following:

●	deposit in trust for the benefit of all holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash, in the opinion of a nationally recognized firm of independent public accountants, to make interest, principal and any other payments on the Notes on their various due dates.
●	deliver to the trustee a legal opinion of our counsel confirming, subject to customary limitations and exclusions, that, under current U.S. federal income tax law, we may make the above deposit without causing you to recognize income, gain, or loss for U.S. federal income tax purposes as a result of such covenant defeasance or to be taxed on the Notes any differently than if we did not make the deposit and repaid the Notes at maturity.
●	deliver to the trustee a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.
●	defeasance must not result in a breach or violation of, or result in a default under, the Indenture or any of our other material agreements or instruments; and
●	no default or Event of Default with respect to the Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

If we accomplish covenant defeasance, you can still look to us for repayment of the Notes if there were a shortfall in the trust deposit or the trustee is prevented from making payment. For example, if one of the remaining events of default occurred (such as our bankruptcy) and the Notes became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Legal Defeasance

If (a) we have received from, or there has been published by, the Internal Revenue Service (the “IRS”) a ruling, or (b) there is a change in U.S. federal income tax law, in either case to the effect that the holders of the Notes and any coupons appertaining thereto will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, the Company can legally release itself from all payment and other obligations on the Notes (called “defeasance” or “legal defeasance”) if we put in place the following other arrangements for you to be repaid:

●	We must deposit in trust for the benefit of all holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash, in the opinion of a nationally recognized firm of independent public accountants, to make interest, principal and any other payments on the Notes on their various due dates.
●	We must deliver to the trustee a legal opinion confirming, subject to customary limitations and exclusions, that there has been a change in current U.S. federal income tax law or an U.S. Internal Revenue Service, or IRS, ruling that allows it to make the above deposit without causing you to recognize income, gain, or loss for U.S. federal income tax purposes as a result of such defeasance or to be taxed on the Notes any differently than if we did not make the deposit and repaid the Notes at maturity. Under current U.S. federal income tax law, the deposit and our legal release from the Notes would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your Notes and you would recognize gain or loss on the Notes at the time of the deposit.
●	We must deliver to the trustee a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.
●	Defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any of our other material agreements or instruments; and
●	No default or event of default with respect to the Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

If we accomplish legal defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the Notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

Trustee

U.S. Bank Trust Company, National Association is the trustee, security registrar and paying agent. U.S. Bank Trust Company, National Association, in each of its capacities, including without limitation as trustee, security registrar and paying agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this prospectus supplement or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information, or for any information provided to it by us, including but not limited to settlement amounts and any other information. U.S. Bank Trust Company, National Association’s address is One Federal Street, 3rd Floor, Boston, MA 02110, USA.

We may maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Resignation of Trustee

The trustee may resign or be removed with respect to the Notes, provided that a successor trustee is appointed to act with respect to a series. In the event that two or more persons are acting as trustee with respect to a different series of indenture securities under the Indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Governing Law

The Indenture provides that it and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry, Settlement and Clearance

Global Notes

The Notes will be initially issued in the form of one or more registered Notes in global form, without interest coupons, or the Global Notes. Upon issuance, each of the Global Notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC, or DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

●	upon deposit of a Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants designated by the underwriters; and
●	ownership of beneficial interests in a Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note).

Beneficial interests in Global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for Global Notes

All interests in the Global Notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. None of the Company, the trustee nor any underwriter is responsible for those operations or procedures.

DTC has advised the Company that it is:

●	a limited purpose trust company organized under the laws of the State of New York;
●	a “banking organization” within the meaning of the New York State Banking Law;
●	a member of the Federal Reserve System;
●	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
●	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note:

●	will not be entitled to have Notes represented by the Global Note registered in their names;
●	will not receive or be entitled to receive physical, certificated Notes; and
●	will not be considered the owners or holders of the Notes under the Indenture for any purpose, including with respect to receiving notices or the giving of any direction, instruction or approval to the trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest). Payments of principal and interest with respect to the Notes represented by a Global Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Note. Neither the Company nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Cross-market transfers of beneficial interests in Global Notes between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because the settlement of cross-market transfers takes place during New York business hours, DTC participants may employ their usual procedures for sending securities to the applicable DTC participants acting as depositaries for Euroclear and Clearstream. The sale proceeds will be available to the DTC participant seller on the settlement date. Thus, to a DTC participant, a cross-market transaction will settle no differently from a trade between two DTC participants. Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a Global Note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a Global Note to a DTC participant will be reflected in the account of the Euroclear of Clearstream participant the following business day, and receipt of the cash proceeds in the Euroclear or Clearstream participant’s account will be back-valued to the date on which settlement occurs in New York. DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither the Company nor the trustee will have any responsibility or liability for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

In connection with any proposed transfer outside the book entry only system, there will be provided to the trustee all information reasonably requested by the trustee that is necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Code. The trustee may rely on the information provided to it and will have no responsibility to verify or ensure the accuracy of such information.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

●	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;
●	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or
●	an event of default with respect to the Notes has occurred and is continuing and such beneficial owner requests that its Notes be issued in physical, certificated form.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to an investment in the Notes. This summary deals only with Notes that are purchased for cash in this offering for a price equal to the “issue price” of the Notes (i.e., the first price at which a substantial amount of the Notes is sold for money to investors, other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This discussion also does not address the U.S. federal income tax consequences to beneficial owners of the Notes subject to the special tax accounting rules under Section 451(b) of the Code. This summary does not purport to be a complete description of the income and estate tax considerations applicable to such an investment. The discussion is based upon the Code, the treasury regulations promulgated thereunder, or the Treasury Regulations, and administrative and judicial interpretations, each as of the date of this prospectus supplement and all of which are subject to change, potentially with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. You should consult your own tax advisor with respect to tax considerations that pertain to your purchase of our Notes.

This discussion deals only with Notes held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes) and does not purport to deal with persons in special tax situations, such as banks, financial institutions, insurance companies, regulated investment companies, real estate investment trusts or other financial conduits (or shareholders of such entities), dealers in securities or currencies, traders in securities, former citizens of the United States, persons holding the Notes as a hedge against currency risks or as a position in a “straddle,” “hedge,” “constructive sale transaction” or “conversion transaction” or other risk reduction transaction, entities that are tax-exempt for U.S. federal income tax purposes, retirement plans, individual retirement accounts, tax-deferred accounts, persons subject to the alternative minimum tax, pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of pass-through entities, accrual method taxpayers for U.S. federal income tax purposes required to accelerate the recognition of any item of gross income with respect to the Notes as a result of such income being recognized on an applicable financial statement, controlled foreign corporations, passive foreign investment companies, or U.S. holders (as defined below) whose functional currency is not the U.S. dollar. In addition, this discussion does not deal with any tax consequences other than U.S. federal income tax consequences. If you are considering purchasing the Notes, you should consult your own tax advisor concerning the application of the U.S. federal income tax laws to you in light of your particular situation, as well as any consequences to you of purchasing, owning and disposing of the Notes under the laws of any other taxing jurisdiction.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code, (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or the District of Columbia, (iii) a trust (a) subject to the control of one or more U.S. persons and the primary supervision of a court in the United States, or (b) that existed on August 20, 1996 and has made a valid election (under applicable Treasury Regulations) to be treated as a domestic trust, or (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source. The term “non-U.S. holder” means a beneficial owner of a Note that is neither a U.S. holder nor a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds any Notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding Notes, and the persons holding interests in such partnerships, should consult their own tax advisors as to the consequences of investing in the Notes in their individual circumstances.

Taxation of Note Holders

Taxation of U.S. Holders. Payments or accruals of interest on a Note generally will be taxable to a U.S. holder as ordinary interest income at the time they are received (actually or constructively) or accrued, in accordance with the U.S. holder’s regular method of tax accounting.

Upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (excluding amounts representing accrued and unpaid interest, which are treated as ordinary income to the extent not previously included in income) and the U.S. holder’s adjusted tax basis in the Note less any principal payments received by the U.S. holder. A U.S. holder’s adjusted tax basis in a Note generally will equal the U.S. holder’s initial investment in the Note. Capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period in the Note was more than one year. Long-term capital gains generally are taxed at reduced rates for individuals and certain other non-corporate U.S. holders. The distinction between capital gain and loss and ordinary income and loss also is important for purposes of, among other things, the limitations imposed on a U.S. holder’s ability to offset capital losses against ordinary income.

In addition, if the issue price of the Notes (i.e., the first price at which a substantial amount of the Notes is sold to investors) is less than their “stated redemption price at maturity” (i.e., the sum of all payments to be made on the Notes, other than payments of “qualified stated interest”) by an amount greater than or equal to a specified de minimis amount, the Notes will be considered as having been issued for U.S. federal income tax purposes with original issue discount, or OID. In the case of the Notes, the term “qualified stated interest” generally means that interest that is unconditionally payable at least annually and at a single fixed rate. If the Notes are issued with OID, a U.S. holder generally will be required to include the OID in gross income as ordinary interest income in advance of the receipt of cash attributable to that income and regardless of such U.S. holder’s regular method of tax accounting. Such OID will be included in gross income for each day during each taxable year in which a Note is held by a U.S. holder using a constant yield method that reflects the compounding of interest. This means that a U.S. holder will be required to include increasingly greater amounts of OID over time. Alternatively, if a U.S. holder acquires a Note with de minimis OID (i.e., discount that is not OID), the U.S. holder generally will be required to include the de minimis OID in income at the time a principal payment on the Note is made in proportion to the amount paid. Any amount of de minimis OID on a Note that is recognized by a U.S. holder will be characterized as capital gain. Notice will be given if we determine that any of the Notes will be issued with OID. We are required to provide information returns stating the amount of OID accrued on the Notes held by persons of record, other than certain U.S. tax-exempt holders. The following discussion assumes that the Notes will be issued with no OID or less than a de minimis amount of OID for U.S. federal income tax purposes.

Under applicable Treasury Regulations, if a U.S. holder recognizes a loss with respect to the Notes of $2 million or more for a non-corporate U.S. holder or $10 million or more for a corporate U.S. holder in any single taxable year (or a greater loss over a combination of taxable years), the U.S. holder may be required to file with the IRS a disclosure statement on IRS Form 8886. Direct U.S. holders of portfolio securities are in many cases excepted from this reporting requirement, but, under current guidance, U.S. holders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. holders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. holders of the Notes should consult their own tax advisors to determine the applicability of these Treasury Regulations in light of their individual circumstances.

Taxation of Non-U.S. Holders. Except as provided below under “Information Reporting and Backup Withholding” and “FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding taxes on payments of principal or interest on a Note provided that (i) income on the Note is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, (ii) the non-U.S. holder is not a controlled foreign corporation related to the Company through stock ownership, (iii) the non-U.S. holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, (iv) the non-U.S. holder does not own (directly or indirectly, actually or constructively) 10% or more of the total combined voting power of all classes of stock of the Company, and (v) the non-U.S. holder provides a valid certification on an IRS Form W-8BEN, Form W-8BEN-E, or other applicable U.S. nonresident withholding tax certification form, certifying its non-U.S. holder status to (A) the applicable withholding agent, or (B) a securities clearing organization, bank, or other financial institution that holds customer securities in the ordinary course of its trade or business (i.e., a “financial institution”) and holds the Note on the non-U.S. holder’s behalf and certifies to the applicable withholding agent (directly or through one or more similarly situated financial institutions) that it has received the required statement from the non-U.S. holder certifying that it is a non-U.S. person and furnishes the applicable withholding agent with a copy of the statement.

A non-U.S. holder that is not exempt from tax under these rules generally will be subject to U.S. federal income tax withholding on payments of interest on the Notes at a rate of 30% unless (i) the income is effectively connected with the conduct of a U.S. trade or business, so long as the non-U.S. holder has provided the applicable withholding agent with an IRS Form W-8ECI or substantially similar substitute U.S. nonresident withholding tax certification form stating that the interest on the Notes is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. in which case the interest will be subject to U.S. federal income tax on a net income basis as applicable to U.S. holders generally (unless an applicable income tax treaty provides otherwise), or (ii) an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax, so long as the non-U.S. holder has provided the applicable withholding agent with an IRS Form W-8BEN or Form W-8BEN-E (or other applicable U.S. nonresident withholding tax certification form) signed under penalties of perjury, claiming such lower rate of, or exemption from, withholding tax under such income tax treaty. To claim the benefit of an income tax treaty or to claim exemption from withholding because income is effectively connected with a U.S. trade or business, the non-U.S. holder must timely provide the appropriate, properly executed IRS forms. These forms may be required to be updated periodically. Additionally, a non-U.S. holder who is claiming the benefits of an income tax treaty may be required to obtain a U.S. taxpayer identification number and provide certain documentary evidence issued by a non-U.S. governmental authority in order to prove residence in a foreign country.

In the case of a non-U.S. holder that is a corporation and that receives income that is effectively connected with the conduct of a U.S. trade or business, such income may also be subject to a branch profits tax (which is generally imposed on a non-U.S. corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to a U.S. trade or business) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if the non-U.S. holder is a qualified resident of a country with which the United States has an income tax treaty. To claim an exemption from withholding because interest on the Notes is effectively connected with a United States trade or business, a non-U.S. holder must timely provide the appropriate, properly executed U.S. nonresident withholding tax certification form (currently on IRS Form W-8ECI) to the applicable withholding agent.

Generally, a non-U.S. holder will not be subject to U.S. federal income or withholding taxes on any amount that constitutes capital gain upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, provided that the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (or, if required by an applicable income tax treaty under which such non-U.S. holder is otherwise eligible for benefits, is not attributable to a United States “permanent establishment” maintained by the non-U.S. holder) and the non-U.S. holder is not an individual who is present in the United States for 183 days or more in the taxable year of such disposition (unless such non-U.S. holder is eligible for relief under an applicable income tax treaty). Non-U.S. holders should consult their own tax advisors with regard to whether taxes will be imposed on capital gain in their individual circumstances.

Information Reporting and Backup Withholding. A U.S. holder (other than an “exempt recipient,” including a corporation and certain other persons who, when required, demonstrate their exempt status) may be subject to backup withholding on, and to information reporting requirements with respect to, payments of principal and interest on, and proceeds from the sale, exchange, redemption or retirement of, the Notes. In general, if a non-corporate U.S. holder subject to information reporting fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements, backup withholding at the applicable rate may apply.

In addition, backup withholding tax and certain other information reporting requirements apply to payments of principal and interest on, and proceeds from the sale, exchange, redemption or retirement of, the Notes held by a non-U.S. holder, unless an exemption applies. Backup withholding will not apply to payments we make to a non-U.S. holder if such non-U.S. holder has provided to the applicable withholding agent under penalties of perjury the required certification of their non-U.S. person status as discussed above (and the applicable withholding agent does not have actual knowledge or reason to know that they are a U.S. person) or if the non-U.S. holder is an exempt recipient.

If a non-U.S. holder sells or redeems a Note through a U.S. broker or the U.S. office of a foreign broker, the proceeds from such sale or redemption will be subject to information reporting and backup withholding unless such non-U.S. holder provides a withholding certificate or other appropriate documentary evidence establishing that such non-U.S. holder is not a U.S. person to the broker and such broker does not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person, or the non-U.S. holder is an exempt recipient eligible for an exemption from information reporting and backup withholding. If a non-U.S. holder sells or redeems a Note through the foreign office of a broker who is a U.S. person or has certain enumerated connections with the United States, the proceeds from such sale or redemption will be subject to information reporting unless the non-U.S. holder provides to such broker a withholding certificate or other appropriate documentary evidence establishing that the non-U.S. holder is not a U.S. person and such broker does not have actual knowledge or reason to know that such evidence is false, or the non-U.S. holder is an exempt recipient eligible for an exemption from information reporting. In circumstances where information reporting by the foreign office of such a broker is required, backup withholding will be required only if the broker has actual knowledge that the non-U.S. holder is a U.S. person.

You should consult your tax advisor regarding the qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner generally would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax provided the required information is timely furnished to the IRS.

Medicare Tax on “Net Investment Income.” A tax of 3.8% will be imposed on certain “net investment income” (or “undistributed net investment income,” in the case of estates and trusts) received by U.S. holders with modified adjusted gross income above certain threshold amounts. “Net investment income” as defined for U.S. federal Medicare contribution purposes generally includes interest payments and gain recognized from the sale or other disposition of the Notes. U.S. holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the Notes.

FATCA. Certain provisions of the Code, known as FATCA, generally impose a withholding tax of 30% on certain payments to certain foreign entities (including financial intermediaries) unless various U.S. information reporting and diligence requirements (that are in addition to, the requirement to deliver an applicable IRS Form W-8, as discussed above) and certain other requirements have been satisfied. FATCA withholding generally applies to payments of interest and, after December 31, 2018, payments of gross proceeds (including principal payments) from the sale, redemption, retirement or other disposition of debt securities that can produce U.S. source interest (such as Notes) (collectively, “withholdable payments”) to certain non-U.S. entities (including, in some circumstances, where such an entity is acting as an intermediary) that fail to comply with certain certification, identification, withholding and information reporting requirements imposed by FATCA. FATCA withholding taxes generally apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from withholding taxes pursuant to an applicable income tax treaty with the U.S. or under U.S. domestic law. While existing Treasury Regulations require withholding on payments of the gross proceeds from the sale of any property that could produce U.S. source interest or dividends, the U.S. Treasury Department has indicated its intent to eliminate this requirement in subsequently issued proposed regulations, which state that they may be relied on by taxpayers until new final regulations are issued. If FATCA withholding taxes are imposed with respect to any payments of interest or proceeds made under the Notes, holders that are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to such interest or proceeds will be required to seek a credit or refund from the IRS in order to obtain the benefit of such exemption or reduction, if any. Beneficial owners of or prospective beneficial owners of the Notes may be required to provide additional information to enable the applicable withholding agent to determine whether withholding is required. Persons located in jurisdictions that have entered into an intergovernmental agreement with the U.S. to implement FATCA may be subject to different rules. Non-U.S. holders, and U.S. holders that expect to hold their Notes through non-U.S. entities, should consult their own tax advisors regarding the effect, if any, of these withholding and reporting provisions.

The preceding discussion of material U.S. federal income tax considerations is for general information only and is not tax advice. We urge you to consult your own tax advisor with respect to the particular tax consequences to you of an investment in the Notes, including the possible effect of any pending legislation or proposed regulations.

UNDERWRITING

We are offering the Notes described in this prospectus supplement through a number of underwriters. Keefe, Bruyette & Woods, Inc. is acting as representative of the several underwriters. We and CIM have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the aggregate principal amount of Notes listed next to its name in the following table:

Principal
Name	Amount of Notes
Keefe, Bruyette & Woods, Inc.	$47,500,000
B. Riley Securities, Inc.	$26,250,000
Lucid Capital Markets, LLC	$26,250,000
Oppenheimer & Co. Inc.	$25,000,000
Total	$125,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We and CIM have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The following table shows the per Note and total underwriting discounts and commissions that the Company is to pay to the underwriters in connection with this offering. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Note	Without Option	With Option
Public offering price	$25.00	$125,000,000	$143,750,000
Underwriting discounts and commissions	$0.75	$3,750,000	$4,312,500
Proceeds to the Company, before expenses	$24.25	$121,250,000	$139,437,500

The underwriters propose to offer some of the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to certain other dealers at the public offering price less a concession not in excess of $0.50 per Note. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.25 per Note.

After the initial offering of the Notes to the public, the public offering price and other selling terms may be changed. No such change will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The expenses of the offering, not including the underwriting discounts and commissions, are estimated at $300,000 and are payable by us.

Overallotment Option

We have granted an option to the underwriters to purchase up to an additional $18,750,000 aggregate principal amount of the Notes offered hereby at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional Notes proportionate to that underwriter’s initial principal amount reflected in the table above.

No Sales of Similar Securities

Subject to certain exceptions, we have agreed not to directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of or otherwise transfer or dispose of any debt securities issued or guaranteed by the Company or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by the Company for a period of 30 days after the date of this prospectus supplement without first obtaining the written consent of the representative. This consent may be given at any time without public notice.

Listing

The Notes are a new issue of securities with no established trading market. We intend to list the Notes on the NYSE and will use our reasonable best efforts to maintain such listing. We expect trading in the Notes on the NYSE to begin within 30 days after the original issue date. Currently there is no public market for the Notes.

We have been advised by certain of the underwriters that they currently intend to make a market in the Notes after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the Notes. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of the Notes in excess of the aggregate principal amount of the Notes to be purchased by the underwriters in the offering, which creates a short position for the underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of the Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased the Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.

Neither the Company nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, valuation services and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities or instruments (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with us. Certain of the underwriters and their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters and their affiliates may hedge, their credit exposure to the Company consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long or short positions in such assets, securities and instruments.

Affiliates of certain of the underwriters may serve as lenders or in other roles under any of our future credit facilities. We are under common control with CION Securities, LLC, a registered broker-dealer, who will not be participating in this offering.

Settlement

We expect that delivery of the Notes will be made to investors on or about February 9, 2026, which will be the fifth business day following the date of pricing of the Notes (such settlement cycle being herein referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes any day prior to the business day before delivery will be required, by virtue of the fact that the notes initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on any day prior to the business day before delivery should consult their own advisor.

Principal Business Addresses

The principal business address of Keefe, Bruyette & Woods, Inc. is 787 7th Avenue, 4th Floor, New York, New York 10019.

Other Jurisdictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Notes offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The Notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not and the accompanying prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Notes offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Canada

This prospectus supplement constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the Notes. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus supplement or on the merits of the Notes and any representation to the contrary is an offence.

Canadian investors are advised that this prospectus supplement has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, the Company and the underwriters in the offering are exempt from the requirement to provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the Notes to investors resident or located in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepares and files a prospectus under applicable Canadian securities laws. Any resale of Notes by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Notes outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the Notes will be deemed to have represented to the Company, the underwriters and to each dealer from whom a purchase confirmation is received, as applicable, that the investor is (i) purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws; (ii) an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this prospectus supplement does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Notes and, in particular, does not address any Canadian tax considerations applicable to the acquisition, holding or disposition of the Notes. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Notes or with respect to the eligibility of the Notes for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to a prospectus (such as this prospectus supplement), including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the prospectus, or other offering document that constitutes a prospectus, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to, and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area, or EEA. For these purposes: (a) a retail investor means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Article 4(1) of Directive 2014/65/EU (as amended or superseded, or MiFID II); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”), and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, or the PRIIPs Regulation) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision: the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) of the United Kingdom and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2014/15 (the “UK POAT Regulation”); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exception to the prohibition on offers of “relevant securities” to the public under the UK POAT Regulation. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK POAT Regulation.

This prospectus supplement and the accompanying prospectus and any other material in relation to the Notes is only being distributed to, and is directed only at, persons in the United Kingdom who are “qualified investors” (as defined in the UK POAT Regulation who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), or (ii) high net worth entities or other persons falling within Articles 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute it, all such persons together being referred to as “Relevant Persons”. The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, Relevant Persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and the accompanying prospectus or their contents. The Notes are not being offered to the public in the United Kingdom.

In addition, in the United Kingdom, each underwriter has represented and agreed the Notes may not be offered other than by an underwriter that: has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Israel

No action has been, or will be, taken in Israel that would permit an offering of the Notes or a distribution of this prospectus supplement and the accompanying prospectus to the public in Israel. In particular, neither the prospectus supplement nor the accompanying prospectus has been reviewed or approved by the Israel Securities Authority. The Notes are being offered to a limited number of qualified investors listed on the first addendum of the Securities Law, or a “Qualified Investor”, in all cases under the circumstances that will fall within the private placement exemption of the Israeli Securities Law of 1968, or Securities Law. This prospectus supplement and the accompanying prospectus may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been sent. Any investor in the Notes shall be required to declare in writing prior to such purchase that it qualifies as a Qualified Investor, agrees to be deemed a Qualified Investor, and is aware of the consequences of being classified as a Qualified Investor, that it will comply with the guidelines of the Israel Securities Authority with respect to the sale or offer of securities to Qualified Investors (including those published on September 21, 2014), and that it is purchasing the Notes for its own benefit and on its own account and not with the aim or intention of distributing or offering the Notes to other parties. Nothing in this prospectus supplement or the accompanying prospectus should be considered ‘investment advice’, or ‘investment marketing’ as defined in the Regulation of Investment Advice, Investment Marketing and Portfolio Management Law of 1995. Any investor who purchases the Notes shall be required to declare in writing that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the Notes, without relying on any of the materials provided.

Notice to Prospective Investors in Saudi Arabia

This prospectus supplement may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Rules on the Offer of Securities and Continuing Obligations as issued by the board of the Saudi Arabian Capital Market Authority, or CMA, pursuant to resolution number 3-123-2017 dated 9/4/1439H (corresponding to 27/12/2017G) as amended by resolution number 1-104-2019 dated 01/02/1441H (corresponding to 30/09/2019G), as amended. The CMA does not make any representation as to the accuracy or completeness of this prospectus supplement and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus supplement. Prospective purchasers of the Notes offered hereby should conduct their own due diligence on the accuracy of the information relating to the Notes. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters regarding the Notes offered by this prospectus supplement will be passed upon for CĪON Investment Corporation by Dechert LLP. Dechert LLP also represents CIM. Certain legal matters regarding the Notes offered by this prospectus supplement will be passed upon for the underwriters by Kirkland & Ellis LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of CĪON Investment Corporation as of December 31, 2024 and 2023 and for each of the years in the three-year period ended December 31, 2024, incorporated in this prospectus supplement by reference from the CĪON Investment Corporation Annual Report on Form 10-K for the year ended December 31, 2024 have been audited by RSM US LLP, an independent registered public accounting firm, located at 4 Times Square, 151 West 42nd Street, 19th Floor, New York, NY 10036, as stated in their report thereon, incorporated herein by reference, and have been incorporated and included in this prospectus supplement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We incorporate by reference in this prospectus supplement the documents listed below and any future filings (including those made after the date of this prospectus supplement) we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until the termination of the offering of the securities covered by this prospectus supplement (such reports and other documents deemed to be incorporated by reference into this prospectus supplement and to be part hereof from the date of filing of such reports and other documents); provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference into this prospectus supplement:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 13, 2025;
●	our Quarterly Reports on Form 10-Q, filed with the SEC on May 8, 2025, August 7, 2025 and November 6, 2025;
●	the portions of our definitive proxy statement on Schedule 14A, filed on May 30, 2025, that are deemed “filed” with the SEC under the Exchange Act; and
●	our Current Reports on Form 8-K (other than any information furnished rather than filed), filed with the SEC on January 14, 2025, February 19, 2025, July 29, 2025, August 7, 2025 and December 18, 2025.

To obtain copies of these filings, see “Available Information.”

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the securities offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and the securities being offered by this prospectus supplement and the accompanying prospectus.

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. We maintain a website at www.cionbdc.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated into this prospectus supplement, and you should not consider information on our website to be part of this prospectus supplement. You may also obtain such information by contacting us, in writing at: 100 Park Avenue, 25th Floor, New York, New York 10017, Attention: Investor Relations. The SEC maintains a website that contains reports, proxy and information statements and other information we file with the SEC at www.sec.gov.

$350,000,000

CION INVESTMENT CORPORATION,

a CION Investments company

Common Stock

Preferred Stock

Subscription Rights

Debt Securities

Warrants

We are an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. Our investment objective is to generate current income and, to a lesser extent, capital appreciation for our investors. We seek to meet our investment objective by investing primarily in senior secured debt, including first lien loans, second lien loans and unitranche loans, and, to a lesser extent, collateralized securities, structured products and other similar securities, unsecured debt, including corporate bonds and long-term subordinated loans, referred to as mezzanine loans, and equity, of private and thinly traded U.S. middle-market companies.

We are managed by CION Investment Management, LLC, or CIM, a registered investment adviser under the Investment Advisers Act of 1940, as amended, or the Advisers Act, and our affiliate. Pursuant to an investment advisory agreement with us, CIM oversees the management of our activities and is responsible for making investment decisions for our investment portfolio. We have also entered into an administration agreement with CIM to provide us with administrative services necessary for us to operate. We elected to be treated for U.S. federal income tax purposes as a regulated investment company, or RIC, as defined under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code.

We may offer, from time to time, in one or more offerings or series, together or separately, up to $350,000,000 of our common stock, preferred stock, subscription rights, debt securities or warrants representing rights to purchase common stock, preferred stock or debt securities, which we refer to, collectively, as the “securities.” We may sell our securities directly or through underwriters or dealers, “at-the-market” to or through a market maker into an existing trading market or otherwise directly to one or more purchasers or through agents or through a combination of methods of sale. The identities of such underwriters, dealers, market makers or agents, as the case may be, will be described in one or more supplements to this prospectus and any related free writing prospectuses. The securities may be offered at prices and on terms to be described in one or more supplements to this prospectus and any related free writing prospectuses.

Our common stock is traded on the New York Stock Exchange, or the NYSE, under the symbol “CION”. In addition, our common stock and our Series A Notes due 2026 are traded in Israel on the Tel Aviv Stock Exchange Ltd., or the TASE, under the symbol “CION” and “CION B1”, respectively. The last reported closing price for our common stock on the NYSE on June 10, 2024 was $12.24 per share. The net asset value, or NAV, of our common stock as of March 31, 2024 (the last date prior to the date of this prospectus as of which we determined NAV) was $16.05 per share.

This prospectus and any accompanying prospectus supplement contain important information you should know before investing in our securities. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update, or change information contained in this prospectus. You should carefully read and retain for future reference this prospectus, the applicable prospectus supplement, any related free writing prospectus, and the documents incorporated by reference herein or therein, before buying any of the securities being offered. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission, or the SEC, which we incorporate by reference herein. See “Incorporation by Reference” in this prospectus. This information will be available by written or oral request and free of charge or you may make other shareholder inquiries by contacting us at 100 Park Avenue, 25th Floor, New York, New York 10017, on our website at www.cionbdc.com, or by telephone toll free at 1-877-822-4276 or collect at (212) 418-4700. The SEC also maintains a website at http://www.sec.gov that contains this information without charge. Information contained on or accessed through our website is not incorporated by reference into this prospectus, and you should not consider that information to be a part of this prospectus.

Shares of closed-end investment companies that are listed on an exchange, including BDCs, frequently trade at a discount to their NAV per share. If our shares trade at a discount to our NAV, it may increase the risk of loss for purchasers in an offering made pursuant to this prospectus or any related prospectus supplement. Investing in our securities is considered speculative and involves a high degree of risk. Before investing in our securities, you should review carefully the risks and uncertainties, including the risk of a substantial loss of investment, credit risk and the risk of the use of leverage, described in the section titled “Risk Factors” beginning on page 14 of this prospectus or otherwise incorporated by reference herein and included in, or incorporated by reference into, the applicable prospectus supplement and in any free writing prospectus we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Substantially all the debt securities in which we invest are below investment grade debt securities and are often referred to as “high yield” or “junk” securities. Exposure to below investment grade securities involves certain risks, and those securities are viewed as having predominately speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement and any related free writing prospectus.

The date of this prospectus is June 18, 2024

ABOUT THIS PROSPECTUS

This prospectus, any accompanying prospectus supplement and any related free writing prospectus are part of a registration statement that we have filed with the SEC using the “shelf” registration process. Under the shelf registration process, which constitutes a delayed offering in reliance on Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, we may offer, from time to time, in one or more offerings or series, up to $350,000,000 of our common stock, preferred stock, subscription rights, debt securities or warrants representing rights to purchase common stock, preferred stock or debt securities at prices and on terms to be determined at the time of the offering and described in one or more supplements to this prospectus. We may sell our securities directly or through underwriters or dealers, “at-the-market” to or through a market maker into an existing trading market or otherwise directly to one or more purchasers or through agents or through a combination of methods of sale. The identities of such underwriters, dealers, market makers or agents, as the case may be, will be described in one or more supplements to this prospectus or related free writing prospectuses.

This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. In a prospectus supplement or free writing prospectus, we may also add, update or change any of the information contained in this prospectus or in the documents we incorporate by reference into this prospectus. This prospectus, together with the applicable prospectus supplement, any related free writing prospectus, and the documents incorporated by reference into this prospectus, the applicable prospectus supplement and any related free writing prospectus, will include all material information relating to the applicable offering. Before buying any of the securities being offered, you should carefully read this prospectus, any accompanying prospectus supplement and any related free writing prospectus, together with any exhibits, documents and additional information described in the sections titled “Available Information”, “Incorporation by Reference”, “Prospectus Summary”, and “Risk Factors”.

This prospectus may contain estimates and information concerning our industry, including market size and growth rates of the markets in which we participate, that are based on industry publications and other third-party reports. This information involves many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described or referenced in the section titled “Risk Factors,” that could cause results to differ materially from those expressed in these publications and reports.

This prospectus includes summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or incorporated by reference or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the section titled “Available Information.”

You should rely only on the information contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or any related free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not authorized any dealer, salesperson or other person to provide you with different information or to make any representations as to matters not contained in this prospectus, any accompanying prospectus supplement, any related free writing prospectus, or the documents incorporated by reference herein or therein prepared by us or on our behalf or to which we have referred you. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any accompanying prospectus supplement and any related free writing prospectus prepared by us or on our behalf or to which we have referred you do not constitute an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. You should not assume that the information contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or any related free writing prospectus is accurate as of any date other than their respective dates. Our financial condition, results of operations and prospects may have changed since any such date. To the extent required by law, we will amend or supplement the information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement to reflect any material changes to such information subsequent to the date of this prospectus and any accompanying prospectus supplement and prior to the completion of any offering pursuant to this prospectus and any accompanying prospectus supplement.

i

You should rely only on the information contained in this prospectus or any accompanying supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate. You should assume that the information in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition and prospects may have changed since that date. We will update this prospectus to reflect material changes to the information contained herein.

ii

PROSPECTUS SUMMARY

This summary highlights some of the information contained elsewhere in this prospectus or incorporated by reference. It is not complete and may not contain all the information that you should consider before investing in our securities. You should read the more detailed information contained in this prospectus carefully, together with any applicable prospectus supplements or free writing prospectuses, especially the information set forth under “Risk Factors” below, “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K, “Part II—Item 1A. Risk Factors” in our most recent Quarterly Reports on Form 10-Q, in our Current Reports on Form 8-K, as well as in any amendments to the foregoing reflected in subsequent SEC filings, and the information set forth under the caption “Available Information” in this prospectus. Before making your investment decision, you should also carefully read the information incorporated by reference into this prospectus, including our consolidated financial statements and related notes, and the exhibits to the registration statement of which this prospectus is a part. Any yield information contained or incorporated by reference into this prospectus related to investments in our investment portfolio is not intended to approximate a return on your investment in us and does not take into account other aspects of our business, including our operating and other expenses, or other costs incurred by you in connection with your investment in us.

Unless otherwise noted, the terms “we,” “us,” “our,” and “Company” refer to CION Investment Corporation and its consolidated subsidiaries. In addition, the terms “Adviser,” “Administrator,” and “CIM” refer to CION Investment Management, LLC, our affiliate that serves as our investment adviser and administrator, and “CIG” refers to CION Investment Group, LLC, of which CIM is a subsidiary.

Amounts and percentages presented herein may have been rounded for presentation and all dollar amounts, excluding share and per share amounts, are presented in thousands unless otherwise noted. In addition, all share and per share amounts have been retroactively adjusted, as applicable, to reflect the two-to-one reverse stock split, which became effective on September 21, 2021, or the Reverse Stock Split.

CION Investment Corporation

We are an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. We elected to be treated for U.S. federal income tax purposes as a RIC as defined under Subchapter M of the Code.

We are managed by CIM, our affiliate and a registered investment adviser under the Advisers Act. Pursuant to an investment advisory agreement with us, CIM oversees the management of our activities and is responsible for making investment decisions for our portfolio. We have also entered into an administration agreement with CIM to provide us with administrative services necessary for us to operate. CIM is a controlled and consolidated subsidiary of CIG, our affiliate. As a member of CIM, CIG’s investment professionals provide investment advisory services, including advice, evaluation and recommendations with respect to our investments. Additionally, Apollo Investment Management, L.P., or AIM, a subsidiary of Apollo Global Management, Inc. (NYSE: APO), or Apollo, also a member of CIM and a registered investment adviser under the Advisers Act, performs certain services for CIM, which include, among other services, providing (a) trade and settlement support; (b) portfolio and cash reconciliation; (c) market pipeline information regarding syndicated deals, in each case, as reasonably requested by CIM; and (d) monthly valuation reports and support for all broker-quoted investments. AIM may also, from time to time, provide us with access to potential investment opportunities made available on Apollo’s credit platform on a similar basis as other third-party market participants. All of our investment decisions are the sole responsibility of, and are made at the sole discretion of, CIM’s investment committee, which consists entirely of CIG senior personnel.

Our investment objective is to generate current income and, to a lesser extent, capital appreciation for our investors. We seek to meet our investment objective by utilizing the experienced management team of CIM, which includes its access to the relationships and human capital of its affiliates in sourcing, evaluating and structuring transactions, as well as monitoring and servicing our investments. Our portfolio is comprised primarily of investments in senior secured debt, including first lien loans, second lien loans and unitranche loans, and, to a lesser extent, collateralized securities, structured products and other similar securities, unsecured debt, and equity, of private and thinly traded U.S. middle-market companies. We define middle-market companies as companies that generally possess annual earnings before interest, taxes, depreciation and amortization, or EBITDA, of $75 million or less, with experienced management teams, significant free cash flow, strong competitive positions and potential for growth.

In addition, we may from time to time invest up to 30% of our assets opportunistically in other types of investments, including collateralized securities, structured products and other similar securities and the securities of larger public companies and foreign securities, which may be deemed “non-qualifying assets” for the purpose of complying with investment restrictions under the 1940 Act. See “Regulation-Qualifying Assets” in this prospectus.

In connection with our debt investments, we may receive equity interests such as warrants or options as additional consideration. We may also purchase equity interests in the form of common or preferred stock in our target companies, either in conjunction with one of our debt investments or through a co-investment with a financial sponsor. We expect that our investments will generally range between $5 million and $50 million each, although investments may vary as the size of our capital base changes and will ultimately be at the discretion of CIM subject to oversight by our board of directors. We have made and intend to make smaller investments in syndicated loan opportunities, which typically include investments in companies with annual EBITDA of greater than $75 million, subject to liquidity and diversification constraints.

To enhance our opportunity for gain, we employ leverage as market conditions permit and at the discretion of CIM. On March 23, 2018, an amendment to Section 61(a) of the 1940 Act was signed into law to permit BDCs to reduce the minimum “asset coverage” ratio from 200% to 150% and, as a result, to potentially increase the ratio of a BDC’s debt to equity from a maximum of 1-to-1 to a maximum of 2-to-1, so long as certain approval and disclosure requirements are satisfied. At our Special Meeting of Shareholders on December 30, 2021, shareholders approved a proposal to reduce our asset coverage ratio to 150% (i.e., $2 of debt outstanding for each $1 of equity), which allows us to increase the maximum amount of leverage that we are permitted to incur. Such asset coverage ratio became effective on December 31, 2021. We are required to make certain disclosures on our website and in SEC filings regarding, among other things, the receipt of approval to increase our leverage, our leverage capacity and usage, and risks related to leverage. See “Regulation” in this prospectus for a discussion of BDC regulation and other regulatory considerations.

As a BDC, we are subject to certain regulatory restrictions in negotiating or investing in certain investments with entities with which we may be prohibited from doing so under the 1940 Act, such as CIM and its affiliates, unless we obtain an exemptive order from the SEC. On August 30, 2022, we, CIM and certain of our affiliates were granted an order for exemptive relief, or the Order, by the SEC for us to co-invest with other funds managed by CIM or certain affiliates in a manner consistent with our investment objectives, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. Pursuant to such Order, we generally are permitted to co-invest with certain of our affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) of the independent directors make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the proposed transaction, including the consideration to be paid, are reasonable and fair to us and our shareholders and do not involve overreaching of us or our shareholders on the part of any person concerned, (2) the transaction is consistent with the interests of our shareholders and is consistent with our investment objective and strategies, (3) the investment by our affiliates would not disadvantage us, and our participation would not be on a basis different from or less advantageous than that on which our affiliates are investing, and (4) the proposed investment by us would not benefit CIM or its affiliates or any affiliated person of any of them (other than the parties to the transaction), except to the extent permitted by the Order and applicable law, including the limitations set forth in Section 57(k) of the 1940 Act. In addition, the Order permits us to co-invest in our existing portfolio companies with certain affiliates that are private funds, even if such private funds did not have an investment in such existing portfolio company. Even though we were granted the Order by the SEC, CIM’s investment committee may determine that we should not participate in a co-investment transaction. See “Certain Relationships and Related Party Transactions” in this prospectus.

Organizational Overview

We were incorporated under the general corporation laws of the State of Maryland on August 9, 2011. On December 17, 2012, we successfully raised gross proceeds from unaffiliated outside investors of at least $2,500, or the minimum offering requirement, and commenced operations.

Our initial continuous public offering commenced on July 2, 2012 and ended on December 31, 2015, and our follow-on continuous public offering commenced on January 25, 2016 and ended on January 25, 2019, the date on which we closed the public offering of our shares. On October 5, 2021, our shares of common stock commenced trading on the NYSE under the ticker symbol “CION”, or the Listing. Since commencing our initial continuous public offering on July 2, 2012 and through March 31, 2024, we sold 53,760,605 shares of common stock for corresponding net proceeds of $1,128,675. The net proceeds include gross proceeds received from reinvested shareholder distributions of $237,451 pursuant to our pre-Listing distribution reinvestment plan, for which we issued 13,523,489 shares of common stock, and gross proceeds paid for shares of common stock repurchased of $264,062, for which we repurchased 16,508,762 shares of common stock. As of March 31, 2024, 16,508,762 shares of common stock repurchased had been retired.

On February 26, 2023, our shares of common stock and our Series A Notes listed and commenced trading in Israel on the TASE under the ticker symbol “CION” and “CION B1,” respectively. For a detailed discussion of our Series A Notes, refer to “Part II—Item 8. Consolidated Financial Statements and Supplementary Data—Note 8” of our most recent Annual Report on Form 10-K.

On September 15, 2023, our shareholders approved a proposal that authorizes us to issue shares of our common stock at prices below the then current NAV per share of our common stock in one or more offerings for a 12-month period following such shareholder approval. As of March 31, 2024, we had not issued any such shares. See “Regulation” in this prospectus.

About CIM

CIM is a registered investment adviser and our affiliate. CIM is a controlled and consolidated subsidiary of CIG and part of the CION Investments group of companies, or CION Investments. We believe that CION Investments is a leading manager of alternative investment solutions that focuses on alternative credit strategies for individual investors. CION Investments is headquartered in New York, with offices in Los Angeles and Boston.

Mark Gatto and Michael A. Reisner, together with Keith S. Franz, Gregg A. Bresner, Stephen Roman, Eric A. Pinero and Charlie Arestia, form the senior management team of CIM. Both Messrs. Gatto and Reisner have significant managerial and investing experience and serve as our co-chairmen and co-chief executive officers.

CIM’s senior management team has extensive experience in lending to private U.S. middle-market companies and has developed an expertise in using all levels of a firm’s capital structure to produce income-generating investments, focusing on risk management and delivering risk-adjusted returns that typically are collateralized by a company’s business-essential equipment or corporate infrastructure.

Pursuant to an administration agreement, CIM furnishes us with office facilities and equipment, and clerical, bookkeeping and record keeping services. CIM also oversees our financial records and prepares our reports to shareholders and reports filed with the SEC. CIM also performs the calculation and publication of our NAV and oversees the preparation and filing of our tax returns, the payment of our expenses and the performance of various third-party service providers. Furthermore, CIM provides on our behalf managerial assistance to those portfolio companies to which we are required to provide such assistance. On August 7, 2023, our board of directors, including a majority of the board of directors who are not interested persons, approved the renewal of the administration agreement with CIM for a period of twelve months commencing August 9, 2023.

About CION Investments

We believe that CION Investments is a leading manager of investment solutions designed to redefine the way individual investors can build their portfolios and help meet their long-term investment goals. With more than 30 years of experience in the alternative asset management industry, CION Investments strives to level the playing field by giving investors direct access to asset management historically only available to the largest institutions. CION Investments provides distribution services as well through CION Securities, LLC, or CION Securities, one of our affiliates.

Portfolio and Investment Activity

We engage in the purchase of debt and equity securities primarily issued by portfolio companies and lend directly to portfolio companies. The following tables summarize the composition of our investment portfolio at amortized cost and fair value as of March 31, 2024 and December 31, 2023:

	March 31, 2024
		Investments	Percentage of
	Investments	Fair	Investment
	Cost(1)	Value	Portfolio
Senior secured first lien debt	$1,518,099	$1,465,051	84.2%
Senior secured second lien debt	28,103	28,460	1.6%
Collateralized securities and structured products - equity	1,088	1,004	0.1%
Unsecured debt	24,281	5,506	0.3%
Equity	206,901	240,679	13.8%
Subtotal/total percentage	1,778,472	1,740,700	100.0%
Short term investments(2)	130,137	130,137
Total investments	$1,908,609	$1,870,837
Number of portfolio companies			109
Purchased at a weighted average price of par			97.32%
Gross annual portfolio yield based upon the purchase price(3)			11.52%
(1)

Represents amortized cost for debt investments and cost for equity investments. Amortized cost represents the original cost adjusted for the amortization of premiums and/or accretion of discounts, as applicable, on our investments.

(2)	Short term investments represent an investment in a fund that invests in highly liquid investments with average original maturity dates of three months or less.
(3)

The gross annual portfolio yield does not represent and may be higher than an actual investment return to shareholders because it excludes our expenses and all sales commissions and dealer manager fees and does not consider the cost of leverage.

	December 31, 2023
		Investments	Percentage of
	Investments	Fair	Investment
	Cost(1)	Value	Portfolio
Senior secured first lien debt	$1,604,111	$1,565,171	85.0%
Senior secured second lien debt	41,280	29,111	1.6%
Collateralized securities and structured products - equity	2,362	1,096	0.1%
Unsecured debt	31,693	12,874	0.7%
Equity	182,738	232,572	12.6%
Subtotal/total percentage	1,862,184	1,840,824	100.0%
Short term investments(2)	113,446	113,446
Total investments	$1,975,630	$1,954,270
Number of portfolio companies			111
Purchased at a weighted average price of par			96.33%
Gross annual portfolio yield based upon the purchase price(3)			12.12%
(1)	Represents amortized cost for debt investments and cost for equity investments. Amortized cost represents the original cost adjusted for the amortization of premiums and/or accretion of discounts, as applicable, on our investments.
(2)	Short term investments represent an investment in a fund that invests in highly liquid investments with average original maturity dates of three months or less.
(3)	The gross annual portfolio yield does not represent and may be higher than an actual investment return to shareholders because it excludes our expenses and all sales commissions and dealer manager fees and does not consider the cost of leverage.

Market Opportunity

According to the National Center for the Middle Market Year-End 2023 Middle Market Indicator, there are approximately 200,000 U.S. middle-market companies employing approximately 48 million people. Approximately 59% of middle market companies have increased their workforce by an average of 9.6%, which is well above the overall average middle market employment growth rate of 4.8%. In addition, the U.S. middle-market accounts for approximately one-third of private sector gross domestic product, or GDP, which, measured on a global scale, would be the fifth largest global economy. Collectively, the U.S. middle market generates more than $10 trillion in annual revenue. The year-over-year revenue growth rate realized by the middle market reached an all-time high of 12.4%, with 83% of middle market companies reporting revenue increases in 2023 and 55% of middle market companies experiencing double-digit growth compared to 2022. The National Center for the Middle Market defines middle-market companies as those with $10 million to $1 billion in annual revenue, which we believe has significant overlap with our definition of middle-market companies that generally possess EBITDA of $75 million or less.

We believe that the market for lending to private U.S. middle-market companies continues to present a compelling investment opportunity. CIM’s management team has witnessed significant demand for debt capital among middle-market companies that have the characteristics we target. We believe that this demand, coupled with the fragmented availability of funding within our target market, will continue to enable us to achieve favorable transaction pricing. For a further discussion of the market opportunities associated with our focus on U.S. middle market companies, see Part I, Item 1, “Business—Market Opportunity” in our most recent Annual Report on Form 10-K.

Characteristics of and Risks Related to Investments in Private Companies

We have invested and continue to invest primarily in the debt of privately held companies. Investments in private companies pose significantly greater risks as compared to investments in public companies. First, private companies have reduced access to the capital markets, resulting in diminished capital resources and ability to withstand financial distress. Second, the investments themselves are often illiquid. As such, we may have difficulty exiting an investment promptly or at a desired price prior to maturity or outside of a normal amortization schedule. In addition, little public information generally exists about private companies. Finally, these companies often do not have third-party debt ratings or audited financial statements. We must therefore rely on the ability of CIM to obtain adequate information through its due diligence efforts to evaluate the creditworthiness of, and risks involved with, investing in these companies. These companies and their financial information will also generally not be subject to the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, and other rules and regulations that govern public companies that are designed to protect investors.

Investment Strategy and Process

When evaluating an investment, we use the resources of CIM to develop an investment thesis and a proprietary view of a potential company’s value. When identifying prospective portfolio companies, we focus on certain attributes that we believe will help us generate higher total returns with an acceptable level of risk.

We seek to invest in middle-market, private companies that generally possess annual EBITDA of $75 million or less at the time of investment. We seek to invest in companies that we believe possess advantages in scale, scope, customer loyalty, product pricing or product quality versus their competitors, minimizing sales risk and protecting profitability. We focus on investments in which the target company has an experienced management team with an established track record of success. We typically require the portfolio companies to have in place proper incentives to align management’s goals with ours. We seek to create a portfolio of companies engaged in a variety of industries and located in a variety of geographic locations, thereby potentially reducing the risk of a downturn in any one industry, including, without limitation, because of inflation, high interest rates, the risk of recession, or geographic location having a disproportionate impact on the value of our portfolio. Finally, we focus our investment activity primarily in companies whose business models and growth prospects offer attractive exit possibilities. For a detailed discussion of our investment strategy, see Part I, Item 1, “Business—Investment Strategy” in our most recent Annual Report on Form 10-K.

Also see “Investment Types,” “Risk Management,” and “Investment Process” in Part I, Item 1. “Business” of our most recent Annual Report on Form 10-K, “Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Annual Report on Form 10-K and in “Part I—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Quarterly Report on Form 10-Q, for summary information regarding our investment portfolio and process.

Potential Competitive Advantages

We believe that we offer to our investors potential competitive advantages over other capital providers to private U.S. middle-market companies. CIM’s senior management team believes that the breadth and depth of its experience provides us with a significant competitive advantage in sourcing attractive investment opportunities worldwide, and we believe that CIM has proven its ability to source, structure and manage private investments for us since our inception in 2012. CIM seeks to identify attractive investment opportunities both through its active origination channels and through its long-term relationships with numerous corporate and fund management teams, members of the financial community and potential corporate partners. Although CIM focuses primarily on senior secured first lien debt, we believe that CIM’s broad expertise and experience in transaction structuring at all levels of a company’s capital structure affords us numerous tools to manage risk while preserving the opportunity for returns on investments. We attempt to capitalize on this expertise in an effort to produce an investment portfolio that will perform in a broad range of economic conditions. For a detailed discussion of our potential competitive advantages, see Part I, Item 1, “Business—Potential Competitive Advantages” in our most recent Annual Report on Form 10-K.

Implications of No Longer Being a Non-Accelerated Filer

Due to our Listing, we are no longer a “non-accelerated filer” as defined in Rule 12b-2 of the Exchange Act and as a result, we are required to comply with the independent auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, which requires our independent registered public accounting firm to provide an attestation report on the effectiveness of our internal control over financial reporting. Complying with Section 404(b) requires a rigorous compliance program as well as adequate time and resources. We are subject to significant documentation and administrative burdens as a result of being required to comply with Section 404(b), which requires us to utilize additional resources, and our internal controls may not be determined to be effective, which may adversely affect investor confidence in us and, as a result, the value of our securities.

Plan of Distribution

We may sell our securities in any of three ways (or in any combination): (a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The securities may also be sold “at-the-market” to or through a market maker or into an existing trading market for the securities, on an exchange or otherwise. The prospectus supplement and any free writing prospectus will set forth the terms of the offering of such securities. See “Plan of Distribution” in this prospectus.

We may not sell securities pursuant to this prospectus without delivering a prospectus supplement describing the method and terms of the offering of such securities. We may also authorize one or more free writing prospectuses to be provided to you in connection with any offering.

Estimated Use of Proceeds

Unless otherwise specified in a prospectus supplement or a free writing prospectus we have authorized for use in connection with a specific offering, we intend to use the net proceeds from the sale of our securities pursuant to this prospectus to make investments in private U.S. middle market companies in accordance with our investment objective and using the strategies described in and incorporated by reference into this prospectus. We anticipate that the remainder will be used for working capital and general corporate purposes, including potential payments on our financing arrangements or distributions to shareholders. However, we have not established limits on the use of proceeds for a specific offering.

We anticipate that we will use substantially all the net proceeds of an offering of securities for the above purposes within approximately six months after the completion of the offering, depending on the availability of appropriate investment opportunities consistent with our investment objective and market conditions. We cannot assure you that we will achieve our targeted investment pace. During this period, we may use the net proceeds from our offering to reduce then-outstanding indebtedness or to invest such proceeds primarily in cash, cash equivalents, U.S. government securities, repurchase agreements and high-quality debt instruments maturing in one year or less from the time of investment, consistent with our BDC election and our election to be taxed as a RIC. We intend to seek to invest the net proceeds received in the offering as promptly as practicable after receipt thereof. We may employ a portion of the net proceeds to pay operating expenses, distributions to shareholders, and for general corporate purposes. There can be no assurance we will be able to sell all the securities we are registering. If we sell only a portion of the securities we are registering, we may be unable to achieve our investment objective or continue to invest in a variety of portfolio companies. See “Estimated Use of Proceeds” in this prospectus.

Taxation

We elected to be treated for federal income tax purposes as a RIC under Subchapter M of the Code. As a RIC, we generally will not be subject to corporate-level federal income taxes on any ordinary income or capital gains that we distribute to our shareholders from our tax earnings and profits. To qualify for and maintain our RIC tax treatment, we must, among other things, meet certain source-of-income and asset diversification requirements and distribute to shareholders annually at least 90% of our “investment company taxable income”, which is generally equal to the sum of our net ordinary income plus the excess, if any, of realized net short-term capital gains over realized net long-term capital losses, if any, and determined without regard to any deduction for distributions paid. See “Material U.S. Federal Income Tax Considerations” in this prospectus.

Distributions and Distribution Reinvestment Plan

Our board of directors delegated to management the authority to determine the amount, record dates, payment dates and other terms of distributions to shareholders, which are ratified by the board of directors, each on a quarterly basis. We intend to pay distributions in an amount sufficient to maintain RIC status each year and to avoid any federal income taxes on income. Therefore, subject to applicable legal restrictions and the sole discretion of our board of directors, we intend to authorize, declare, and pay base cash distributions on a quarterly basis. Base, supplemental and special distributions in respect of future periods will be evaluated by management and our board of directors based on circumstances and expectations existing at the time of consideration. See Part I, Item 1, “Business—Distributions” of our most recent Annual Report on Form 10-K, and “Price Range of Common Stock and Distributions” and “Material U.S. Federal Income Tax Considerations” in this prospectus for additional details on distributions to our shareholders.

We have adopted an “opt out” distribution reinvestment plan, or the distribution reinvestment plan, pursuant to which you have the full amount of your cash distributions reinvested in additional common stock. Participants in our distribution reinvestment plan are free to participate in or terminate participation in the distribution reinvestment plan within a reasonable time as specified in the plan. If you elect to not participate in the plan, you will receive any distributions we declare and pay in cash. In addition to the documents incorporated by reference in the paragraph directly above, see “Distribution Reinvestment Plan” in this prospectus for additional details.

Advisory Fees

Pursuant to our investment advisory agreement, as amended and restated, we pay CIM an annual base management fee based on our gross assets as well as incentive fees based on our performance. The annual base management fee is calculated at a rate of 1.5% of the average value of our gross assets (including cash pledged as collateral for our secured financing arrangements, but excluding other cash and cash equivalents so that investors do not pay the base management fee on such assets) to the extent that our asset coverage ratio is greater than or equal to 200% (i.e., $1 of debt outstanding for each $1 of equity); provided that, the annual base management fee is reduced to 1.0% of the average value of our gross assets (including cash pledged as collateral for our secured financing arrangements, but excluding other cash and cash equivalents so that investors do not pay the base management fee on such assets) purchased with leverage resulting in our asset coverage ratio dropping below 200%. At our Special Meeting of Shareholders on December 30, 2021, shareholders approved a proposal to reduce our asset coverage ratio to 150%, which became effective on December 31, 2021. The annual base management fee is payable to CIM quarterly in arrears and is calculated based on the two most recently completed calendar quarters.

The incentive fee consists of two parts.

●	The first part, which we refer to as the subordinated incentive fee on income, is calculated and payable to CIM quarterly in arrears based upon our “pre-incentive fee net investment income” for the immediately preceding quarter and is subject to a hurdle rate, measured quarterly and expressed as a rate of return on our net assets at the beginning of the calendar quarter, equal to 1.625% per quarter, or an annualized rate of 6.5%, or the hurdle rate. We pay to CIM (x) 100.0% of our pre-incentive fee net investment income, if any, that exceeds the hurdle rate, but is less than or equal to 1.970% in any calendar quarter (7.879% annualized) and (y) 17.5% of the amount of our pre-incentive fee net investment income, if any, that exceeds 1.970% in any calendar quarter (7.879% annualized); and
●	The second part of the incentive fee, which we refer to as the incentive fee on capital gains, is an incentive fee on capital gains earned on liquidated investments from our investment portfolio during operations and is determined and payable to CIM in arrears as of the end of each calendar year (or upon termination of the investment advisory agreement). This fee equals 17.5% of our incentive fee capital gains (i.e., our realized capital gains on a cumulative basis from inception, calculated as of the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis), less the aggregate amount of any previously paid incentive fees on capital gains.

For more information on the advisory fees payable from us to CIM, see “Investment Advisory Agreement” in this prospectus and the documents incorporated by reference therein. For a discussion of the risks related to CIM and its affiliates, see “Risk Factors” in this prospectus, “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10-K, and “Risk Factors” in Part II, Item 1A of our most recent Quarterly Report on Form 10-Q.

Administration

CIM is reimbursed for administrative expenses it incurs on our behalf. See “Administration Agreement” in this prospectus.

Conflicts of Interest

CIM and certain of its affiliates experience conflicts of interest in connection with the management of our business affairs, including, but not limited to, the following:

●	The directors, officers and other personnel of CIM allocate their time between advising us and managing other investment activities and business activities in which they may be involved;
●	The compensation payable by us to CIM has been and will continue to be approved by our board of directors consistent with the exercise of the requisite standard of care applicable to directors under Maryland law and under the 1940 Act standard applicable to investment advisory agreement decisions. Such compensation is payable, in most cases, whether or not our shareholders receive distributions;
●	We may compete with certain affiliates for investments, which would subject CIM and its affiliates to certain conflicts of interest in evaluating the suitability of investment opportunities and making or recommending acquisitions on our behalf;
●	Regardless of the quality of the assets acquired, the services provided to us or whether we pay distributions to our shareholders, CIM will receive certain fees in connection with the management and sale of our portfolio investments;
●	CIM and its affiliates may give advice and recommend securities to other clients that may differ from advice given to, or securities recommended or bought for, us, even though their investment objective may be similar to ours since, among other things, our tax positions may differ, amounts available for investment may differ and we may have different investment concentration criteria;
●	CIM and its affiliates are not restricted from forming additional investment funds, from entering into other investment advisory relationships, or from engaging in other business activities, even though such activities may be in competition with us and/or may involve substantial time and resources of CIM;
●	Our senior management, members of CIM’s investment committee and other investment professionals from CIM may serve as directors of, or in a similar capacity with, companies in which we invest or in which we are considering making an investment. Through these and other relationships with a company, these individuals may obtain material non-public information that might restrict our ability to buy or sell the securities of such company under the policies of such company or applicable law; and
●	Certain provisions of the 1940 Act and its rules thereunder may impose certain restrictions on our ability to invest in securities of the same companies in which other clients of CIM and/or its affiliates are invested. On August 30, 2022, we, CIM and certain of our affiliates were granted the Order by the SEC for us to co-invest with other funds managed by CIM or certain affiliates in a manner consistent with our investment objectives, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. Co-investments made under the Order are also subject to compliance with the conditions and other requirements contained in the Order provided by the SEC. These co-investment opportunities, if any, may give rise to conflicts of interest or perceived conflicts of interest among us and the other participating accounts.

Use of Leverage – Our Financing Arrangements

To seek to enhance our returns, we employ leverage as market conditions permit and at the discretion of CIM. Our (i) $675 million senior secured credit facility, or the JPM Credit Facility, with JPMorgan Chase Bank, National Association, or JPM, (ii) $150 million repurchase agreement, or the UBS Facility, with UBS AG, or UBS, (iii) $125 million senior unsecured notes due in 2026, or the 2026 Notes, (iv) $100 million senior unsecured notes due in 2027, or the 2027 Notes, (v) $30 million unsecured term loan, or the 2021 More Term Loan, with More Provident Funds Ltd., or More, (vi) $50 million unsecured term loan, or the 2022 More Term Loan, with More, and (vii) approximately $114.8 million in Series A unsecured notes due in 2026, or the Series A Notes, allow us to borrow money and lever our investment portfolio, subject to the limitations of the 1940 Act, with the objective of increasing our yield. This is known as “leverage” and could increase or decrease returns to our shareholders. The use of leverage involves significant risks. As of March 31, 2024, our total outstanding consolidated indebtedness, at par value, was approximately $1.07 billion, $650.0 million of which was secured and was indebtedness of our subsidiaries, and we had $175.0 million of commitments available to be borrowed under our existing secured financing arrangements. See Note 8 “Financing Arrangements” of our Consolidated Financial Statements in Part II, Item 8 of our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus.

On March 23, 2018, an amendment to Section 61(a) of the 1940 Act was signed into law to permit BDCs to reduce the minimum “asset coverage” ratio from 200% to 150% and, as a result, to potentially increase the ratio of a BDC’s debt to equity from a maximum of 1-to-1 to a maximum 2-to-1, so long as certain approval and disclosure requirements are satisfied. At our Special Meeting of Shareholders on December 30, 2021, shareholders approved a proposal to reduce our asset coverage ratio to 150%, which allows us to increase the maximum amount of leverage that we are permitted to incur. Such asset coverage ratio became effective on December 31, 2021. We are required to make certain disclosures on our website and in SEC filings regarding, among other things, the receipt of approval to increase our leverage, our leverage capacity and usage, and risks related to leverage. As of March 31, 2024 and December 31, 2023, our asset coverage ratio based on the aggregate amount outstanding of our senior securities was 181% and 181%, respectively.

CION/EagleTree Partners, LLC – Joint Venture with EagleTree Capital, LP

On December 21, 2021, we formed CION/EagleTree Partners, LLC, or CION/EagleTree, an off-balance sheet joint venture partnership with ET-BC Debt Opportunities, LP, or ET-BC, which is an affiliate of EagleTree Capital, LP, or EagleTree. EagleTree made a Firm-level investment with proprietary capital. CION/EagleTree jointly pursues debt and equity opportunities, as well as special situation, crossover, subordinated and other junior capital investments that leverages our and EagleTree’s combined sourcing and portfolio management capabilities.

We contributed a portfolio of second lien loans and equity investments and ET-BC contributed proprietary Firm-level cash in exchange for 85% and 15%, respectively, of the senior secured notes, participating preferred equity, and common share interests of CION/EagleTree. On November 16, 2023, we purchased a portion of the CION/EagleTree senior secured notes held by ET-BC. As a result, as of December 31, 2023, we held $59,598 and ET-BC held $4,904 of the CION/EagleTree senior secured notes. We and ET-BC are not required to make any additional capital contributions to CION/EagleTree. Our equity investment in CION/EagleTree is not redeemable. All portfolio and other material decisions regarding CION/EagleTree must be submitted to its board of managers, which is comprised of four members, two of whom were selected by us and the other two were selected by ET-BC. Further, all portfolio and other material decisions require the affirmative vote of at least one board member from us and one board member from ET-BC.

Recent Developments

Q2 2024 Base Distribution

On May 6, 2024, our co-chief executive officers declared a quarterly base distribution of $0.36 per share for the second quarter of 2024, payable on June 17, 2024 to shareholders of record as of June 3, 2024.

Mid-Year Supplemental Distribution

On June 11, 2024, our co-chief executive officers declared a mid-year supplemental distribution of $0.05 per share for the period ending June 30, 2024, payable on July 12, 2024 to shareholders of record as of June 28, 2024.

Third Amendment to JPM Credit Facility

On May 14, 2024, 34th Street Funding, LLC, our wholly-owned, special purpose financing subsidiary, entered into a Third Amendment to the Third Amended and Restated Loan and Security Agreement, or the Third Amendment, with JPM. Under the Third Amendment, the reinvestment period was extended from May 15, 2024 to June 17, 2024 as a bridge to the parties entering into a broader amendment to the JPM Credit Facility.

Corporate Information

Our and CIM’s principal executive offices are located at 100 Park Avenue, 25th Floor, New York, New York 10017, and we can be reached by telephone at (212) 418-4700. We maintain a website at www.cionbdc.com. Information contained on or accessed through our website is not incorporated by reference into this prospectus, and you should not consider that information to be part of this prospectus.

FEES AND EXPENSES

The following table is intended to assist you in understanding the various fees and expenses that an investor in our common stock will bear, directly or indirectly, based on the assumptions set forth below. We caution you that some of the percentages indicated in the table below are estimates and may vary. The expenses shown in the table under “annual expenses” are based on amounts incurred during the three months ended March 31, 2024, annualized for the full year ending December 31, 2024. The following table and example should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “you,” “us” or “the Company,” or that “we” will pay fees or expenses, the holders of our common stock will indirectly bear such fees or expenses as investors in us. In the event that shares to which this prospectus relates are sold to or through underwriters or agents, a corresponding prospectus supplement and any related free writing prospectus will restate the information included in this table and example to reflect the applicable sales load and applicable fees and expenses.

Shareholder transaction expenses (as a percentage of offering price):
Sales load(1)	—%
Offering costs (2)	—%
Distribution reinvestment plan fees(3)	—%
Total shareholder transaction expenses (as a percentage of offering price)(2)	—%
Estimated annual expenses (as a percentage of average net assets attributable to common stock):(4)
Base management fees(5)	3.15%
Accrued incentive fees pursuant to our investment advisory agreement (17.5% of investment income, subject to a hurdle rate, and capital gains fee)(6)	3.17%
Interest payments on borrowed funds(7)	11.16%
Other expenses(8)	1.35%
Total estimated annual expenses(9)	18.83%
(1)

In the event that the securities are sold to or through underwriters or agents, a corresponding prospectus supplement and any related free writing prospectus will disclose the applicable sales load (underwriting discount or commission) and the example will be updated accordingly. Purchases of shares of our common stock on the secondary market are not subject to sales charges but may be subject to brokerage commissions or other charges. This table does not include any sales load that shareholders may have paid in connection with their purchase of shares of our common stock.

(2)

The applicable prospectus supplement and any related free writing prospectus will disclose the applicable amount of offering costs and total shareholder transaction expenses that will supersede the information included in this prospectus.

(3)

The expenses of the distribution reinvestment plan are included in “Other expenses” in the table. The plan administrator’s fees are paid by us. There will be no brokerage charges or other charges to shareholders who participate in the distribution reinvestment plan. See “Distribution Reinvestment Plan.”

(4)	Average net assets attributable to common stock used to calculate the percentages in this table equals our average net assets of approximately $871 million for the three months ended March 31, 2024.
(5)

The base management fees referenced in the table above are based upon the actual amounts incurred during the three months ended March 31, 2024, annualized for the full year ending December 31, 2024. Our annual base management fee payable to CIM pursuant to our investment advisory agreement is calculated at a rate of 1.5% of the average value of our gross assets (including cash pledged as collateral for our secured financing arrangements, but excluding other cash and cash equivalents so that investors do not pay the base management fee on such assets) to the extent that our asset coverage ratio is greater than or equal to 200% (i.e., $1 of debt outstanding for each $1 of equity); provided that, the annual base management fee is reduced to 1.0% of the average value of our gross assets (including cash pledged as collateral for our secured financing arrangements, but excluding other cash and cash equivalents so that investors do not pay the base management fee on such assets) purchased with leverage resulting in our asset coverage ratio dropping below 200%. At our Special Meeting of Shareholders on December 30, 2021, shareholders approved a proposal to reduce our asset coverage ratio to 150% (i.e., $2 of debt outstanding for each $1 of equity), which became effective on December 31, 2021. The annual base management fee is payable to CIM quarterly in arrears and is calculated based on the two most recently completed calendar quarters. The base management fee for any partial quarter will be appropriately prorated based on the actual number of days elapsed relative to the total number of days in such calendar quarter. For more detailed information about our base management fee payable to CIM under the terms of the investment advisory agreement, please also see Note 4

“Transactions with Related Parties” of our Consolidated Financial Statements in Part II, Item 8 of our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus.

(6)

The incentive fees payable to CIM referenced in the table above are based on the actual amount of the subordinated incentive fee on income recorded during the three months ended March 31, 2024, annualized for the full year ending December 31, 2024.

The incentive fee consists of two parts. The first part, which we refer to as the subordinated incentive fee on income, is calculated and payable to CIM quarterly in arrears based upon our “pre-incentive fee net investment income” for the immediately preceding quarter and is subject to a hurdle rate, measured quarterly and expressed as a rate of return on our net assets at the beginning of the calendar quarter, equal to 1.625% per quarter, or an annualized hurdle rate of 6.5%. We pay to CIM (x) 100.0% of our pre-incentive fee net investment income, if any, that exceeds the hurdle rate, but is less than or equal to 1.970% in any calendar quarter (7.879% annualized) and (y) 17.5% of the amount of our pre-incentive fee net investment income, if any, that exceeds 1.970% in any calendar quarter (7.879% annualized). The subordinated incentive fee on income for any partial quarter will be appropriately prorated based on the actual number of days elapsed relative to the total number of days in such calendar quarter. The amount in the table is based on our most recent financial performance for the three months ended March 31, 2024.

The second part of the incentive fee, which we refer to as the incentive fee on capital gains, is earned on liquidated investments from our investment portfolio during operations and is determined and payable to CIM in arrears as of the end of each calendar year (or upon termination of the investment advisory agreement). This fee equals 17.5% of our incentive fee capital gains, which is our realized capital gains on a cumulative basis from inception, calculated as of the end of the applicable period, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gains incentive fees. For the three months ended March 31, 2024, we had no liability for and did not record any capital gains incentive fees. As we cannot predict whether we will meet the thresholds for incentive fees payable to CIM under the investment advisory agreement, the incentive fees paid in subsequent periods, if any, may be substantially different than the fees incurred during the three months ended March 31, 2024. The amount in the table assumes that the incentive fee on capital gains will be 0.0% of average net assets and is based on actual and projected realized capital gains on our investments through March 31, 2024 and the unrealized appreciation or depreciation of our investments and assumed converted to realized capital gains or losses on such date. See “Investment Advisory Agreement” in this prospectus for a further explanation of how these incentive fees are calculated. Also, see Note 4 “Transactions with Related Parties” of our Consolidated Financial Statements in Part II, Item 8 of our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus.

(7)

We have borrowed funds to make investments. The costs associated with such borrowings are indirectly borne by our shareholders. Interest payments on borrowed funds includes our interest expense based on borrowings under our $125 million 2026 Notes and our $30 million 2021 More Term Loan for the three months ended March 31, 2024, which pay interest at 4.5% and 5.2% per year, respectively. In addition, interest payments on borrowed funds includes our interest expense based on borrowings under our $675 million JPM Credit Facility, our $150 million UBS Facility, our $114.8 million Series A Notes, our $100 million 2027 Notes and our $50 million 2022 More Term Loan for the three months ended March 31, 2024, which bore weighted average interest rates of 8.79%, 8.72%, 9.10%, 10.06% and 8.83%, respectively. We may borrow additional funds from time to time to make investments to the extent we determine that the economic situation is conducive to doing so. We may also issue additional debt securities or preferred stock, subject to our compliance with applicable requirements under the 1940 Act. Our ability to incur additional leverage during 2024 depends, in large part, on our ability to locate additional debt financing on attractive terms or at all, and there is no guarantee we will do so or that such financing will be at the cost noted in the table above.

(8)

Other expenses include our overhead expenses, including payments under the administration agreement based on our allocable portion of overhead and other expenses incurred by CIM in performing its obligations under the administration agreement. See “Administration Agreement” in this prospectus. For more detailed information about the terms of the administration agreement, please also see Note 4 “Transactions with Related Parties” of our Consolidated Financial Statements in Part II, Item 8 of our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus.

Other expenses also include accounting, legal and auditing fees as well as the reimbursement of the compensation of our chief financial officer, chief compliance officer and their respective staff and other administrative personnel and fees payable to our independent directors. Our short-term investments consist of an investment in the First American Treasury Obligations Fund, Class Z Shares, in which we paid manager fees and expenses equal to 0.18% of our total investment in the fund during the three months ended March 31, 2024, which are “acquired fund fees and expenses” and are included within Other expenses in the table above.

The amount presented in the table includes the amounts incurred during the three months ended March 31, 2024, annualized for the full year ending December 31, 2024.

(9)

Total estimated annual expenses as a percentage of average net assets attributable to common stock are higher than the total estimated annual expenses percentage would be for a company that is not leveraged. We borrow money to leverage our net assets and increase our total assets. The reason for presenting expenses as a percentage of average net assets attributable to common stock is that our common shareholders bear all our fees and expenses.

Example

The below example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the below expense amounts, we have assumed our annual operating expenses would remain at the percentage levels set forth in the table above and have excluded the subordinated incentive fee on income. In the event that shares are sold to or through underwriters or agents, a corresponding prospectus supplement and any related free writing prospectus will restate this example to reflect the applicable sales load and estimated offering expenses.

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return (none of which is subject to a capital gains incentive fee):	$164	$439	$654	$1,011

The example is designed to assist shareholders in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. Assuming a 5% annual return, and considering our performance will vary, the incentive fees under the investment advisory agreement may not be earned or payable and are not included in the example. This illustration assumes that we will not realize any capital gains computed net of all realized capital losses and gross unrealized capital depreciation in any of the indicated time periods. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our expenses would be higher.

Assuming, however, that the incentive fee on capital gains under the investment advisory agreement is earned and payable and the subordinated incentive fee on income is not earned and payable the following example demonstrates the projected dollar amount of total expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock:

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return solely from realized capital gains (all of which is subject to a capital gains incentive fee):	$173	$458	$677	$1,028

The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown. In addition, the example assumes no sales load. Also, while the example assumes reinvestment of all distributions at NAV, participants in our distribution reinvestment plan will receive a number of shares of our common stock, determined by dividing the total dollar amount of the distribution payable to a participant by the market price per share of our common stock at the close of trading on the distribution payment date, which may be at, above or below NAV. See “Distribution Reinvestment Plan” in this prospectus for additional information.

RISK FACTORS

Investing in our securities involves a high degree of risk, including those relating to our structure and investment objective. Before deciding whether to invest in our securities, you should carefully consider these and other risks and uncertainties in the section titled “Risk Factors” in the applicable prospectus supplement and any related free writing prospectus, and those risks discussed in the section titled “Part I—Item 1A.—Risk Factors” in our most recent Annual Report on Form 10-K, “Part II—Item 1A.—Risk Factors” in our most recent Quarterly Report filed on Form 10-Q, our Current Reports filed on Form 8-K, as applicable, as well as any amendments related to the foregoing reflected in subsequent filings with the SEC, all incorporated by reference herein, together with all of the other information contained or incorporated by reference into this prospectus, including our consolidated financial statements and the related notes thereto, before you decide whether to make an investment in our securities. The risks incorporated by reference are not the only risks we face, but they are the principal risks associated with an investment in us. If any of these risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our NAV and the market price per share of our common stock could decline or the value of our preferred stock, warrants, subscription rights, or debt securities may decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate by reference herein, contains, and any applicable prospectus supplement or free writing prospectus, including the documents we incorporate by reference therein, contain, forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. Our forward-looking statements include information in this prospectus, and any applicable prospectus supplement or free writing prospectus, regarding general domestic and global economic conditions, our future financing plans, our ability to operate as a BDC and the expected performance of, and the yield on, our portfolio company investments. There may be events in the future, however, that we are not able to predict accurately or control. The factors listed under “Risk Factors,” as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operation and financial position.

The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

●	our future operating results;
●	our business prospects and the prospects of our portfolio companies, including our and their ability to achieve our respective objectives as a result of inflation, high interest rates and risk of recession;
●	the impact of the investments that we expect to make;
●	the ability of our portfolio companies to achieve their objectives;
●	our current and expected financings and investments;
●	the adequacy of our cash resources, financing sources and working capital;
●	the use of borrowed money to finance a portion of our investments;
●	the timing of cash flows, if any, from the operations of our portfolio companies;
●	our contractual arrangements and relationships with third parties;
●	the actual and potential conflicts of interest with CIM and its affiliates;
●	the ability of CIM’s investment professionals to locate suitable investments for us and the ability of CIM to monitor and administer our investments;
●	the ability of CIM and its affiliates to attract and retain highly talented professionals;
●	the dependence of our future success on the general economy and its impact on the industries in which we invest, including inflation and high interest rates and the related economic disruptions caused thereby;
●	the effects of a changing interest rate environment;
●	our ability to source favorable private investments;
●	our tax status;
●	the effect of changes to tax legislation and our tax position;

●	the tax status of the companies in which we invest;
●	the timing and amount of distributions and dividends from the companies in which we invest;

In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements contained in this prospectus involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” in Item 1A of Part I of our most recent Annual Report on Form 10-K and in Item 1A of Part II of our most recent Quarterly Report on Form 10-Q. Other factors that could cause actual results to differ materially include:

●	changes in the economy;
●	risks associated with possible disruption in our operations or the economy generally due to terrorism, pandemics, or natural disasters;
●	future changes in laws or regulations and conditions in our operating areas;
●	the price at which shares of our common stock may trade on and volume fluctuations in the NYSE;
●	the costs associated with being a publicly traded company; and
●	the risks, uncertainties and other factors we identify under “Risk Factors” and elsewhere in this prospectus.

Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ from our forward-looking statements may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are advised to consult any additional disclosures that we may make directly to you or through reports that we have filed or in the future may file with the SEC, including our Annual Reports on Form 10-K, Registration Statements on Form N-2, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Definitive Proxy Statements on Schedule 14A. Under Sections 27A of the Securities Act and Sections 21E of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus or in the periodic reports we file under the Exchange Act.

SELECTED FINANCIAL DATA

The information in “Part II—Item 8. Consolidated Financial Statements and Supplementary Data” of our most recent Annual Report on Form 10-K and “Part I—Item 1. Financial Statements—Consolidated Balance Sheets” of our most recent Quarterly Report on Form 10-Q are incorporated by reference herein.

FINANCIAL HIGHLIGHTS

The information in Note 13 to our audited consolidated financial statements appearing in “Part II—Item 8. Consolidated Financial Statements and Supplementary Data” of our most recent Annual Report on Form 10-K and our Annual Reports on Form 10-K for the years ended December 31, 2023, 2022, 2021, 2020, 2019 and 2018, and the information in Note 13 to our unaudited consolidated financial statements appearing in “Part I—Item 1. Financial Statements” our most recent Quarterly Report on Form 10-Q, are incorporated by reference herein.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information in “Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Annual Report on Form 10-K and in “Part I—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Quarterly Report on Form 10-Q are incorporated by reference herein.

ESTIMATED USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement or a free writing prospectus we have authorized for use in connection with a specific offering, we intend to use the net proceeds from the sale of our securities pursuant to this prospectus for general corporate or strategic purposes, which include investing in debt and equity securities of private U.S. middle market companies in accordance with our investment objective, repaying outstanding indebtedness, acquisitions and other general corporate purposes, which may include to pay operating expenses and distributions to shareholders.

We anticipate that we will use substantially all of the net proceeds of an offering of securities for the above purposes within approximately six months after the completion of this offering, depending on the availability of appropriate investment opportunities consistent with our investment objective and market conditions. We cannot assure you that we will achieve our targeted investment pace. During this period, we may use the net proceeds from our offering to reduce then-outstanding indebtedness, or to invest such proceeds primarily in cash, cash equivalents, U.S. government securities, repurchase agreements and high-quality debt instruments maturing in one year or less from the time of investment, consistent with our BDC election and our election to be taxed as a RIC. These temporary investments may have lower yields than our other investments and, accordingly, may result in lower distributions, if any, during such period. Our ability to achieve our investment objective may be limited to the extent that the net proceeds from an offering, pending full investment, are held in lower yielding interest-bearing deposits or other short-term instruments.

The prospectus supplement relating to an offering will more fully identify the use of the proceeds from such offering.

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

Our common stock has been listed on the NYSE under the ticker symbol “CION” since October 5, 2021. Prior to October 5, 2021, our shares were not listed on an exchange or quoted through a quotation system. The following table sets forth, for each fiscal quarter commencing September 30, 2021, the NAV per share of our common stock, the range of high and low closing sales prices of our common stock reported on the NYSE, the closing sales price as a premium (discount) to NAV and distributions declared by us. On June 10, 2024, the last reported closing sales price of our common stock on the NYSE was $12.24 per share, which represented a discount of approximately (23.7)% to the NAV per share reported by us as of March 31, 2024.

				Premium	Premium
				(Discount)	(Discount)
				of	of Low
		Closing Sales		High Sales	Sales
		Price		Price to	Price	Declared
	NAV(1)	High	Low	NAV(2)	to NAV(2)	Distributions(3)
Fiscal Year Ending December 31, 2024
First Fiscal Quarter	$16.05	$11.43	$10.55	(28.8)%	(34.3)%	$0.34
Second Fiscal Quarter(4)	*	$12.55	$10.81	*	*	$0.41
Fiscal Year Ended December 31, 2023
First Fiscal Quarter	$15.11	$11.25	$9.42	(25.5)%	(37.7)%	$0.34
Second Fiscal Quarter	$15.31	$10.74	$9.13	(29.8)%	(40.4)%	$0.34
Third Fiscal Quarter	$15.80	$11.65	$10.48	(26.3)%	(33.7)%	$0.39
Fourth Fiscal Quarter	$16.23	$11.65	$9.70	(28.2)%	(40.2)%	$0.54
Fiscal Year Ended December 31, 2022
First Fiscal Quarter	$16.20	$14.98	$11.80	(7.5)%	(27.2)%	$0.28
Second Fiscal Quarter	$15.89	$14.13	$7.98	(11.1)%	(49.8)%	$0.28
Third Fiscal Quarter	$16.26	$10.85	$8.09	(33.3)%	(50.2)%	$0.31
Fourth Fiscal Quarter	$15.98	$10.83	$8.36	(32.2)%	(47.7)%	$0.58
Fiscal Year Ended December 31, 2021
Fourth Fiscal Quarter	$16.34	$14.86	$11.80	(9.1)%	(27.8)%	$0.46
(1)	NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low closing sales prices. The NAV shown is based on outstanding shares at the end of the relevant quarter.
(2)	Calculated as the respective high or low closing sales price less NAV divided by NAV as of the last day in the relevant quarter.
(3)	Represents the distributions declared in the relevant quarter.
(4)	Through June 10, 2024.
*	NAV has not yet been calculated for this period.

Shares of BDCs may trade at a market price that is less than the value of the net assets attributable to those shares. The possibility that our shares of common stock will trade at a discount from NAV or at premiums that are unsustainable over the long term is separate and distinct from the risk that our NAV will decrease. At times, our shares of common stock may trade at a premium to NAV and at times our shares of common stock have traded at a discount to the net assets attributable to those shares. It is not possible to predict whether shares of our common stock will trade at, above or below our NAV in the future. See “Risk Factors—Risks Related to an Investment in Our Common Stock—We cannot assure you that a market for shares of our common stock will be maintained or the market price of our shares will trade close or at a premium to NAV” in Part I, Item 1A of our most recent Annual Report on Form 10-K.

Distributions

In January 2013, we began authorizing monthly distributions to our shareholders. From February 1, 2014 through July 17, 2017, our board of directors authorized and declared on a monthly basis a weekly distribution amount per share of our common stock. On July 18, 2017, our board of directors authorized and declared on a quarterly basis a weekly distribution amount per share of our common stock. Effective September 28, 2017, our board of directors delegated to management the authority to determine the amount, record dates, payment dates and other terms of distributions to shareholders, which are ratified by our board of directors, each on a quarterly basis. Beginning on March 19, 2020, we changed the timing of declaring distributions from quarterly to monthly and temporarily suspended the payment of distributions to shareholders commencing with the month ended April 30, 2020. On July 15, 2020, our board of directors determined to recommence the payment of distributions to shareholders in August 2020. On September 15, 2021, we changed the timing of declaring and paying base distributions to shareholders from monthly to quarterly commencing with the fourth quarter of 2021. Base distributions and any supplemental or special distributions will be evaluated by management and the board of directors based on circumstances and expectations existing at the time of consideration. Declared base distributions are paid quarterly.

Our management declared and our board of directors ratified distributions for 1, 7, 5 and 11 record dates during the three months ended March 31, 2024 and the years ended December 31, 2023, 2022 and 2021, respectively. The following table presents distributions per share that were declared during the three months ended March 31, 2024 and the years ended December 31, 2023, 2022 and 2021:

	Distributions
Three Months Ended	Per Share(1)	Amount
2021
March 31, 2021 (three record dates)	$0.2648	$15,029
June 30, 2021 (three record dates)	0.2648	15,000
September 30, 2021 (three record dates)	0.2648	15,027
December 31, 2021 (two record dates)	0.4648	26,474
Total distributions for the year ended December 31, 2021	$1.2592	$71,530
2022
March 31, 2022 (one record date)	$0.2800	$15,948
June 30, 2022 (one record date)	0.2800	15,949
September 30, 2022 (one record date)	0.3100	17,604
December 31, 2022 (two record dates)	0.5800	32,074
Total distributions for the year ended December 31, 2022	$1.4500	$81,575
2023
March 31, 2023 (one record date)	$0.3400	$18,687
June 30, 2023 (one record date)	0.3400	18,614
September 30, 2023 (two record dates)	0.3900	21,276
December 31, 2023 (three record dates)	0.5400	29,290
Total distributions for the year ended December 31, 2023	$1.6100	$87,867
2024
March 31, 2024 (one record date)	$0.3400	$18,279
Total distributions for the three months ended March 31, 2024	$0.3400	$18,279
(1)	The per share distribution amount for 2021 has been retroactively adjusted to reflect the Reverse Stock Split as discussed in Note 3 to the consolidated financial statements included in our most recent Annual Report on Form 10-K.

On May 9, 2024, our co-chief executive officers declared a quarterly base distribution of $0.36 per share for the second quarter of 2024, payable on June 17, 2024 to shareholders of record as of June 3, 2024.

We elected to be treated for federal income tax purposes as a RIC, as defined under Subchapter M of the Code. To qualify for and maintain RIC tax treatment, we must, among other things, meet certain source of income and asset diversification requirements and distribute in respect of each taxable year at least 90% of our “investment company taxable income”, which is generally equal to the sum of our net ordinary income plus the excess, if any, of realized net short-term capital gains over realized net long-term capital losses, if any. In order to avoid certain excise taxes imposed on RICs, we currently intend to distribute in respect of each calendar year an amount at least equal to the sum of (1) 98.0% of our net ordinary income (taking into account certain deferrals and elections) for the calendar year, (2) 98.2% of our capital gains in excess of capital losses, or capital gain net income (adjusted for certain ordinary losses), for the one-year period ending on October 31 of the calendar year and (3) any net ordinary income and capital gain net income from preceding years that was not distributed during such years and on which we paid no federal income tax. We can offer no assurance that (i) we will maintain results that will permit the payment of any cash distributions, and (ii) we will not be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the 1940 Act or if distributions are limited by the terms of any of our borrowings. See “Regulation” and “Material U.S. Federal Income Tax Considerations” in this prospectus.

We intend to pay distributions in an amount sufficient to maintain RIC status each year and to avoid any federal income taxes on income. Therefore, subject to applicable legal restrictions and the sole discretion of our board of directors, we intend to authorize, declare, and pay base distributions on a quarterly basis. However, there can be no assurances that we will maintain positive investment performance in future periods to sustain our distributions or be able to pay distributions at all. For a detailed discussion of our distributions, refer to “Note 5. Distributions” of our Consolidated Financial Statements in Part II, Item 8 of our most recent Annual Report on Form 10-K.

We maintain an “opt out” distribution reinvestment plan for our shareholders. As a result, unless shareholders specifically elect to receive their distributions in cash, distributions will automatically be reinvested in additional shares of common stock. Under the terms of our distribution reinvestment plan, we reserve the right to either pay distributions in newly issued shares of common stock or purchase shares in the open market in connection with the implementation of the plan. This feature of the plan means that, under certain circumstances, we may issue shares of our common stock at a price below net asset value per share, which could cause our shareholders to experience dilution. See “Distribution Reinvestment Plan” in this prospectus.

Unless our shareholders elect to receive their distributions in cash, we intend to pay such distributions in additional shares of our common stock under our distribution reinvestment plan. Although distributions paid in the form of additional shares of our common stock will generally be subject to U.S. federal, state, and local taxes in the same manner as cash distributions, shareholders participating in our distribution reinvestment plan will not receive any corresponding cash distributions with which to pay any such applicable taxes. The amount of the distribution for shareholders receiving our common stock will generally be equal to the fair market value of the stock received, or the net asset value of the stock if issued by us directly. If shareholders hold our shares of our common stock in the name of a broker or other financial intermediary, you may elect to receive distributions in cash by notifying your broker or financial intermediary of your election to receive distributions in cash in lieu of shares of our common stock.

We intend to continue to pay quarterly distributions to our shareholders out of assets legally available for distribution in an amount sufficient to maintain RIC status each year and to avoid any federal income taxes on income. We will calculate each shareholder’s specific distribution amount for the period using record and declaration dates and each shareholder’s distributions will begin to accrue on the date such shareholder first owns shares of our common stock. From time to time, we may also pay interim special distributions in the form of cash or shares of common stock at the discretion of our board of directors. The timing and amount of any future distributions to shareholders are subject to applicable legal restrictions and the sole discretion of our board of directors. All future distributions will be subject to lawfully available funds therefor, and no assurance can be given that we will be able to declare such distributions in future periods.

We may fund our cash distributions to shareholders in the future from any sources of funds available to us, including offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets, and dividends or other distributions paid to us on account of preferred and common equity investments in portfolio companies. We have not established limits on the amount of funds we may use from available sources to make distributions.

As required under the 1940 Act, a quarterly estimate of the tax attributes of our distributions will be disclosed to our shareholders on our website at www.cionbdc.com; however, actual determinations of such tax attributes, including determinations from return of capital, will be made annually as of the end of our fiscal year, based upon our taxable income and distributions paid for the full year. Each year, information regarding the source of our distributions (i.e., whether paid from ordinary income, paid from net capital gains on the sale of securities, and/or a return of capital, the latter of which is a nontaxable distribution) will be disclosed to our shareholders on our website at www.cionbdc.com. Our distributions may exceed our earnings. As a result, a portion of the distributions we make may represent a return of capital. A return of capital is a return of your investment, rather than a return of earnings or gains derived from our investment activities, and will be made after deduction of the fees and expenses payable in connection with the offering, including any fees payable to CIM. A shareholder will not be subject to immediate taxation on the amount of any distribution treated as a return of capital to the extent of the shareholder’s basis in its shares; however, the shareholder’s basis in its shares will be reduced (but not below zero) by the amount of the return of capital, which will result in the shareholder recognizing additional gain (or a lower loss) when the shares are sold. A shareholder may recognize a gain from the sale of his/her shares even if the shareholder sells the shares for less than the original purchase price. To the extent that the amount of the return of capital exceeds the shareholder’s basis in its shares, such excess amount will be treated as gain from the sale of the shareholder’s shares. A shareholder’s basis in the investment will be reduced by the nontaxable amount, which will result in additional gain (or a lower loss) when the shares are sold. There can be no assurance that we will be able to sustain distributions at any particular level. See “Material U.S. Federal Income Tax Considerations” in this prospectus.

Pursuant to an expense support and conditional reimbursement agreement entered into on January 2, 2018 between us and CIM, CIM agreed to provide expense support to us in an amount that was sufficient to: (i) ensure that no portion of our distributions to shareholders was paid from our offering proceeds or borrowings, and/or (ii) reduce our operating expenses until we achieved economies of scale sufficient to ensure that we bore a reasonable level of expense in relation to our investment income. Under certain conditions, CIM would have been entitled to reimbursement of such expense support. On December 31, 2021, we and CIM allowed the amended and restated the expense support and conditional reimbursement agreement to expire in accordance with its terms because the parties believed that we bear a reasonable level of expense in relation to our investment income. See “Certain Relationships and Related Party Transactions” in this prospectus.

SALE OF COMMON STOCK BELOW NET ASSET VALUE

As a BDC, we are generally not able to issue and sell our common stock at a price below NAV per share. We may, however, sell our common stock, or warrants, options or rights to acquire our common stock, at a price below the then-current NAV of our common stock if our board of directors determines that such sale is in our best interests and the best interests of our shareholders, and our shareholders approve such sale. In addition, we may generally issue new shares of our common stock at a price below NAV in rights offerings to existing shareholders, in payment of distributions and in certain other limited circumstances. On September 15, 2023, our shareholders approved our ability to sell or otherwise issue during the next year shares of our common stock at a price below our then current NAV per share in one or more public or private offerings of our common stock not exceeding 25% of such then outstanding shares. If we issue such shares and again receive such approval from shareholders in 2024 or otherwise in the future, we may issue shares of our common stock at a price below the then current NAV per share of common stock.

SENIOR SECURITIES

Information about our senior securities (including preferred stock, debt securities and other indebtedness, if any) is shown in the following table as of the dates indicated in the table below, which is derived from our consolidated financial statements and related notes. All dollar amounts are presented in thousands. This information about our senior securities should be read in conjunction with our audited and unaudited consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as any amendments reflected in subsequent filings with the SEC.

	Total
	Amount			Average
	Outstanding		Involuntary	Market
	Exclusive of	Asset	Liquidating	Value
	Treasury	Coverage	Preference	Per
Class and Year/Period	Securities (1)	Per Unit (2)	Per Unit (3)	Unit (4)
JPM Credit Facility
March 31, 2024	$550,000	$1,807	$—	N/A
Fiscal 2023	550,000	1,810	$—	N/A
Fiscal 2022	610,000	1,920	$—	N/A
Fiscal 2021	550,000	2,120	$—	N/A
Fiscal 2020	625,000	2,210	$—	N/A
Fiscal 2019	250,000	2,130	$—	N/A
Fiscal 2018	250,000	2,090	$—	N/A
Fiscal 2017	224,423	2,490	$—	N/A
Fiscal 2016	224,423	3,040	$—	N/A
Fiscal 2015	—	2,840	$—	N/A
Fiscal 2014	—	2,520	$—	N/A
Fiscal 2013	—	2,340	$—	N/A
Fiscal 2012	—	3,020	$—	N/A
UBS Facility
March 31, 2024	$100,000	$1,807	$—	N/A
Fiscal 2023	122,500	1,810	$—	N/A
Fiscal 2022	142,500	1,920	$—	N/A
Fiscal 2021	125,000	2,120	$—	N/A
Fiscal 2020	100,000	2,210	$—	N/A
Fiscal 2019	200,000	2,130	$—	N/A
Fiscal 2018	200,000	2,090	$—	N/A
Fiscal 2017	162,500	2,490	$—	N/A
Fiscal 2016	—	3,040	$—	N/A
Fiscal 2015	—	2,840	$—	N/A
Fiscal 2014	—	2,520	$—	N/A
Fiscal 2013	—	2,340	$—	N/A
Fiscal 2012	—	3,020	$—	N/A
2026 Notes
March 31, 2024	$125,000	$1,807	$—	N/A
Fiscal 2023	125,000	1,810	$—	N/A
Fiscal 2022	125,000	1,920	$—	N/A
Fiscal 2021	125,000	2,120	$—	N/A
Fiscal 2020	—	2,210	$—	N/A
Fiscal 2019	—	2,130	$—	N/A
Fiscal 2018	—	2,090	$—	N/A
Fiscal 2017	—	2,490	$—	N/A
Fiscal 2016	—	3,040	$—	N/A
Fiscal 2015	—	2,840	$—	N/A
Fiscal 2014	—	2,520	$—	N/A
Fiscal 2013	—	2,340	$—	N/A
Fiscal 2012	—	3,020	$—	N/A

	Total
	Amount			Average
	Outstanding		Involuntary	Market
	Exclusive of	Asset	Liquidating	Value
	Treasury	Coverage	Preference	Per
Class and Year/Period	Securities (1)	Per Unit (2)	Per Unit (3)	Unit (4)
2021 More Term Loan
March 31, 2024	$30,000	$1,807	$—	N/A
Fiscal 2023	30,000	1,810	$—	N/A
Fiscal 2022	30,000	1,920	$—	N/A
Fiscal 2021	30,000	2,120	$—	N/A
Fiscal 2020	—	2,210	$—	N/A
Fiscal 2019	—	2,130	$—	N/A
Fiscal 2018	—	2,090	$—	N/A
Fiscal 2017	—	2,490	$—	N/A
Fiscal 2016	—	3,040	$—	N/A
Fiscal 2015	—	2,840	$—	N/A
Fiscal 2014	—	2,520	$—	N/A
Fiscal 2013	—	2,340	$—	N/A
Fiscal 2012	—	3,020	$—	N/A
2022 More Term Loan
March 31, 2024	$50,000	$1,807	$—	N/A
Fiscal 2023	50,000	1,810	$—	N/A
Fiscal 2022	50,000	1,920	$—	N/A
Fiscal 2021	—	2,120	$—	N/A
Fiscal 2020	—	2,210	$—	N/A
Fiscal 2019	—	2,130	$—	N/A
Fiscal 2018	—	2,090	$—	N/A
Fiscal 2017	—	2,490	$—	N/A
Fiscal 2016	—	3,040	$—	N/A
Fiscal 2015	—	2,840	$—	N/A
Fiscal 2014	—	2,520	$—	N/A
Fiscal 2013	—	2,340	$—	N/A
Fiscal 2012	—	3,020	$—	N/A
Series A Notes
March 31, 2024	$114,844	$1,807	$—	N/A
Fiscal 2023	114,844	1,810	$—	N/A
Fiscal 2022	—	1,920	$—	N/A
Fiscal 2021	—	2,120	$—	N/A
Fiscal 2020	—	2,210	$—	N/A
Fiscal 2019	—	2,130	$—	N/A
Fiscal 2018	—	2,090	$—	N/A
Fiscal 2017	—	2,490	$—	N/A
Fiscal 2016	—	3,040	$—	N/A
Fiscal 2015	—	2,840	$—	N/A
Fiscal 2014	—	2,520	$—	N/A
Fiscal 2013	—	2,340	$—	N/A
Fiscal 2012	—	3,020	$—	N/A

	Total
	Amount			Average
	Outstanding		Involuntary	Market
	Exclusive of	Asset	Liquidating	Value
	Treasury	Coverage	Preference	Per
Class and Year/Period	Securities (1)	Per Unit (2)	Per Unit (3)	Unit (4)
2027 Notes
March 31, 2024	$100,000	$1,807	$—	N/A
Fiscal 2023	100,000	1,810	$—	N/A
Fiscal 2022	—	1,920	$—	N/A
Fiscal 2021	—	2,120	$—	N/A
Fiscal 2020	—	2,210	$—	N/A
Fiscal 2019	—	2,130	$—	N/A
Fiscal 2018	—	2,090	$—	N/A
Fiscal 2017	—	2,490	$—	N/A
Fiscal 2016	—	3,040	$—	N/A
Fiscal 2015	—	2,840	$—	N/A
Fiscal 2014	—	2,520	$—	N/A
Fiscal 2013	—	2,340	$—	N/A
Fiscal 2012	—	3,020	$—	N/A
MS Credit Facility
March 31, 2024	$—	$1,807	$—	N/A
Fiscal 2023	—	1,810	$—	N/A
Fiscal 2022	—	1,920	$—	N/A
Fiscal 2021	—	2,120	$—	N/A
Fiscal 2020	—	2,210	$—	N/A
Fiscal 2019	112,500	2,130	$—	N/A
Fiscal 2018	150,000	2,090	$—	N/A
Fiscal 2017	—	2,490	$—	N/A
Fiscal 2016	—	3,040	$—	N/A
Fiscal 2015	—	2,840	$—	N/A
Fiscal 2014	—	2,520	$—	N/A
Fiscal 2013	—	2,340	$—	N/A
Fiscal 2012	—	3,020	$—	N/A
Citibank Credit Facility
March 31, 2024	$—	$1,807	$—	N/A
Fiscal 2023	—	1,810	$—	N/A
Fiscal 2022	—	1,920	$—	N/A
Fiscal 2021	—	2,120	$—	N/A
Fiscal 2020	—	2,210	$—	N/A
Fiscal 2019	278,542	2,130	$—	N/A
Fiscal 2018	298,542	2,090	$—	N/A
Fiscal 2017	324,542	2,490	$—	N/A
Fiscal 2016	—	3,040	$—	N/A
Fiscal 2015	—	2,840	$—	N/A
Fiscal 2014	—	2,520	$—	N/A
Fiscal 2013	—	2,340	$—	N/A
Fiscal 2012	—	3,020	$—	N/A

	Total
	Amount			Average
	Outstanding		Involuntary	Market
	Exclusive of	Asset	Liquidating	Value
	Treasury	Coverage	Preference	Per
Class and Year/Period	Securities (1)	Per Unit (2)	Per Unit (3)	Unit (4)
Citibank Total Return Swap
March 31, 2024	$—	$1,807	$—	N/A
Fiscal 2023	—	1,810	$—	N/A
Fiscal 2022	—	1,920	$—	N/A
Fiscal 2021	—	2,120	$—	N/A
Fiscal 2020	—	2,210	$—	N/A
Fiscal 2019	—	2,130	$—	N/A
Fiscal 2018	—	2,090	$—	N/A
Fiscal 2017	—	2,490	$—	N/A
Fiscal 2016	488,936	3,040	$—	N/A
Fiscal 2015	491,708	2,840	$—	N/A
Fiscal 2014	326,703	2,520	$—	N/A
Fiscal 2013	107,496	2,340	$—	N/A
Fiscal 2012	2,154	3,020	$—	N/A
Total Senior Securities
March 31, 2024	$1,069,844	$1,807	$—	N/A
Fiscal 2023	1,092,344	1,810	$—	N/A
Fiscal 2022	957,500	1,920	$—	N/A
Fiscal 2021	830,000	2,120	$—	N/A
Fiscal 2020	725,000	2,210	$—	N/A
Fiscal 2019	841,042	2,130	$—	N/A
Fiscal 2018	898,542	2,090	$—	N/A
Fiscal 2017	711,465	2,490	$—	N/A
Fiscal 2016	713,359	3,040	$—	N/A
Fiscal 2015	491,708	2,840	$—	N/A
Fiscal 2014	326,703	2,520	$—	N/A
Fiscal 2013	107,496	2,340	$—	N/A
Fiscal 2012	2,154	3,020	$—	N/A
(1)	Total amount of each class of senior securities outstanding at the end of the period presented.
(2)

Asset coverage per unit is the ratio of the carrying value of our total assets, less all liabilities excluding indebtedness represented by senior securities in this table, to the aggregate amount of senior securities representing indebtedness. Asset coverage per unit is expressed in terms of dollar amounts per $1,000 of indebtedness and is calculated on a consolidated basis.

(3)

The amount to which such class of senior security would be entitled upon our involuntary liquidation in preference to any security junior to it. The “—” in this column indicates information that the SEC expressly does not require to be disclosed for certain types of senior securities.

(4)

Our Series A Notes are publicly traded in Israel on the TASE under the ticker symbol “CION B1”. Average market value per unit is not applicable because the senior securities are not registered for public trading in the U.S. or at all.

INVESTMENT OBJECTIVE AND STRATEGY

Our Investment Objective and Strategy are described in “Part I—Item 1. Business” of our most recent Annual Report on Form 10-K and in “Part I—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Quarterly Report on Form 10-Q, which are incorporated by reference herein.

PORTFOLIO COMPANIES

The following table sets forth certain information as of March 31, 2024 regarding each portfolio company in which we had a debt or equity investment. All dollar amounts are presented in thousands. The general terms of our loans and other investments are described in “Investment Objective and Strategy” in this prospectus. We offer to make available significant managerial assistance to our portfolio companies. We may receive rights to observe the meetings of our portfolio companies’ board of directors. Other than these investments, our only relationships with our portfolio companies are the managerial assistance we may separately provide to our portfolio companies, which services would be ancillary to our investments.

			Principal /
		Investment	Par Amount /			% of
		Coupon Rate,	Number of	Amortized	Fair	Net
Name and Address of Portfolio Company	Industry	Maturity Date	Shares	Cost	Value	Assets
Senior Secured First Lien Debt
Adapt Laser Acquisition, Inc. 1218 Guinotte Avenue Kansas City, MO 64120	Capital Equipment	SOFR + 10.00%, 1.00% SOFR Floor, 12/31/2025	$2,104	$2,104	$2,093	0.2%
Adapt Laser Acquisition, Inc. 1218 Guinotte Avenue Kansas City, MO 64120	Capital Equipment	SOFR + 10.00%, 1.00% SOFR Floor, 12/31/2025	10,765	10,765	11,088	1.3%
Afore Insurance Services, LLC 160 Chapel Road #101 Manchester, CT 06042	Banking, Finance, Insurance & Real Estate	SOFR + 6.00%, 1.00% SOFR Floor, 03/24/2025	4,583	4,583	4,583	0.5%
AHF Parent Holding, Inc. P.O. Box 566 38240 Hempland Road Mountville, PA 17554	Construction & Building	SOFR + 6.25%, 0.75% SOFR Floor, 02/01/2028	2,700	2,662	2,688	0.3%
Allen Media, LLC 1925 Century Park East, Suite 1000 Los Angeles, CA 90067	Media: Diversified & Production	SOFR + 5.50%, 0.00% SOFR Floor, 02/10/2027	8,749	8,700	8,356	1.0%
ALM Global, LLC 150 E 42nd Street New York, NY 10017	Media: Advertising, Printing & Publishing	SOFR + 6.25%, 1.00% SOFR Floor, 02/21/2029	29,726	29,726	29,727	3.4%
ALM Global, LLC 150 E 42nd Street New York, NY 10017	Media: Advertising, Printing & Publishing	0.50% Unfunded, 02/21/2029	2,700	—	—	0.0%
American Clinical Solutions LLC 721 Cortaro Drive Sun City Center, FL 33573	Healthcare & Pharmaceuticals	SOFR + 7.00%, 0.00% SOFR Floor, 06/30/2025	7,914	7,914	7,598	0.9%
American Clinical Solutions LLC 721 Cortaro Drive Sun City Center, FL 33573	Healthcare & Pharmaceuticals	0.00% Unfunded, 06/30/2025	3,500	—	(140)	0.0%
American Family Care, LLC 3700 Cahaba Beach Road Birmingham, AL 35242	Healthcare & Pharmaceuticals	SOFR + 6.00%, 1.00% SOFR Floor, 02/28/2029	13,636	13,636	13,636	1.6%
American Family Care, LLC 3700 Cahaba Beach Road Birmingham, AL 35242	Healthcare & Pharmaceuticals	1.00% Unfunded, 02/28/2026	4,545	—	—	0.0%
American Family Care, LLC 3700 Cahaba Beach Road Birmingham, AL 35242	Healthcare & Pharmaceuticals	SOFR + 6.00%, 1.00% SOFR Floor, 02/28/2029	227	227	227	0.0%
American Family Care, LLC 3700 Cahaba Beach Road Birmingham, AL 35242	Healthcare & Pharmaceuticals	0.50% Unfunded, 02/28/2029	1,591	—	—	0.0%
American Health Staffing Group, Inc. 3009 Astoria Ct. Edmond, OK 73034	Services: Business	0.50% Unfunded, 11/19/2026	3,333	(17)	—	0.0%
American Health Staffing Group, Inc. 3009 Astoria Ct. Edmond, OK 73034	Services: Business	SOFR + 6.00%, 1.00% SOFR Floor, 11/19/2026	16,333	16,239	16,333	1.9%
American Teleconferencing Services, Ltd. 3280 Peachtree Road N.E. Suite 1000 Atlanta, GA 30305	Telecommunications	0.00% Unfunded, 04/07/2023	235	—	—	0.0%

			Principal /
		Investment	Par Amount /			% of
		Coupon Rate,	Number of	Amortized	Fair	Net
Name and Address of Portfolio Company	Industry	Maturity Date	Shares	Cost	Value	Assets
American Teleconferencing Services, Ltd. 3280 Peachtree Road N.E. Suite 1000 Atlanta, GA 30305	Telecommunications	PRIME + 5.50%, 04/07/2023	3,116	3,116	140	0.0%
Ancile Solutions, Inc. 6085 Marshalee Dr., Suite 300 Elkridge, MD 21075	High Tech Industries	SOFR + 10.00%, 1.00% SOFR Floor, 06/11/2026	11,126	10,947	11,001	1.3%
Anthem Sports & Entertainment Inc. 171 East Liberty Street, Suite 245 Toronto, ON Canada	Media: Diversified & Production	0.50% Unfunded, 11/15/2026	167	—	(10)	0.0%
Anthem Sports & Entertainment Inc. 171 East Liberty Street, Suite 245 Toronto, ON Canada	Media: Diversified & Production	SOFR + 9.50%, 1.00% SOFR Floor, 11/15/2026	41,366	41,250	38,988	4.5%
Anthem Sports & Entertainment Inc. 171 East Liberty Street, Suite 245 Toronto, ON Canada	Media: Diversified & Production	SOFR + 9.50%, 1.00% SOFR Floor, 11/15/2026	3,359	3,359	3,166	0.4%
Appalachian Resource Company, LLC 888 Seventh Avenue, 29th Floor New York, NY 10106	Metals & Mining	SOFR + 10.00%, 1.00% SOFR Floor, 09/15/2024	5,000	5,000	5,000	0.6%
Appalachian Resource Company, LLC 888 Seventh Avenue, 29th Floor New York, NY 10106	Metals & Mining	SOFR + 5.00%, 1.00% SOFR Floor, 09/30/2024	11,137	11,129	10,804	1.3%
Atlas Supply LLC 9663 Santa Monica Blvd #277 Beverley Hills, CA 90210	Healthcare & Pharmaceuticals	11.00%, 04/29/2025	5,000	5,000	4,400	0.5%
Avison Young (Canada) Inc./Avison Young (USA) Inc. 222 Bay St., Suite 2500, Mailbox #245 Toronto, ON M5K 1J5 Canada	Banking, Finance, Insurance & Real Estate	SOFR + 7.50%, 2.00% SOFR Floor, 03/12/2028	3,320	3,221	3,320	0.4%
Avison Young (Canada) Inc./Avison Young (USA) Inc. 222 Bay St., Suite 2500, Mailbox #245 Toronto, ON M5K 1J5 Canada	Banking, Finance, Insurance & Real Estate	SOFR + 8.00%, 2.00% SOFR Floor, 03/12/2029	8,178	8,178	7,749	0.9%
Avison Young (Canada) Inc./Avison Young (USA) Inc. 222 Bay St., Suite 2500, Mailbox #245 Toronto, ON M5K 1J5 Canada	Banking, Finance, Insurance & Real Estate	SOFR + 8.00%, 2.00% SOFR Floor, 03/12/2029	2,795	2,795	2,494	0.3%
BDS Solutions Intermediateco, LLC 9750 Irvine Blvd Suite 101 Irvine, CA 92618	Services: Business	0.50% Unfunded, 02/07/2027	2,095	(73)	(60)	0.0%

			Principal /
		Investment	Par Amount /			% of
		Coupon Rate,	Number of	Amortized	Fair	Net
Name and Address of Portfolio Company	Industry	Maturity Date	Shares	Cost	Value	Assets
BDS Solutions Intermediateco, LLC 9750 Irvine Blvd, Suite 101 Irvine, CA 92618	Services: Business	SOFR + 7.00%, 1.00% SOFR Floor, 02/07/2027	19,841	19,602	19,270	2.2%
BDS Solutions Intermediateco, LLC 9750 Irvine Blvd, Suite 101 Irvine, CA 92618	Services: Business	SOFR + 7.00%, 1.00% SOFR Floor, 02/07/2027	762	761	740	0.1%
Berlitz Holdings, Inc. 7 Roszel Road, 3rd Floor Princeton, NJ 08540	Services: Business	SOFR + 9.00%, 1.00% SOFR Floor, 02/14/2025	13,800	13,438	13,267	1.5%
Bradshaw International Parent Corp. 9409 Buffalo Avenue Rancho Cucamonga, CA 91730	Consumer Goods: Durable	1.00% Unfunded, 10/21/2026	1,844	(24)	—	0.0%
Bradshaw International Parent Corp. 9409 Buffalo Avenue Rancho Cucamonga, CA 91730	Consumer Goods: Durable	SOFR + 5.75%, 1.00% SOFR Floor, 10/21/2027	12,860	12,645	12,860	1.5%
Cabi, LLC 21750 Arnold Center Rd Carson, CA 90810	Retail	SOFR + 4.50%, 1.00% SOFR Floor, 02/28/2027	16,477	16,315	16,394	1.9%
Carestream Health, Inc. 150 Verona Street Rochester, NY 14608	Healthcare & Pharmaceuticals	SOFR + 7.50%, 1.00% SOFR Floor, 09/30/2027	11,432	10,458	11,432	1.3%
Celerity Acquisition Holdings, LLC 2 Gough Street, Suite 300 San Francisco, CA 94103	Services: Business	SOFR + 10.00%, 1.00% SOFR Floor, 05/28/2026	16,278	16,259	16,278	1.9%
Cennox, Inc. 3010 Santa Fe Court Missoula, MT 59808	Services: Business	SOFR + 6.25%, 1.00% SOFR Floor, 05/04/2026	22,382	22,381	22,354	2.6%
Cennox, Inc. 3010 Santa Fe Court Missoula, MT 59808	Services: Business	SOFR + 6.25%, 1.00% SOFR Floor, 05/04/2026	11,441	11,438	11,427	1.3%
Cennox, Inc. 3010 Santa Fe Court Missoula, MT 59808	Services: Business	SOFR + 6.25%, 1.00% SOFR Floor, 05/04/2026	2,987	2,987	2,983	0.3%
CION/EagleTree Partners, LLC 100 Park Avenue, 25th Floor New York, NY 10017	Diversified Financials	14.00%, 12/21/2026	59,598	59,598	59,598	6.9%
Community Tree Service, LLC 416 Salinas Road Royal Oaks, CA 95076	Construction & Building	SOFR + 11.00%, 1.00% SOFR Floor, 06/17/2027	11,608	11,608	11,667	1.4%
Country Fresh Holdings, LLC 3200 Research Forest Drive, Suite A5 The Woodlands, TX 77381	Beverage, Food & Tobacco	PRIME + 6.00%, 04/30/2024	844	645	11	0.0%

			Principal /
		Investment	Par Amount /			% of
		Coupon Rate,	Number of	Amortized	Fair	Net
Name and Address of Portfolio Company	Industry	Maturity Date	Shares	Cost	Value	Assets
Country Fresh Holdings, LLC 3200 Research Forest Drive, Suite A5 The Woodlands, TX 77381	Beverage, Food & Tobacco	PRIME + 6.00%, 04/30/2024	342	268	5	0.0%
Critical Nurse Staffing, LLC 1114 N. 1st Street, Suite 200 Grand Junction, CO 8150	Healthcare & Pharmaceuticals	0.50% Unfunded, 11/01/2026	1,000	—	—	0.0%
Critical Nurse Staffing, LLC 1114 N. 1st Street, Suite 200 Grand Junction, CO 8150	Healthcare & Pharmaceuticals	SOFR + 6.50%, 1.00% SOFR Floor, 11/01/2026	12,764	12,764	12,764	1.5%
Critical Nurse Staffing, LLC 1114 N. 1st Street, Suite 200 Grand Junction, CO 8150	Healthcare & Pharmaceuticals	SOFR + 6.50%, 1.00% SOFR Floor, 11/01/2026	986	986	986	0.1%
David's Bridal, LLC 1001 Washington Street Conshohocken, PA 19428	Retail	SOFR + 6.50%, 0.00% SOFR Floor, 12/21/2027	22,050	22,050	21,831	2.5%
David's Bridal, LLC 1001 Washington Street Conshohocken, PA 19428	Retail	SOFR + 6.00%, 0.00% SOFR Floor, 12/21/2027	16,834	16,834	16,623	1.9%
Deluxe Entertainment Services, Inc. 2400 West Empire Avenue Burbank, CA 91504	Media: Diversified & Production	PRIME + 5.50%, 03/25/2024	2,621	2,531	85	0.0%
Dermcare Management, LLC 4000 Hollywood Boulevard, Suite 215-S Hollywood, FL 33021	Healthcare & Pharmaceuticals	0.50% Unfunded, 04/22/2028	448	—	—	0.0%
Dermcare Management, LLC 4000 Hollywood Boulevard, Suite 215-S Hollywood, FL 33021	Healthcare & Pharmaceuticals	SOFR + 5.75%, 1.00% SOFR Floor, 04/22/2028	896	896	896	0.1%
Dermcare Management, LLC 4000 Hollywood Boulevard, Suite 215-S Hollywood, FL 33021	Healthcare & Pharmaceuticals	SOFR + 5.75%, 1.00% SOFR Floor, 04/22/2028	9,238	9,098	9,238	1.1%
Dermcare Management, LLC 4000 Hollywood Boulevard, Suite 215-S Hollywood, FL 33021	Healthcare & Pharmaceuticals	SOFR + 5.75%, 1.00% SOFR Floor, 04/22/2028	4,193	4,127	4,193	0.5%

			Principal /
		Investment	Par Amount /			% of
		Coupon Rate,	Number of	Amortized	Fair	Net
Name and Address of Portfolio Company	Industry	Maturity Date	Shares	Cost	Value	Assets
Emerald Technologies (U.S.) Acquisitionco, Inc. 1 Stiles Road Salem, NH 03079	Services: Business	SOFR + 6.25%, 1.00% SOFR Floor, 12/29/2027	2,850	2,810	2,622	0.3%
Entertainment Studios P&A LLC 1925 Century Park East, 10th Floor Los Angeles, CA 90067	Media: Diversified & Production	5.00%, 05/18/2037	—	—	265	0.0%
Entertainment Studios P&A LLC 1925 Century Park East, 10th Floor Los Angeles, CA 90067	Media: Diversified & Production	SOFR + 9.00%, 1.00% SOFR Floor, 09/28/2027	30,931	30,858	30,931	3.6%
ESP Associates, Inc. 3475 Lakemont Blvd. Fort Mill, SC 29708	Construction & Building	0.50% Unfunded, 07/24/2028	1,316	(26)	(13)	0.0%
ESP Associates, Inc. 3475 Lakemont Blvd. Fort Mill, SC 29708	Construction & Building	SOFR + 6.50%, 1.50% SOFR Floor, 07/24/2028	8,663	8,507	8,576	1.0%
Flatworld Intermediate Corp. 116 Village Blvd, Suite 200 Princeton, NJ 08540	Services: Business	0.50% Unfunded, 10/03/2027	5,865	—	—	0.0%
Flatworld Intermediate Corp. 116 Village Blvd, Suite 200 Princeton, NJ 08540	Services: Business	SOFR + 7.00%, 1.00% SOFR Floor, 10/03/2027	23,145	23,145	23,145	2.7%
Fluid Control II Inc. 6828 Forest Hills Rd. Loves Park, IL 61111	Chemicals, Plastics & Rubber	0.50% Unfunded, 08/03/2029	1,765	—	(7)	0.0%
Fluid Control II Inc. 6828 Forest Hills Rd. Loves Park, IL 61111	Chemicals, Plastics & Rubber	SOFR + 6.50%, 1.00% SOFR Floor, 08/03/2029	13,202	13,202	13,153	1.5%
FuseFX, LLC 14823 Califa St. Van Nuys, CA 91411	Media: Diversified & Production	SOFR + 6.00%, 1.00% SOFR Floor, 09/30/2026	19,987	19,944	19,437	2.3%
Future Pak, LLC 28115 Lakeview Drive Wixom, MI 48393	Healthcare & Pharmaceuticals	SOFR + 9.00%, 4.00% SOFR Floor, 09/22/2026	18,070	18,070	18,070	2.1%
Gold Medal Holdings, Inc. 309 Salina Rd. Sewell, NJ 08080	Environmental Industries	SOFR + 7.00%, 1.00% SOFR Floor, 03/17/2027	15,297	15,188	15,297	1.8%
GSC Technologies Inc. 160 Rue Vanier, Saint-Jean-sur-Richelieu QC J3B 3R4, Canada	Chemicals, Plastics & Rubber	SOFR + 5.00%, 1.00% SOFR Floor, 09/30/2025	2,093	2,052	1,998	0.2%
GSC Technologies Inc. 160 Rue Vanier, Saint-Jean-sur-Richelieu QC J3B 3R4, Canada	Chemicals, Plastics & Rubber	SOFR + 5.00%, 1.00% SOFR Floor, 09/30/2025	1,034	1,015	977	0.1%

			Principal /
		Investment	Par Amount /			% of
		Coupon Rate,	Number of	Amortized	Fair	Net
Name and Address of Portfolio Company	Industry	Maturity Date	Shares	Cost	Value	Assets
H.W. Lochner, Inc. 225 West Washington Street, 12th Floor Chicago, IL 60606	Construction & Building	0.50% Unfunded, 07/02/2027	536	—	—	0.0%
H.W. Lochner, Inc. 225 West Washington Street, 12th Floor Chicago, IL 60606	Construction & Building	SOFR + 6.75%, 1.00% SOFR Floor, 07/02/2027	8,738	8,687	8,738	1.0%
H.W. Lochner, Inc. 225 West Washington Street, 12th Floor Chicago, IL 60606	Construction & Building	SOFR + 6.25%, 1.00% SOFR Floor, 07/02/2027	1,464	1,414	1,464	0.2%
H.W. Lochner, Inc. 225 West Washington Street, 12th Floor Chicago, IL 60606	Construction & Building	SOFR + 6.75%, 1.00% SOFR Floor, 07/02/2027	10,295	10,053	10,295	1.2%
H.W. Lochner, Inc. 225 West Washington Street, 12th Floor Chicago, IL 60606	Construction & Building	SOFR + 6.75%, 1.00% SOFR Floor, 07/02/2027	2,536	2,466	2,504	0.3%
Heritage Power, LLC 3900 N 10th Street, Suite 910 McAllen, TX 78501	Energy: Oil & Gas	SOFR + 5.50%, 1.00% SOFR Floor, 07/20/2026	1,159	1,159	1,159	0.1%
Hilliard, Martinez & Gonzales, LLP 719 S Shoreline Blvd Corpus Christi, TX 78401	Services: Consumer	SOFR + 12.00%, 2.00% SOFR Floor, 09/16/2024	25,872	25,855	25,613	3.0%
Hollander Intermediate LLC 60 E 42nd Street, Suite 2220 New York, NY 10165	Consumer Goods: Durable	SOFR + 8.75%, 3.00% SOFR Floor, 09/19/2026	16,846	16,519	16,173	1.9%
Homer City Generation, L.P. 1750 Power Plant Rd Homer City, PA 15748	Energy: Oil & Gas	15.00%, 04/16/2024	13,667	12,024	9,225	1.1%
Homer City Generation, L.P. 1750 Power Plant Rd Homer City, PA 15748	Energy: Oil & Gas	17.00%, 04/16/2024	2,226	2,226	2,226	0.3%
Hudson Hospital Opco, LLC 138 River Drive South Jersey City, NJ 07310	Healthcare & Pharmaceuticals	SOFR + 8.00%, 3.00% SOFR Floor, 11/04/2023	2,186	2,176	2,060	0.2%
HUMC Holdco, LLC 308 Willow Avenue Hoboken, NJ 07030	Healthcare & Pharmaceuticals	SOFR + 8.00%, 3.00% SOFR Floor, 11/04/2023	7,780	7,780	7,780	0.9%
HW Acquisition, LLC 3420 Maple Ave. Pulaski, NY 13142	Capital Equipment	0.50% Unfunded, 09/28/2026	—	15	—	0.0%

			Principal /
		Investment	Par Amount /			% of
		Coupon Rate,	Number of	Amortized	Fair	Net
Name and Address of Portfolio Company	Industry	Maturity Date	Shares	Cost	Value	Assets
HW Acquisition, LLC 3420 Maple Ave. Pulaski, NY 13142	Capital Equipment	PRIME + 5.00%, 09/28/2026	2,933	2,904	2,431	0.3%
HW Acquisition, LLC 3420 Maple Ave. Pulaski, NY 13142	Capital Equipment	PRIME + 5.00%, 09/28/2026	18,781	18,677	15,564	1.8%
ICA Foam Holdings, LLC 1092 US‑278 Monticello, AR 71655	Containers, Packaging & Glass	SOFR + 7.25%, 1.00% SOFR Floor, 11/05/2025	19,026	18,815	18,455	2.1%
IJKG Opco LLC 138 River Drive South Jersey City, NJ 07310	Healthcare & Pharmaceuticals	SOFR + 8.00%, 3.00% SOFR Floor, 11/04/2023	1,457	1,443	1,373	0.2%
Inotiv, Inc. 2701 Kent Avenue West Lafayette, IN 47906	Healthcare & Pharmaceuticals	SOFR + 6.75%, 1.00% SOFR Floor, 11/05/2026	16,311	16,129	15,801	1.8%
Instant Web, LLC 7951 Powers Blvd Chanhassen, MN 55317	Media: Advertising, Printing & Publishing	0.50% Unfunded, 02/25/2027	1,731	—	(37)	0.0%
Instant Web, LLC 7951 Powers Blvd Chanhassen, MN 55317	Media: Advertising, Printing & Publishing	SOFR + 6.50%, 1.00% SOFR Floor, 02/25/2027	1,515	1,515	1,482	0.2%
Instant Web, LLC 7951 Powers Blvd Chanhassen, MN 55317	Media: Advertising, Printing & Publishing	PRIME + 3.75%, 4.00% PRIME Floor, 02/25/2027	512	512	528	0.1%
Instant Web, LLC 7951 Powers Blvd Chanhassen, MN 55317	Media: Advertising, Printing & Publishing	SOFR + 6.50%, 1.00% SOFR Floor, 02/25/2027	2,996	2,996	2,936	0.3%
Instant Web, LLC 7951 Powers Blvd Chanhassen, MN 55317	Media: Advertising, Printing & Publishing	SOFR + 7.00%, 1.00% SOFR Floor, 02/25/2027	46,383	46,384	30,613	3.5%
Invincible Boat Company 4700 NW 132 Street Opa Locka, FL 33054	Consumer Goods: Durable	0.50% Unfunded, 08/28/2025	718	—	—	0.0%
Invincible Boat Company 4700 NW 132 Street Opa Locka, FL 33054	Consumer Goods: Durable	SOFR + 6.50%, 1.50% SOFR Floor, 08/28/2025	80	80	80	0.0%
Invincible Boat Company 4700 NW 132 Street Opa Locka, FL 33054	Consumer Goods: Durable	SOFR + 6.50%, 1.50% SOFR Floor, 08/28/2025	13,475	13,422	13,475	1.6%
INW Manufacturing, LLC 1270 Champion Circle Carrollton, TX 75006	Services: Business	SOFR + 5.75%, 0.75% SOFR Floor, 03/25/2027	17,500	17,195	16,166	1.9%

			Principal /
		Investment	Par Amount /			% of
		Coupon Rate,	Number of	Amortized	Fair	Net
Name and Address of Portfolio Company	Industry	Maturity Date	Shares	Cost	Value	Assets
Ironhorse Purchaser, LLC 1650 East Fwy Baytown, TX 77521	Services: Business	0.50% Unfunded, 09/30/2027	408	—	—	0.0%
Ironhorse Purchaser, LLC 1650 East Fwy Baytown, TX 77521	Services: Business	SOFR + 6.50%, 1.00% SOFR Floor, 09/30/2027	7,036	6,982	7,036	0.8%
Ironhorse Purchaser, LLC 1650 East Fwy Baytown, TX 77521	Services: Business	SOFR + 6.50%, 1.00% SOFR Floor, 09/30/2027	2,015	2,001	2,015	0.2%
Ironhorse Purchaser, LLC 1650 East Fwy Baytown, TX 77521	Services: Business	SOFR + 6.50%, 1.00% SOFR Floor, 09/30/2027	408	402	408	0.0%
Isagenix International, LLC 155 E. Rivulon Blvd. Gilbert, AZ 85297	Beverage, Food & Tobacco	SOFR + 5.50%, 1.00% SOFR Floor, 04/14/2028	8,770	8,770	8,540	1.0%
Jenny C Acquisition, Inc. 5770 Fleet Street Carlsbad, CA 92008	Services: Consumer	SOFR + 9.00%, 1.75% SOFR Floor, 10/01/2024	534	534	131	0.0%
JP Intermediate B, LLC 140 Crescent Drive Collierville, TN 38017	Beverage, Food & Tobacco	SOFR + 5.50%, 1.00% SOFR Floor, 08/21/2027	35,197	18,921	28,114	3.3%
K&N Parent, Inc. P.O. Box 1329 Riverside, CA 92502	Consumer Goods: Durable	SOFR + 3.25%, 1.00% SOFR Floor, 08/16/2027	5,509	5,510	5,302	0.6%
K&N Parent, Inc. P.O. Box 1329 Riverside, CA 92502	Consumer Goods: Durable	SOFR + 8.00%, 1.00% SOFR Floor, 02/16/2027	4,220	4,100	4,363	0.5%
KeyImpact Holdings, Inc. 1701 Crossroads Dr. Odenton, MD 21113	Beverage, Food & Tobacco	SOFR + 6.50%, 1.00% SOFR Floor, 01/31/2029	24,123	24,123	24,123	2.8%
Klein Hersh, LLC 220 Gibraltar Road, Suite 150 Horsham, PA 19044	Services: Business	SOFR + 11.11%, 0.50% SOFR Floor, 04/27/2027	22,672	22,672	19,356	2.2%
KNB Holdings Corp. 12303 Technology Blvd., Suite 950 Austin, TX 78727	Consumer Goods: Durable	LIBOR + 5.50%, 1.00% LIBOR Floor, 04/26/2024	7,634	7,387	229	0.0%
LAV Gear Holdings, Inc. 3165 W Sunset Road, Suite 100 Las Vegas, NV 89118	Services: Business	SOFR + 6.28%, 1.00% SOFR Floor, 10/31/2025	27,523	27,455	27,420	3.2%
LAV Gear Holdings, Inc. 3165 W Sunset Road, Suite 100 Las Vegas, NV 89118	Services: Business	SOFR + 6.28%, 1.00% SOFR Floor, 10/31/2025	4,515	4,508	4,498	0.5%
LGC US Finco, LLC 7300 Airport Blvd. Houston, TX 77061	Capital Equipment	SOFR + 6.50%, 1.00% SOFR Floor, 12/20/2025	11,164	11,015	11,164	1.3%

			Principal /
		Investment	Par Amount /			% of
		Coupon Rate,	Number of	Amortized	Fair	Net
Name and Address of Portfolio Company	Industry	Maturity Date	Shares	Cost	Value	Assets
Lift Brands, Inc. 2411 Galpin Court, Suite 110 Chanhassen, MN 55317	Services: Consumer	9.50%, 06/29/2025	7,084	6,874	6,546	0.8%
Lift Brands, Inc. 2411 Galpin Court, Suite 110 Chanhassen, MN 55317	Services: Consumer	9.50%, 06/29/2025	6,198	6,163	5,966	0.7%
Lift Brands, Inc. 2411 Galpin Court, Suite 110 Chanhassen, MN 55317	Services: Consumer	SOFR + 7.50%, 1.00% SOFR Floor, 06/29/2025	22,991	22,991	22,991	2.7%
MacNeill Pride Group Corp. 155 Franklin Road, Suite 250 Brentwood, TN 37027	Services: Consumer	1.00% Unfunded, 04/30/2024	2,017	(10)	(13)	0.0%
MacNeill Pride Group Corp. 155 Franklin Road, Suite 250 Brentwood, TN 37027	Services: Consumer	SOFR + 6.25%, 1.00% SOFR Floor, 04/22/2026	17,007	16,952	16,901	2.0%
MacNeill Pride Group Corp. 155 Franklin Road, Suite 250 Brentwood, TN 37027	Services: Consumer	SOFR + 6.25%, 1.00% SOFR Floor, 04/22/2026	6,277	6,247	6,237	0.7%
Manus Bio Inc. 1030 Massachusetts Avenue, #300 Cambridge, MA 02138	Healthcare & Pharmaceuticals	13.00%, 08/20/2026	10,081	10,039	10,081	1.2%
Medplast Holdings, Inc. 2 Hampshire Street Foxborough, MA 02035	Healthcare & Pharmaceuticals	LIBOR + 3.75%, 0.00% LIBOR Floor, 07/02/2025	4,948	4,814	4,940	0.6%
Mimeo.com, Inc. 3350 Miac Cove Memphis, TN 38118	Media: Advertising, Printing & Publishing	1.00% Unfunded, 12/21/2024	2,500	—	—	0.0%
Mimeo.com, Inc. 3350 Miac Cove Memphis, TN 38118	Media: Advertising, Printing & Publishing	SOFR + 6.40%, 1.00% SOFR Floor, 12/21/2024	2,756	2,756	2,756	0.3%
Mimeo.com, Inc. 3350 Miac Cove Memphis, TN 38118	Media: Advertising, Printing & Publishing	SOFR + 6.40%, 1.00% SOFR Floor, 12/21/2024	21,466	21,466	21,466	2.5%
Moss Holding Company 2600 Elmhurst Road Elk Grove Village, IL 60007	Services: Business	0.50% Unfunded, 04/17/2024	2,126	—	—	0.0%
Moss Holding Company 2600 Elmhurst Road Elk Grove Village, IL 60007	Services: Business	6.25% Unfunded, 04/17/2024	106	—	—	0.0%
Moss Holding Company 2600 Elmhurst Road Elk Grove Village, IL 60007	Services: Business	SOFR + 6.25%, 1.00% SOFR Floor, 04/17/2024	22,067	22,055	22,067	2.6%

			Principal /
		Investment	Par Amount /			% of
		Coupon Rate,	Number of	Amortized	Fair	Net
Name and Address of Portfolio Company	Industry	Maturity Date	Shares	Cost	Value	Assets
NewsCycle Solutions, Inc. 7900 International Drive, Suite 800 Bloomington, MN 55425	Media: Advertising, Printing & Publishing	SOFR + 7.00%, 1.00% SOFR Floor, 02/27/2024	12,286	12,285	11,057	1.3%
Nova Compression, LLC 2500 Woodbine Dr. Kilgore, TX 75662	Energy: Oil & Gas	SOFR + 10.50%, 2.00% SOFR Floor, 10/13/2027	27,316	27,316	27,316	3.2%
Nova Compression, LLC 2500 Woodbine Dr. Kilgore, TX 75662	Energy: Oil & Gas	SOFR + 10.50%, 2.00% SOFR Floor, 10/13/2027	657	657	657	0.1%
Nova Compression, LLC 2500 Woodbine Dr. Kilgore, TX 75662	Energy: Oil & Gas	1.00% Unfunded, 10/13/2024	2,609	1	—	0.0%
NTM Acquisition Corp. 301 State Route 17, Rutherford, NJ 07070	Hotel, Gaming & Leisure	SOFR + 6.75%, 1.00% SOFR Floor, 06/18/2026	24,938	24,938	24,939	2.9%
OpCo Borrower, LLC 835 W 6th Street, Suite 1450 Austin, TX 78703	Healthcare & Pharmaceuticals	0.50% Unfunded, 08/19/2027	1,042	—	—	0.0%
OpCo Borrower, LLC 835 W 6th Street, Suite 1450 Austin, TX 78703	Healthcare & Pharmaceuticals	SOFR + 6.50%, 1.00% SOFR Floor, 08/19/2027	10,827	10,740	10,935	1.3%
Optio Rx, LLC 7051 Highway 70 South Nashville, TN 37221	Healthcare & Pharmaceuticals	LIBOR + 9.00%, 0.00% LIBOR Floor, 06/28/2024	2,500	2,500	2,500	0.3%
Optio Rx, LLC 7051 Highway 70 South Nashville, TN 37221	Healthcare & Pharmaceuticals	LIBOR + 12.00%, 0.00% LIBOR Floor, 06/28/2024	2,480	2,479	2,514	0.3%
Optio Rx, LLC 7051 Highway 70 South Nashville, TN 37221	Healthcare & Pharmaceuticals	LIBOR + 9.00%, 0.00% LIBOR Floor, 06/28/2024	15,366	15,360	15,251	1.8%
PH Beauty Holdings III. Inc. 3800 Swanson Court Gurnee, IL 60031	Consumer Goods: Non-Durable	SOFR + 5.00%, 0.00% SOFR Floor, 09/28/2025	9,450	9,236	9,356	1.1%
Playboy Enterprises, Inc. 10960 Wilshire Blvd., Suite 2200 Los Angeles, CA 90024‑3702	Consumer Goods: Non-Durable	SOFR + 4.25%, 0.50% SOFR Floor, 05/25/2027	19,856	19,560	19,161	2.2%
PRA Acquisition, LLC One North LaSalle Street, Suite 1800 Chicago, IL 60601	Hotel, Gaming & Leisure	SOFR + 6.50%, 1.00% SOFR Floor, 05/12/2028	19,850	19,850	19,701	2.3%

			Principal /
		Investment	Par Amount /			% of
		Coupon Rate,	Number of	Amortized	Fair	Net
Name and Address of Portfolio Company	Industry	Maturity Date	Shares	Cost	Value	Assets
RA Outdoors, LLC 717 N. Harwood Street, Suite 2400 Dallas, TX 75201	Media: Diversified & Production	SOFR + 6.75%, 1.00% SOFR Floor, 04/08/2026	1,049	980	1,049	0.1%
RA Outdoors, LLC 717 N. Harwood Street, Suite 2400 Dallas, TX 75201	Media: Diversified & Production	SOFR + 6.75%, 1.00% SOFR Floor, 04/08/2026	10,979	10,979	10,979	1.3%
Retail Services WIS Corp. 9265 Sky Park Court, Suite 100 San Diego, CA 92123	Services: Business	SOFR + 8.35%, 1.00% SOFR Floor, 05/20/2025	8,921	8,814	8,832	1.0%
Riddell, Inc. / All American Sports Corp. 1700 W. Higgins Road Des Plaines, IL 66018	Services: Consumer	SOFR + 6.00%, 1.00% SOFR Floor, 03/29/2029	16,364	16,036	16,036	1.9%
Riddell, Inc. / All American Sports Corp. 1700 W. Higgins Road Des Plaines, IL 66018	Services: Consumer	1.00% Unfunded, 09/29/2026	1,636	—	(33)	0.0%
Robert C. Hilliard, L.L.P. 719 S Shoreline Blvd Corpus Christi, TX 78401	Services: Consumer	SOFR + 12.00%, 2.00% SOFR Floor, 09/16/2024	2,146	2,146	2,125	0.2%
Rogers Mechanical Contractors, LLC 167 Liberty Road Villa Rica, GA 30180	Construction & Building	0.75% Unfunded, 09/09/2025	2,885	(10)	—	0.0%
Rogers Mechanical Contractors, LLC 167 Liberty Road Villa Rica, GA 30180	Construction & Building	1.00% Unfunded, 09/09/2025	3,365	(34)	—	0.0%
Rogers Mechanical Contractors, LLC 167 Liberty Road Villa Rica, GA 30180	Construction & Building	SOFR + 6.25%, 1.00% SOFR Floor, 09/09/2025	869	869	869	0.1%
Rogers Mechanical Contractors, LLC 167 Liberty Road Villa Rica, GA 30180	Construction & Building	SOFR + 6.25%, 1.00% SOFR Floor, 09/09/2025	16,438	16,404	16,438	1.9%
RumbleOn, Inc. 901 W Walnut Hill Ln #110A Irving, TX 75038	Automotive	SOFR + 8.75%, 1.00% SOFR Floor, 08/31/2026	2,611	2,598	2,532	0.3%
RumbleOn, Inc. 901 W Walnut Hill Ln #110A Irving, TX 75038	Automotive	SOFR + 8.75%, 1.00% SOFR Floor, 08/31/2026	8,651	8,288	8,392	1.0%
Securus Technologies Holdings, Inc. 14651 Dallas Parkway, Suite 600 Dallas, TX 75254‑8815	Telecommunications	SOFR + 4.89%, 1.00% SOFR Floor, 11/01/2024	3,895	3,725	3,383	0.4%
Sequoia Healthcare Management, LLC 138 River Drive South Jersey City, NJ 07310	Healthcare & Pharmaceuticals	12.75%, 11/04/2023	8,525	8,536	6,309	0.7%

			Principal /
		Investment	Par Amount /			% of
		Coupon Rate,	Number of	Amortized	Fair	Net
Name and Address of Portfolio Company	Industry	Maturity Date	Shares	Cost	Value	Assets
Sleep Opco, LLC 4455 W Camelback Rd. Phoenix, AZ 85031	Retail	SOFR + 6.50%, 1.00% SOFR Floor, 10/12/2026	200	201	200	0.0%
Sleep Opco, LLC 4455 W Camelback Rd. Phoenix, AZ 85031	Retail	0.50% Unfunded, 10/12/2026	1,550	(18)	—	0.0%
Sleep Opco, LLC 4455 W Camelback Rd. Phoenix, AZ 85031	Retail	SOFR + 6.50%, 1.00% SOFR Floor, 10/12/2026	13,600	13,457	13,600	1.6%
Sleep Opco, LLC 4455 W Camelback Rd. Phoenix, AZ 85031	Retail	SOFR + 7.00%, 1.00% SOFR Floor, 10/12/2026	396	384	400	0.0%
Spectrum Group Buyer, Inc. 228 South Main Street Spring Grove, PA 17362	Forest Products & Paper	SOFR + 6.50%, 0.75% SOFR Floor, 05/19/2028	10	9	8	0.0%
Spinal USA, Inc. / Precision Medical Inc. 300 Held Drive Northampton, PA 18067	Healthcare & Pharmaceuticals	LIBOR + 9.50%, 11/29/2024	1,426	1,426	706	0.1%
Spinal USA, Inc. / Precision Medical Inc. 300 Held Drive Northampton, PA 18067	Healthcare & Pharmaceuticals	LIBOR + 9.50%, 11/29/2024	16,051	16,017	8,427	1.0%
Spinal USA, Inc. / Precision Medical Inc. 300 Held Drive Northampton, PA 18067	Healthcare & Pharmaceuticals	LIBOR + 9.50%, 11/29/2024	917	849	454	0.1%
Spinal USA, Inc. / Precision Medical Inc. 300 Held Drive Northampton, PA 18067	Healthcare & Pharmaceuticals	LIBOR + 9.50%, 11/29/2024	871	871	431	0.0%
Spinal USA, Inc. / Precision Medical Inc. 300 Held Drive Northampton, PA 18067	Healthcare & Pharmaceuticals	LIBOR + 9.50%, 11/29/2024	726	672	381	0.0%
Spinal USA, Inc. / Precision Medical Inc. 300 Held Drive Northampton, PA 18067	Healthcare & Pharmaceuticals	LIBOR + 9.50%, 11/29/2024	664	664	670	0.1%
STATinMED, LLC 211 N. Fourth Avenue, Suite 2B Ann Arbor, MI 48104	Healthcare & Pharmaceuticals	SOFR + 9.50%, 2.00% SOFR Floor, 07/01/2027	11,087	11,087	10,588	1.2%
Stengel Hill Architecture, LLC 613 West Main Street Louisville, KY 40202	Construction & Building	SOFR + 6.50%, 1.00% SOFR Floor, 08/16/2028	14,925	14,925	14,925	1.7%
Tactical Air Support, Inc. 14505 Mt. Anderson St. Reno, NV 89506	Aerospace & Defense	SOFR + 8.50%, 1.00% SOFR Floor, 12/22/2028	12,000	12,000	12,000	1.4%
Tactical Air Support, Inc. 14505 Mt. Anderson St. Reno, NV 89506	Aerospace & Defense	0.75% Unfunded, 12/22/2028	2,000	—	—	0.0%
The Men's Warehouse, LLC 6380 Rogerdale Houston, TX 77072	Retail	SOFR + 6.50%, 0.00% SOFR Floor, 02/26/2029	3,000	2,985	2,985	0.3%

			Principal /
		Investment	Par Amount /			% of
		Coupon Rate,	Number of	Amortized	Fair	Net
Name and Address of Portfolio Company	Industry	Maturity Date	Shares	Cost	Value	Assets
Thrill Holdings, LLC 946 W 17th Street Costa Mesa, CA 92627	Media: Diversified & Production	0.50% Unfunded, 05/27/2027	1,739	—	39	0.0%
Thrill Holdings, LLC 946 W 17th Street Costa Mesa, CA 92627	Media: Diversified & Production	1.00% Unfunded, 05/27/2024	3,261	—	73	0.0%
Thrill Holdings, LLC 946 W 17th Street Costa Mesa, CA 92627	Media: Diversified & Production	SOFR + 6.50%, 1.00% SOFR Floor, 05/27/2027	19,981	19,981	20,430	2.4%
TMK Hawk Parent, Corp. 505 Collins Street South Attleboro, MA 02703	Services: Business	SOFR + 5.25%, 0.00% SOFR Floor, 06/30/2029	6,711	6,711	6,711	0.8%
Trademark Global, LLC 950 Tower Lane, Suite 1000 Foster City, CA 94404	Consumer Goods: Non-Durable	SOFR + 7.50%, 1.00% SOFR Floor, 07/30/2024	15,801	15,797	13,144	1.5%
Trammell, P.C. 3262 Westheimer Rd #423 Houston, TX 77098	Services: Consumer	SOFR + 15.50%, 2.00% SOFR Floor, 04/28/2026	13,497	13,497	13,497	1.6%
USALCO, LLC 2601 Cannery Ave. Baltimore, MD 21226	Chemicals, Plastics & Rubber	SOFR + 6.00%, 1.00% SOFR Floor, 10/19/2027	25,370	25,231	25,370	2.9%
Williams Industrial Services Group, Inc 9265 Sky Park Court, Suite 100 San Diego, CA 92123	Services: Business	SOFR + 11.00%, 1.00% SOFR Floor, 12/16/2025	1,687	1,577	843	0.1%
Williams Industrial Services Group, Inc 9265 Sky Park Court, Suite 100 San Diego, CA 92123	Services: Business	SOFR + 11.00%, 1.00% SOFR Floor, 12/16/2025	337	315	169	0.0%
Wok Holdings Inc. 7676 E. Pinnacle Peak Road Scottsdale, AZ 85255	Beverage, Food & Tobacco	SOFR + 6.25%, 0.00% SOFR Floor, 03/01/2026	24,779	24,293	24,536	2.8%
WorkGenius Inc. 110 East 25th Street New York, NY 10010	Services: Business	SOFR + 7.00%, 1.00% SOFR Floor, 06/07/2027	14,784	14,784	14,784	1.7%
WorkGenius Inc. 110 East 25th Street New York, NY 10010	Services: Business	SOFR + 7.50%, 1.00% SOFR Floor, 06/07/2027	750	739	750	0.1%
WorkGenius Inc. 110 East 25th Street New York, NY 10010	Services: Business	SOFR + 7.00%, 1.00% SOFR Floor, 06/07/2027	3,491	3,491	3,491	0.4%
Xenon Arc, Inc. 777 108th Ave. NE, Suite 1750 Bellevue, WA 98004	High Tech Industries	SOFR + 5.75%, 0.75% SOFR Floor, 12/17/2027	3,866	3,837	3,866	0.4%

			Principal /
		Investment	Par Amount /			% of
		Coupon Rate,	Number of	Amortized	Fair	Net
Name and Address of Portfolio Company	Industry	Maturity Date	Shares	Cost	Value	Assets
Senior Secured Second Lien Debt
Global Tel*Link Corp. 107 Francis Street 33rd Floor Mobile, AL 36602	Telecommunications	SOFR + 10.00%, 0.00% SOFR Floor, 11/29/2026	11,500	11,413	11,443	1.3%
OpCo Borrower, LLC 835 W 6th Street, Suite 1450 Austin, TX 78703	Healthcare & Pharmaceuticals	12.50%, 02/19/2028	12,500	11,834	12,875	1.5%
RA Outdoors, LLC 717 N. Harwood Street, Suite 2400 Dallas TX 75201	Media: Diversified & Production	SOFR + 9.00%, 1.00% SOFR Floor, 10/08/2026	1,804	1,804	1,748	0.2%
Securus Technologies Holdings, Inc. 14651 Dallas Parkway, Suite 600 Dallas, TX 75254-8815	Telecommunications	SOFR + 9.05%, 1.00% SOFR Floor, 11/01/2025	3,060	3,052	2,394	0.3%
Collateralized Securities and Structured Products- Equity
APIDOS CLO XVI Subordinated Notes 601 Travis Street 16th Floor Houston, TX 77002	Diversified Financials	0.00% Estimated Yield, 01/19/2025	9,000	—	—	0.0%
Galaxy XV CLO Ltd. Class A Subordinated Notes 601 Travis Street 16th Floor Houston, TX 77002	Diversified Financials	19.30% Estimated Yield, 04/15/2025	4,000	1,088	1,004	0.1%
Unsecured Debt
Lucky Bucks Holding LLC 5820 Live Oak Parkway, Suite 300 Norcross, GA 30071	Hotel, Gaming & Leisure	12.50%, 05/26/2028	25,846	22,860	4,135	0.5%
TMK Hawk Parent, Corp. 505 Collins Street South Attleboro, MA 02703	Services: Business	11.00%, 12/15/2031	1,421	1,421	1,371	0.2%
Equity
ARC Financial Partners, LLC 888 Seventh Avenue, 29th Floor New York, NY 10106	Metals & Mining	Membership Interests (25% ownership)	N/A	—	177	0.0%

			Principal /
		Investment	Par Amount /			% of
		Coupon Rate,	Number of	Amortized	Fair	Net
Name and Address of Portfolio Company	Industry	Maturity Date	Shares	Cost	Value	Assets
Ascent Resources - Marcellus, LLC 301 N.W. 63rd, Suite 600 Oklahoma City, OK 73116	Energy: Oil & Gas	Membership Units	511,255 Units	1,642	971	0.1%
Avison Young (Canada) Inc./Avison Young (USA) Inc. 222 Bay St., Suite 2500, Mailbox #245 Toronto, ON M5K 1J5 Canada	Banking, Finance, Insurance & Real Estate	Class A Preferred Shares	8,800,606 Units	8,801	6,666	0.8%
Avison Young (Canada) Inc./Avison Young (USA) Inc. 222 Bay St., Suite 2500, Mailbox #245 Toronto, ON M5K 1J5 Canada	Banking, Finance, Insurance & Real Estate	Class F Common Shares	6,575 Units	3,182	4,128	0.5%
Carestream Health, Inc. 150 Verona Street Rochester, NY 14608	Healthcare & Pharmaceuticals	Common Stock	614,368 Units	21,759	17,970	2.1%
CF Arch Holdings LLC 1775 St. James Place, Suite 200 Houston, TX 77056	Services: Business	Class A Units	380,952 Units	381	663	0.1%
CION/EagleTree Partners, LLC 100 Park Avenue, 25th Floor New York, NY 10017	Diversified Financials	Participating Preferred Shares	22,072,841 Units	22,073	19,393	2.2%
CION/EagleTree Partners, LLC 100 Park Avenue, 25th Floor New York, NY 10017	Diversified Financials	Membership Units (85% ownership)	N/A	—	—	0.0%
David's Bridal, LLC 1001 Washington Street Conshohocken, PA 19428	Retail	Preferred Units	1,000 Units	10,820	13,429	1.6%
David's Bridal, LLC 1001 Washington Street Conshohocken, PA 19428	Retail	Common Units	900,000 Units	23,130	42,570	4.9%
EBSC Holdings, LLC 1700 W. Higgins Road Des Plaines, IL 66018	Services: Consumer	Preferred Units	2,000 Units	1,970	1,970	0.2%
FWS Parent Holdings, LLC 116 Village Blvd., Suite 200 Princeton, NJ 08540	Services: Business	Class A Membership Interests	35,242 Units	800	458	0.1%
GSC Technologies, Inc. 160 Rue Vanier, Saint-Jean-sur-Richelieu QC J3B 3R4, Canada	Chemicals, Plastics & Rubber	Common Shares	807,268 Units	—	1,066	0.1%
Heritage Litigation Trust 3900 N 10th Street, Suite 910 McAllen, TX 78501	Energy: Oil & Gas	Restricted Stock	238,375 Units	119	132	0.0%
Instant Web Holdings, LLC 7951 Powers Blvd Chanhassen, MN 55317	Media: Advertising, Printing & Publishing	Class A Common Units	10,819 Units	—	—	0.0%
IPP Buyer Holdings, LLC 8450 City Centre Dr Woodbury, MN 55125	Retail	Class A Units	8,888,354 Units	10,740	12,266	1.4%
Isagenix International, LLC 155 E. Rivulon Blvd. Gilbert, AZ 85297	Beverage, Food & Tobacco	Common Shares	601,941 Units	8,987	6,107	0.7%
K&N HoldCo, LLC 1455 Citrus Street Riverside, CA 92507	Consumer Goods: Durable	Membership Units	458,364 Units	8,356	5,469	0.6%

			Principal /
		Investment	Par Amount /			% of
		Coupon Rate,	Number of	Amortized	Fair	Net
Name and Address of Portfolio Company	Industry	Maturity Date	Shares	Cost	Value	Assets
Language Education Holdings GP LLC 7 Roszel Road, 3rd Floor Princeton, NJ 08540	Services: Business	Common Units	366,667 Units	—	—	0.0%
Language Education Holdings LP 7 Roszel Road, 3rd Floor Princeton, NJ 08540	Services: Business	Ordinary Common Units	366,667 Units	825	1,683	0.2%
Longview Intermediate Holdings C, LLC 1375 Fort Martin Rd Maidsville, WV 26541	Energy: Oil & Gas	Membership Units	653,989 Units	2,704	20,408	2.4%
Macquarie Capital Funding LLC 125 West 55th Street New York, NY 10019	Hotel, Gaming & Leisure	N/A	123,568 Units	4,200	2,045	0.2%
Mount Logan Capital Inc. Suite 800, 365 Bay Street Toronto, Ontario M5H 2V1	Banking, Finance, Insurance & Real Estate	Common Stock	1,075,557 Units	3,534	1,589	0.2%
New Giving Acquisition, Inc. 835 W 6th Street, Suite 1450 Austin, TX 78703	Healthcare & Pharmaceuticals	Warrants	4,630 Units	633	3,198	0.4%
New HW Holdings Corp. 3420 Maple Ave. Pulaski, NY 13142	Capital Equipment	Common Stock	133 Units	—	—	0.0%
NS NWN Acquisition, LLC 271 Waverley Oaks Road Waltham, MA 02452	High Tech Industries	Class A Preferred Units	111 Units	—	962	0.1%
NS NWN Acquisition, LLC 271 Waverley Oaks Road Waltham, MA 02452	High Tech Industries	Common Equity	346 Units	393	—	0.0%
NS NWN Holdco, LLC 271 Waverley Oaks Road Waltham, MA 02452	High Tech Industries	Non-Voting Units	522 Units	—	212	0.0%
NSG Co-Invest (Bermuda) LP 102 St, James Court Flatts Smiths, FL 04 Bermuda	Consumer Goods: Durable	Partnership Interests	1,575 Units	1,000	934	0.1%
Palmetto Clean Technology, Inc. 1505 King Street Suite #114 Charleston, SC 29405	High Tech Industries	Warrants	724,112 Units	472	2,266	0.3%
Reorganized Heritage TopCo, LLC 3900 N 10th Street, Suite 910 McAllen, TX 78501	Energy: Oil & Gas	Common Stock	201,249 Units	7,225	7,790	0.9%
RumbleOn, Inc. 901 W Walnut Hill Ln #110A Irving, TX 75038	Automotive	Warrants	60,606 Units	378	253	0.0%

			Principal /
		Investment	Par Amount /			% of
		Coupon Rate,	Number of	Amortized	Fair	Net
Name and Address of Portfolio Company	Industry	Maturity Date	Shares	Cost	Value	Assets
Service Compression Holdings, LLC 2523 86th Street Lubbock, Texas 79422	Energy: Oil & Gas	Junior Preferred Units	389,001 Units	1,326	1,365	0.2%
Service Compression Holdings, LLC 2523 86th Street Lubbock, Texas 79423	Energy: Oil & Gas	Warrants	730,586 Units	1,426	1,976	0.2%
Snap Fitness Holdings, Inc. 2411 Galpin Ct., Suite 110 Chanhassen, MN 55317	Services: Consumer	Class A Common Stock	9,858 Units	3,078	4,204	0.5%
Snap Fitness Holdings, Inc. 2411 Galpin Ct., Suite 110 Chanhassen, MN 55317	Services: Consumer	Warrants	3,996 Units	1,247	1,704	0.2%
SRA Holdings, LLC 1600 N Bethlehem Pk St N200 Lower Gwynedd, PA 19002	Banking, Finance, Insurance & Real Estate	Membership Units	224,865 Units	23,611	26,948	3.1%
STATinMed Parent, LLC 13101 Preston Rd, Suite 110, #3395 Dallas, TX 75240	Healthcare & Pharmaceuticals	Class A Preferred Units	6,182 Units	6,182	1,248	0.1%
STATinMed Parent, LLC 13101 Preston Rd, Suite 110, #3395 Dallas, TX 75240	Healthcare & Pharmaceuticals	Class B Preferred Units	51,221 Units	3,193	—	0.0%
TMK Hawk Parent, Corp. 505 Collins Street South Attleboro, MA 02703	Services: Business	Common Shares	643,588 Units	8,579	8,502	1.0%
TMK Hawk Parent, Corp. 505 Collins Street South Attleboro, MA 02703	Services: Business	Warrants	36,734 Units	—	193	0.0%
URS Topco, LLC 41000 Plymouth Road Plymouth, MI 48170	Transportation: Cargo	Common Equity	430,540 Units	9,669	12,363	1.4%
WorkGenius, LLC 142 W 57th St New York, NY 10019	Services: Business	Class A Units	500 Units	500	667	0.1%
Yak Holding II, LLC 2438 Highway 98 E Columbia, MS 39429	Construction & Building	Series A Preferred Units	4,000,000 Units	2,000	4,000	0.5%
Yak Holding II, LLC 2438 Highway 98 E Columbia, MS 39429	Construction & Building	Series B‑1 Preferred Units	1,966,018 Units	1,966	1,986	0.2%
Yak Holding II, LLC 2438 Highway 98 E Columbia, MS 39429	Construction & Building	Series A Common Units	127,419 Units	—	748	0.1%

DETERMINATION OF NET ASSET VALUE

The value of our assets is determined quarterly and at such other times that an event occurs that materially affects the valuation. The valuation is made pursuant to Section 2(a)(41) of the 1940 Act, which requires that we value our assets as follows: (i) the market price for those securities for which a market quotation is readily available, and (ii) for all other securities and assets, at fair value, as determined in good faith by our board of directors. As a BDC, Section 2(a)(41) of the 1940 Act requires the board of directors to determine in good faith the fair value of portfolio securities for which a market price is not readily available, and it does so in conjunction with the application of our valuation procedures by CIM. In accordance with Rule 2a-5 of the 1940 Act, our board of directors has designated CIM as our “valuation designee.” Our board of directors and the audit committee of our board of directors, which is comprised solely of our independent directors, oversees the activities, methodology and processes of the valuation designee.

There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each asset while employing a valuation process that is consistently followed. Determinations of fair value involve subjective judgments and estimates. Accordingly, the notes to our consolidated financial statements refer to the uncertainty with respect to the possible effect of such valuations, and any change in such valuations in our consolidated financial statements. See “Risk Factors—Risks Related to our Business and Structure—As required by the 1940 Act, a significant portion of our investment portfolio is and will be recorded at fair value as determined in good faith by our board of directors and, as a result, there is and will be uncertainty as to the value of our portfolio investments.” in Part I, Item 1A of our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus.

In making fair value determinations, the following guidelines generally are used.

Valuation of Portfolio Investments

The fair value of our investments is determined quarterly in good faith by our board of directors pursuant to our consistently applied valuation procedures and valuation process in accordance with Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosure, or ASC 820. In accordance with Rule 2a-5 of the 1940 Act, our board of directors has designated CIM as our “valuation designee.” Our board of directors and the audit committee of our board of directors, the latter of which is comprised solely of independent directors, oversees the activities, methodology and processes of the valuation designee. ASC 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a three-tier fair value hierarchy that prioritizes and ranks the level of market price observability of inputs used in measuring investments at fair value. Inputs used to measure these fair values are classified into the following hierarchy:

Level 1 —	Quoted prices in active markets for identical assets or liabilities, accessible by us at the measurement date.
Level 2 —

Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or other observable inputs other than quoted prices.

Level 3 —

Unobservable inputs for the asset or liability. The inputs used in the determination of fair value may require significant management judgment or estimation. Such information may be the result of consensus pricing information or broker quotes that include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by the disclaimer would result in classification as a Level 3 asset, assuming no additional corroborating evidence.

Market price observability is affected by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Based on the observability of the inputs used in the valuation techniques, we are required to provide disclosures on fair value measurements according to the fair value hierarchy. The level in the fair value hierarchy for each fair value measurement has been determined based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to each investment. The level assigned to the investment valuations may not be indicative of the risk or liquidity associated with investing in such investments. Because of the inherent uncertainties of valuation, the values reflected in our consolidated financial statements may differ materially from the value that would be received upon an actual sale of such investments. In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses that we ultimately realize on these investments to materially differ from the valuations currently assigned.

A portion of our investments consist of debt securities that are traded on a private over-the-counter market for institutional investments. CIM attempts to obtain market quotations from at least two brokers or dealers for each investment (if available, otherwise from a principal market maker or a primary market dealer or other independent pricing service). CIM typically uses the average midpoint of the broker bid/ask price to determine fair value unless a different point within the range is more representative. Because of the private nature of this marketplace (meaning actual transactions are not publicly reported), and the non-binding nature of consensus pricing and/or quotes, we believe that these valuation inputs result in Level 3 classification within the fair value hierarchy. As these quotes are only indicative of fair value, CIM benchmarks the implied fair value yield and leverage against what has been observed in the market. If the implied fair value yield and leverage fall within the range of CIM’s market pricing matrix, the quotes are deemed to be reliable and used to determine the investment’s fair value.

Notwithstanding the foregoing, if in the reasonable judgment of CIM, the price of any investment held by us and determined in the manner described above does not accurately reflect the fair value of such investment, CIM will value such investment at a price that reflects such investment’s fair value and report such change in the valuation to the board of directors or its designee as soon as practicable. Investments that carry certain restrictions on sale will typically be valued at a discount from the public market value of the investment.

Any investments that are not publicly traded or for which a market price is not otherwise readily available are valued at a price that reflects it fair value. With respect to such investments, if CIM is unable to obtain market quotations, the investments are reviewed and valued using one or more of the following types of analyses:

i	Market comparable statistics and public trading multiples discounted for illiquidity, minority ownership and other factors for companies with similar characteristics.
ii	Valuations implied by third-party investments in the applicable portfolio companies.
iii	A benchmarking analysis to compare implied fair value and leverage to comparable market investments.
iv	Discounted cash flow analysis, including a terminal value or exit multiple.

Determination of fair value involves subjective judgments and estimates. Accordingly, the notes to our consolidated financial statements refer to the uncertainty with respect to the possible effect of such valuations, and any change in such valuations, on our consolidated financial statements. Below is a description of factors that our board of directors may consider when valuing our equity and debt investments where a market price is not readily available:

●	the size and scope of a portfolio company and its specific strengths and weaknesses;
●	prevailing interest rates for like securities;
●	expected volatility in future interest rates;
●	leverage;
●	call features, put features and other relevant terms of the debt;
●	the borrower’s ability to adequately service its debt;
●	the fair market value of the portfolio company in relation to the face amount of its outstanding debt;
●	the quality of collateral securing our debt investments;
●	multiples of EBITDA, cash flows, net income, revenues or, in some cases, book value or liquidation value; and
●	other factors deemed applicable.

All of these factors may be subject to adjustment based upon the particular circumstances of a portfolio company or our actual investment position. For example, adjustments to EBITDA may take into account compensation to previous owners, or acquisition, recapitalization, and restructuring expenses or other related or non-recurring items. The choice of analyses and the weight assigned to such factors may vary across investments and may change within an investment if events occur that warrant such a change.

When we use the discounted cash flow model to value our investments, such model deemed appropriate by CIM is prepared for the applicable investments and reviewed by designated members of CIM’s management team. Such models are prepared at least quarterly or on an as needed basis. The model uses the estimated cash flow projections for the underlying investments and an appropriate discount rate is determined based on the latest financial information available for the borrower, prevailing market trends, comparable analysis and other inputs. The model, key assumptions, inputs, and results are reviewed by designated members of CIM’s management team with final approval from the board of directors.

Consistent with our valuation policy, we evaluate the source of inputs, including any markets in which our investments are trading, in determining fair value.

We periodically benchmark the broker quotes from the brokers or dealers against the actual prices at which we purchase and sell our investments. Based on the results of the benchmark analysis and the experience of our management in purchasing and selling these investments, we believe that these quotes are reliable indicators of fair value. We may also use other methods to determine fair value for securities for which we cannot obtain market quotations through brokers or dealers, including the use of an independent valuation firm. Designated members of CIM’s management team and our board of directors review and approve the valuation determinations made with respect to these investments in a manner consistent with our valuation process.

As a practical expedient, we used NAV as the fair value for our equity investments in CION SOF Funding, LLC and BCP Great Lakes Fund LP, and we use NAV as the fair value for our equity investment in CION/EagleTree. CION SOF Funding, LLC and BCP Great Lakes Fund LP recorded, and CION/EagleTree records, their underlying investments at fair value on a quarterly basis in accordance with ASC 820.

Valuation Methods

With respect to investments for which market quotations are not readily available, CIM, as the valuation designee of our board of directors, undertakes a multi-step valuation process each quarter, as described below:

●	our quarterly valuation process generally begins with each portfolio company or investment either being sent directly to an independent valuation firm or initially valued by certain of CIM’s investment professionals and certain members of its management team, with such valuation taking into account information received from various sources, including independent valuation firms, if applicable;
●	preliminary valuation conclusions are then documented and discussed with members of CIM’s management team;
●	designated members of CIM’s management team review the preliminary valuation, and, if applicable, deliver such preliminary valuation to an independent valuation firm for its review;
●	designated members of CIM’s management team, and, if appropriate, the relevant investment professionals meet with the independent valuation firm to discuss the preliminary valuation;
●	designated members of CIM’s management team respond and supplement the preliminary valuation to reflect any comments provided by the independent valuation firm;
●	our audit committee meets with members of CIM’s management team and the independent valuation firms to discuss the assistance provided and the results of the independent valuation firms’ review; and
●	our board of directors and our audit committee provide oversight with respect to this valuation process, including requesting such materials as they may determine appropriate.

We shall promptly (but no later than five business days after we become aware) report to our board of directors in writing on the occurrence of matters that materially affect the fair value of the designated portfolio of investments. Material matters in this instance include a significant deficiency or material weakness in the design or effectiveness of CIM’s fair value determination process resulting in a material error in the calculation of NAV of $0.01 per share or greater.

In addition to the foregoing, certain investments for which a market price is not readily available are evaluated on a quarterly basis by an independent valuation firm and certain other investments are on a rotational basis reviewed by an independent valuation firm. Finally, certain investments are not evaluated by an independent valuation firm unless certain aspects of such investments in the aggregate meet certain criteria.

Given the expected types of investments, excluding short term investments and stock of publicly traded companies that are classified as Level 1, management expects our portfolio holdings to be classified as Level 3. Due to the uncertainty inherent in the valuation process, particularly for Level 3 investments, such fair value estimates may differ significantly from the values that would have been used had an active market for the investments existed. In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses that we ultimately realize on these investments to materially differ from the valuations currently assigned. Inputs used in the valuation process are subject to variability in the future and can result in materially different fair values.

For an additional discussion of our investment valuation process, refer to “Note 2. Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in our most recent Annual Report filed on Form 10-K.

MANAGEMENT

Please refer to Part III, Item 10, “Directors, Executive Officers and Corporate Governance” in our most recent Annual Report on Form 10-K and “Proposal 1—Election of Directors” in our most recent Definitive Proxy Statement on Schedule 14A, which are incorporated by reference into this prospectus, for information relating to our management and board of directors.

PORTFOLIO MANAGEMENT

The management of our investment portfolio is the responsibility of CIM and its investment professionals, including CIM’s investment committee, which currently consists of Mark Gatto and Michael A. Reisner, co-chief executive officers of CIM and co-chairmen of its investment committee, and Gregg A. Bresner, President and Chief Investment Officer of CIM. For more information regarding the business experience of Messrs. Gatto, Reisner and Bresner, see “Management” in this prospectus and the documents incorporated by reference therein. A majority of members of CIM’s investment committee must approve each new investment that we make. The members of CIM’s investment committee will not be employed by us and will receive no compensation from us in connection with their portfolio management activities.

Investment Personnel

Our investment personnel currently consists of CIM’s various investment professionals and the members of CIM’s investment committee, Messrs. Gatto, Reisner and Bresner. See “Management” in this prospectus and the documents incorporated by reference therein for biographical information pertaining to Messrs. Gatto, Reisner and Bresner.

CIM is currently staffed with various investment professionals, the members of the investment committee, and our other executive officers. In addition, CIM may retain additional investment personnel, based upon its needs.

The compensation of the members of the investment committee paid by CIM includes an annual base salary and may include a discretionary annual bonus. In addition, certain investment committee members indirectly hold equity interests in CIM and may receive distributions in profits in respect of those interests.

The table below shows the dollar range of shares of our common stock beneficially owned by the members of the investment committee as of June 10, 2024.

Dollar Range of Equity Securities
Name of Portfolio Manager	Beneficially Owned(1)(2)(3)
Mark Gatto	$500,001—$1,000,000
Michael A. Reisner	$500,001—$1,000,000
Gregg A. Bresner	$500,001—$1,000,000
(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(2)	The dollar range of equity securities beneficially owned in us is based on the closing price for our common stock of $12.24 on June 10, 2024 on the NYSE.
(3)	The dollar range of equity securities beneficially owned are: None, $1—$10,000, $10,001—$50,000, $50,001—$100,000, $100,001—$500,000, $500,001—$1,000,000, or over $1,000,000.

INVESTMENT ADVISORY AGREEMENT

Overview of CIM

Management Services and Responsibilities

CIM is a registered investment adviser under the Advisers Act and serves as our investment adviser pursuant to the investment advisory agreement in accordance with the 1940 Act. Subject to the overall supervision of our board of directors, CIM oversees our day-to-day operations and provides us with investment advisory services. Under the terms of the investment advisory agreement, CIM, among other things:

●	determines the composition and allocation of our portfolio, the nature and timing of the changes to our portfolio and the manner of implementing such changes;
●	identifies, evaluates and negotiates the structure of the investments we make;
●	performs due diligence on prospective portfolio companies;
●	executes, closes, services and monitors the investments we make; and
●	determines the securities and other assets we purchase, retain or sell.

CIM’s services under the investment advisory agreement may not be exclusive, and it is free to furnish similar services to other entities so long as its services to us are not impaired.

For information about the investment advisory agreement and the fees to be paid to CIM under the terms of the investment advisory agreement, please see “Note 1. Organization and Principal Business” and “Note 4. Transactions Related Parties” to our Consolidated Financial Statements in Part II, Item 8 of our most recent Annual Report on Form 10-K. Also see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our most recent Annual Report on Form 10-K.

ADMINISTRATION AGREEMENT

Administrative Services

On April 1, 2018, we entered into an administration agreement with CIM pursuant to which CIM furnishes us with administrative services including accounting, investor relations and other administrative services necessary to conduct our day-to-day operations. CIM is reimbursed for administrative expenses it incurs on our behalf in performing its obligations, provided that such reimbursement is for the lower of CIM’s actual costs or the amount that we would have been required to pay for comparable administrative services in the same geographic location. Such costs are reasonably allocated to us on the basis of assets, revenues, time records or other reasonable methods. We do not reimburse CIM for any services for which it receives a separate fee or for rent, depreciation, utilities, capital equipment or other administrative items allocated to a person with a controlling interest in CIM.

Additionally, as a BDC, we must offer managerial assistance to our portfolio companies. This managerial assistance may include monitoring the operations of our portfolio companies, participating in board and management meetings, consulting with and advising officers of our portfolio companies and providing other organizational and financial guidance. CIM, as our administrator, makes available such managerial assistance, on our behalf, to our portfolio companies. We may receive fees for these services and will reimburse CIM for it allocated costs in providing such assistance, subject to review and approval by our board of directors.

Term; Effective Date

The administration agreement became effective on April 1, 2018. Unless earlier terminated as described below, the agreement remains in effect from year-to-year if approved annually by a majority of our directors who are not interested persons and either our board of directors or the holders of a majority of our outstanding voting securities. On August 7, 2023, our board of directors, including a majority of our board of directors who are not interested persons, approved the renewal of the administration agreement with CIM for a period of twelve months commencing August 9, 2023.

We may terminate the administration agreement with CIM on 60 days’ written notice without penalty.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The information contained in Part III, Item 13, “Certain Relationships and Related Transactions, and Director Independence” in our most recent Annual Report on Form 10-K and under the caption “Certain Relationships and Related Transactions” in our most recent Definitive Proxy Statement on Schedule 14A are incorporated by reference herein.

CONTROL PERSONS AND PRINCIPAL SHAREHOLDERS

The information contained in Part III, Item 12, “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters” in our most recent Annual Report on Form 10-K and under the captions “Security Ownership of Management and Certain Beneficial Owners” and “Dollar Range of Securities Beneficially Owned by Directors” in our most recent Definitive Proxy Statement on Schedule 14A are incorporated by reference herein.

DISTRIBUTION REINVESTMENT PLAN

We adopted an “opt out” distribution reinvestment plan administered by SS&C Technologies, Inc. (f/k/a DST Systems, Inc.) and its affiliates, or the Plan Administrator, with respect to the reinvestment of cash distributions declared by our board of directors (or by our co-chief executive officers and ratified by our board of directors) in shares of our common stock.

All shareholders, including those who held shares prior to the Listing, must affirmatively opt out in the manner detailed below if they do not wish to participate in the distribution reinvestment plan.

With respect to each distribution subject to the distribution reinvestment plan, our board of directors reserves the right, subject to the provisions of the 1940 Act, to either issue new shares of common stock or to make open market purchases of our shares of common stock for the accounts of plan participants. We intend to use primarily newly issued shares of our common stock to implement the distribution reinvestment plan, so long as such shares are trading at or above NAV. If shares of our common stock are trading below NAV, we intend to cause the Plan Administrator or its designee, to the extent permitted by law and after taking into account any additional expenses related to open market purchases, to purchase shares of our common stock in the open market in connection with the implementation of the distribution reinvestment plan. However, we reserve the right to issue new shares of our common stock in connection with our obligations under the distribution reinvestment plan even if such shares are trading below NAV. If newly issued shares are used to implement the distribution reinvestment plan, the number of shares of our common stock to be issued to a plan participant is determined by dividing the total dollar amount of the distribution payable to such shareholder by the market price per share of common stock at the close of regular trading on the NYSE on the payment date subject to the adjustments described below. The market price per share of our common stock on a particular date shall be the closing price for such shares on the NYSE on such date or, if no sale is reported for such date, at the average of their reported bid and asked prices. However, if the market price per share exceeds the most recently computed NAV per share, we shall issue shares at the greater of (i) the most recently computed NAV and (ii) 95% of the current market price per share. If the market price per share is less than the most recently computed NAV per share, and we issue shares pursuant to the distribution reinvestment plan, we shall issue such shares at NAV. If shares of our common stock are purchased in the open market to implement the distribution reinvestment plan, the number of shares to be issued to a plan participant shall be determined by dividing the dollar amount of the cash distribution payable to such participant by the weighted average price per share for all shares purchased by the Plan Administrator in the open market in connection with the distribution. The number of shares of our common stock to be outstanding after giving effect to payment of the distribution cannot be established until the value per share at which additional shares will be issued has been determined and elections of the shareholders have been tabulated.

Each participant may elect to receive an entire distribution in cash by notifying the Plan Administrator in writing (if shares are registered directly with the Plan Administrator) or by notifying such plan participant’s broker (if shares are held in a brokerage account). Such election will be effective immediately if the participant’s notice is received at least three days prior to any distribution date; otherwise, such election will be effective only with respect to any subsequent distribution.

The distribution reinvestment plan may be terminated or amended by us upon notice in writing that is published and made publicly available at least 30 days prior to any record date for the payment of any distribution by us. Any amendment or supplement shall be deemed to be accepted by each participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of the participant’s account under the distribution reinvestment plan. Upon any termination, the Plan Administrator shall cause the shares of our common stock held for the participant under the distribution reinvestment plan to be delivered to the participant.

Please refer to “Note 5. Distributions” in the Notes to Consolidated Financial Statements in our most recent Annual Report filed on Form 10-K, “Note 5. Distributions” in the Notes to Consolidated Financial Statements in our most recent Quarterly Report filed on Form 10-Q, our Current Reports filed on Form 8-K, as applicable, as well as any amendments related to the foregoing reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus, for information relating to our distribution reinvestment plan.

DESCRIPTION OF OUR SECURITIES

This prospectus contains a summary of our common stock, preferred stock, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, subscription rights or debt securities. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement will contain the material terms and conditions for each security.

DESCRIPTION OF OUR COMMON STOCK

The following description is based on relevant portions of the Maryland General Corporation Law and on our articles of incorporation, as amended and restated, and bylaws. This summary is not necessarily complete, and we refer you to the Maryland General Corporation Law ana our articles of incorporation and bylaws for a more detailed description of the provisions summarized below.

Common Stock

Our authorized common stock consists of 500,000,000 shares, par value $0.001 per share. Our common stock commenced trading on the NYSE under the symbol “CION” on October 5, 2021. No shares of common stock have been authorized for issuance under any equity compensation plans. Under Maryland law, our shareholders generally are not personally liable for our debts or obligations.

Set forth below is a chart describing our common stock outstanding as of June 10, 2024:

(1)	(2)	(3)	(4)
		Amount Held by Us or for Our	Amount Outstanding Exclusive of
Title of Class	Amount Authorized	Account	Amount Under Column (3)
Common Stock	500,000,000	—	53,565,154

Under the terms of our articles of incorporation, all shares of our common stock have equal rights as to voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available for such purpose. Except as may be provided by the board of directors in setting the terms of classified or reclassified stock, shares of our common stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of shareholders, including the election of directors. Except as may be provided by the board of directors in setting the terms of classified or reclassified stock, the holders of our common stock have and will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock are able to elect all of our directors, provided that there are no shares of any other class or series of stock outstanding entitled to vote in the election of directors, and holders of less than a majority of such shares are unable to elect any director.

Limitation on Liability of Directors and Officers; Indemnification and Advancement of Expenses

Maryland law permits a Maryland corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.

Despite the above provisions of Maryland law, our articles of incorporation and the investment advisory agreement provide that CIM and its officers, directors, controlling persons and any other person or entity affiliated with it acting as our agent is not entitled to indemnification (including reasonable attorneys’ fees and amounts reasonably paid in settlement) for any liability or loss suffered by CIM, nor will am be held harmless for any loss or liability suffered by us, unless (1) CIM has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests, (2) CIM was acting on behalf of or performing services for us, (3) the liability or loss suffered was not the result of willful malfeasance, bad faith or gross negligence by CIM or an affiliate thereof acting as our agent and (4) the indemnification or agreement to hold CIM harmless is only recoverable out of our assets and not from our shareholders. In accordance with the 1940 Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misconduct, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

Maryland law requires a corporation (unless its articles of incorporation provide otherwise, which our articles of incorporation do not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity against reasonable expenses incurred in the proceeding in which the director or officer was successful. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Provisions of the Maryland General Corporation Law and Our Articles of Incorporation and Bylaws

The Maryland General Corporation Law and our articles of incorporation and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with the board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Maryland Business Combination Act and The Maryland Control Share Acquisition Act

The Maryland Business Combination Act, subject to limitations, prohibits certain business combinations between a Maryland corporation (like we are) and an interested shareholder (defined generally as any person who beneficially owns 10% or more of the voting power of our voting capital stock) or an affiliate of any interested shareholder for five years following the most recent date on which the shareholder became an interested shareholder, and thereafter imposes special appraisal rights and special shareholder voting requirements on these combinations. The Maryland Control Share Acquisition Act provides that “control shares” of a Maryland corporation (defined as shares which, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise, or direct the exercise of, one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by the corporation’s shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

The provisions of these two statutes generally apply to a Maryland corporation unless the corporation’s board of directors and bylaws, respectively, exempt the corporation from such provisions. Our board of directors has adopted resolutions that expressly exempt us from the Maryland Business Combination Act and our bylaws contain provisions that expressly exempt us from the Maryland Control Share Acquisition Act. Our election to be exempt from the provisions of the Maryland Control Share Acquisition Act may be repealed by our board of directors at its discretion, the result of which would make it more difficult for a third party to obtain control of us.

Election of Directors

As permitted by Maryland law, our directors are elected by a plurality of all votes cast by holders of the outstanding shares of stock entitled to vote at a meeting at which a quorum is present.

Classified Board of Directors

Our board of directors is divided into three classes of directors serving staggered terms. At each annual meeting of our shareholders, the successors to the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. Each director holds office for the term to which he or she is elected and until his or her successor is duly elected and qualifies. We believe that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of our management and policies.

Number of Directors; Vacancies; Removal

Our articles of incorporation provides that the number of directors is set by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. Our bylaws provide that the number of directors may never be less than one or more than twelve. Except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, and pursuant to an election in our articles of incorporation as permitted by Maryland law, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act.

Under Maryland law, our shareholders may remove a director, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast in the election of directors.

We currently have a total of eight members of the board of directors, six of whom are independent directors. Our articles of incorporation provide that a majority of our board of directors must be independent directors except for a period of up to 60 days after the death, removal or resignation of an independent director pending the election of his or her successor.

Action by Shareholders

The Maryland General Corporation Law provides that shareholder action can be taken only at an annual or special meeting of shareholders or by unanimous consent in lieu of a meeting. These provisions, combined with the requirements of our bylaws regarding the calling of a shareholder-requested special meeting of shareholders discussed below, may have the effect of delaying consideration of a shareholder proposal until the next annual meeting.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals

Our bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the board of directors and the proposal of business to be considered by shareholders may be made only (a) pursuant to our notice of the meeting, (b) by the board of directors or (c) by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. Among other things, and subject to certain exceptions, such advance notice provisions require that certain detail concerning the shareholder nominee or proposal be delivered to our secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the board of directors at a special meeting may be made only (a) pursuant to our notice of the meeting, (b) by the board of directors or (c) provided that the board of directors has determined that directors will be elected at the meeting, by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws. Among other things, such advance notice provisions require that certain detail concerning the shareholder nominee, including, among other things, the name, age and address of the shareholder nominee and number of shares held by the shareholder nominee, be delivered to our secretary not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

The purpose of requiring shareholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although our bylaws do not give our board of directors any power to disapprove shareholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders.

Calling of Special Meetings of Shareholders

Our bylaws provide that our board of directors and certain of our officers may call special meetings of shareholders. Additionally, our articles of incorporation and bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the shareholders requesting the meeting, a special meeting of shareholders will be called by the secretary of the corporation upon the written request of shareholders entitled to cast 10% or more of the votes entitled to be cast at the meeting.

Approval of Extraordinary Corporate Action; Amendment of Articles of Incorporation and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless advised by the board of directors and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its articles of incorporation for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Pursuant to our articles of incorporation, provided that our directors then in office have approved and declared the action advisable and submitted such action to the shareholders, an amendment to our articles of incorporation that requires shareholder approval, including a merger, or a sale of all or substantially all of our assets or a similar transaction outside the ordinary course of business, must be approved by the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Notwithstanding the foregoing, (i) amendments to our articles of incorporation to make our common stock a “redeemable security” or to convert the company, whether by merger or otherwise, from a closed-end company to an open-end company, and (ii) the dissolution of the company, must each be approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter.

Our articles of incorporation and bylaws provide that the board of directors will have the exclusive power to make, alter, amend or repeal any provision of our bylaws.

Our articles of incorporation provide that approval by a majority of our shareholders is needed for the following actions:

●	Amendment of the investment advisory agreement;
●	Removal of CIM and election of a new investment adviser;
●	Approval or disapproval of the sale of all or substantially all of our assets when such sale is to be made other than in the ordinary course of our business; and
●	Approval of a merger involving us or our reorganization.

Without the approval of a majority of our shareholders, CIM may not:

●	Amend the investment advisory agreement except for amendments that would not adversely affect the interests of our shareholders;
●	Voluntarily withdraw as our investment adviser unless such withdrawal would not affect our tax status and would not materially adversely affect our shareholders;
●	Appoint a new investment adviser;
●	Sell all or substantially all of our assets other than in the ordinary course of business; and
●	Approve a merger involving us or our reorganization.

No Appraisal Rights

In certain extraordinary transactions, the Maryland General Corporation Law provides the right to dissenting shareholders to demand and receive the fair value of their shares, subject to certain procedures and requirements set forth in the statute. Those rights are commonly referred to as appraisal rights. Except with respect to appraisal rights arising in connection with the Maryland Control Share

Acquisition Act (defined and discussed above), as permitted by the Maryland General Corporation Law, and similar rights in connection with a proposed roll-up transaction, our articles of incorporation provide that shareholders will not be entitled to exercise appraisal rights.

Appraisal and Compensation

Additional provisions of Maryland law provide that a Maryland corporation that is subject to the Exchange Act and has at least three outside directors can elect by resolution of the board of directors to be subject to some corporate governance provisions that may be inconsistent with the corporation’s articles of incorporation and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of shareholders. A board of directors classified in that manner cannot be altered by amendment to the articles of incorporation of the corporation. Further, the board of directors may, by electing into applicable statutory provisions and notwithstanding the articles of incorporation or bylaws:

●	provide that a special meeting of shareholders will be called only at the request of shareholders, entitled to cast at least a majority of the votes entitled to be cast at the meeting;
●	reserve for itself the right to fix the number of directors;
●	provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote;
●	retain for itself sole authority to fill vacancies created by the death, removal or resignation of a director; and
●	provide that all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors, in office, even if the remaining directors do not constitute a quorum.

In addition, if the board is classified, a director elected to fill a vacancy under this provision will serve for the balance of the unexpired term instead of until the next annual meeting of shareholders. A board of directors may implement all or any of these provisions without amending the articles of incorporation or bylaws and without shareholder approval. A corporation may be prohibited by its articles of incorporation or by resolution of its board of directors from electing any of the provisions of the statute. We are not prohibited from implementing any or all of the statute.

Pursuant to our articles of incorporation, we have elected to be subject to a specific provision of the statute such that, at all times that we are eligible to make that election, all vacancies on the board of directors resulting from an increase in the size of the board or the death, resignation or removal of a director, may be filled only by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum. That election by our board is subject to applicable requirements of the 1940 Act and subject to any provisions of a class or series of preferred stock established by the board, and provided that independent directors will nominate replacements for any vacancies among the independent directors’ positions. While certain other of the provisions available for election under the statute are already contemplated by our articles of incorporation and bylaws, the law would permit our board of directors to override further changes to the articles of incorporation or bylaws.

Conflicts with the 1940 Act

Our bylaws provide that, if and to the extent that any provision of the Maryland General Corporation Law, including the Maryland Control Share Acquisition Act (If we amend our bylaws to be subject to such act) and the Maryland Business Combination Act, or any provision of our articles of incorporation or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

DESCRIPTION OF PREFERRED STOCK THAT WE MAY ISSUE

In addition to shares of common stock, our articles of incorporation authorizes our board of directors to create and issue one or more series of preferred stock to the extent permitted by the 1940 Act. Prior to the issuance of shares of each series of preferred stock, our board of directors will be required by Maryland law and by our articles of incorporation to establish the voting powers (full or limited, or no voting powers), and the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of each series of our preferred stock. Thus, to the extent permitted by the 1940 Act, our board of directors could authorize the issuance of shares of a series of our preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Any issuance of preferred stock must comply with the requirements of the 1940 Act. The 1940 Act generally requires that (1) immediately after issuance and before any distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 66 2/3% of our total assets less liabilities not represented by indebtedness, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of common stock on a proposal to cease operations as a BDC. We believe that the availability for issuance of preferred stock will provide us with increased flexibility in structuring future financings and acquisitions.

Particular terms of any preferred stock we offer will be described in the prospectus supplement and any related free writing prospectus relating to such preferred stock. For any series of preferred stock that we may issue, our board of directors will determine and the prospectus supplement and any related free writing prospectus relating to such series will describe:

●	the designation and number of shares of such series;
●	the rate, whether fixed or variable, and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;
●	any provisions relating to convertibility or exchangeability of the shares of such series, including adjustments to the conversion price of such series;
●	the rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;
●	the voting powers, if any, of the holders of shares of such series;
●	any provisions relating to the redemption of the shares of such series;
●	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;
●	any conditions or restrictions on our ability to issue additional shares of such series or other securities;
●	if applicable, a discussion of certain U.S. federal income tax considerations; and
•	any other relative power, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our board of directors, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which cumulative dividends, if any, thereon will be cumulative. If we issue shares of preferred stock, holders of such preferred stock will be entitled to receive cash dividends at an annual rate that will be fixed or will vary for the successive dividend periods for each series. In general, the dividend periods for fixed rate preferred stock can range from quarterly to weekly and are subject to extension. We expect the dividend rate to be variable and determined for each dividend period.

DESCRIPTION OF SUBSCRIPTION RIGHTS THAT WE MAY ISSUE

The following is a general description of the terms of the subscription rights we may issue from time to time. Particular terms of any subscription rights we offer will be described in the prospectus supplement and any related free writing prospectus relating to such subscription rights.

We may issue subscription rights to purchase common stock or other securities. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our shareholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our shareholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement and any related free writing prospectus to our shareholders on the record date that we set for receiving subscription rights in such subscription rights offering. Our common shareholders will indirectly bear the expenses of such subscription rights offerings, regardless of whether our common shareholders exercise any subscription rights.

The applicable prospectus supplement and any related free writing prospectus will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

●	the period of time the offering would remain open (which shall be open a minimum number of days such that all record holders would be eligible to participate in the offering and shall not be open longer than 120 days);
●	the title and aggregate number of such subscription rights;
●	the exercise price or a formula for the determination of the exercise price for such subscription rights;
●	if applicable, the designation and terms of the securities with which the subscription rights are issued and the number of subscription rights issued with each such security or each principal amount of such security;
●	the ratio of the offering (which, in the case of transferable rights for common stock, will require a minimum of three shares to be held of record before a person is entitled to purchase an additional share);
●	the number or a formula for the determination of the number of such subscription rights issued to each shareholder;
●	the extent to which such subscription rights are transferable and the market on which they may be traded if they are transferable;
●	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;
●	the date on which the right to exercise such subscription rights would commence, and the date on which such rights will expire (subject to any extension);
●	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;
●	any termination right we may have in connection with such subscription rights offering;
●	the terms of any rights to redeem, or call such subscription rights;
●	the terms of the securities issuable upon exercise of the subscription rights;
●	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and

●	any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

Exercise of Subscription Rights

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Each subscription right would entitle the holder of the subscription right to purchase for cash or other consideration  such amount of shares of common stock or other securities at such exercise price as will in each case be set forth in, or be determinable as set forth in, the prospectus supplement and any related free writing prospectus relating to the subscription rights offered thereby or another report filed with the SEC. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the applicable prospectus supplement and any related free writing prospectus. After the close of business on the expiration date, all unexercised subscription rights would become void.

Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement and any related free writing prospectus, we will forward, as soon as practicable, the shares of common stock or other securities purchasable upon such exercise. If less than all of the rights represented by such subscription rights certificate are exercised, a new subscription certificate will be issued for the remaining rights. Prior to exercising their subscription rights, holders of subscription rights will not have any of the rights of holders of the securities purchasable upon such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to shareholders, persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting or other arrangements, as set forth in the applicable prospectus supplement and any related free writing prospectus. We have not previously completed such an offering of subscription rights.

Under the 1940 Act, we may generally only offer subscription rights (other than rights to subscribe expiring not later than 120 days after their issuance and issued exclusively and ratably to a class or classes of our security holders) on the condition that (1) the subscription rights expire by their terms within ten years; (2) the exercise price is not less than the current market value at the date of issuance; (3) our shareholders authorize the proposal to issue such subscription rights, and a “required” majority of our board of directors approves of such issuance on the basis that the issuance is in the best interests of us and our shareholders; and (4) if the subscription rights are accompanied by other securities, the subscription rights are not separately transferable unless no class of such subscription rights and the securities accompanying them has been publicly distributed. A “required” majority of our board of directors is a vote of both a majority of our directors who have no financial interest in the transaction and a majority of the directors who are not interested persons of the company. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants, options and subscription rights at the time of issuance may not exceed 25% of our outstanding voting securities.

DESCRIPTION OF DEBT SECURITIES THAT WE MAY ISSUE

We may issue debt securities in one or more series. The specific terms of each series of debt securities will be described in this prospectus and in the particular prospectus supplement and any related free writing prospectus relating to that series. The prospectus supplement and any related free writing prospectus may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, including any indenture, you should read both this prospectus and the prospectus supplement and any related free writing prospectus relating to that particular series.

As required by federal law for all bonds and notes of companies that are publicly offered in the United States, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and a financial institution acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, see “Description of our Debt Securities — Events of Default” of this prospectus for more information. Second, the trustee performs certain administrative duties for us, such as sending interest and principal payments to holders.

Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities issued pursuant to this prospectus and any accompanying prospectus supplement and any related free writing prospectus. For example, in this section, we use capitalized words to signify terms that are proposed to be specifically defined in the indenture. Some of the definitions are repeated in this prospectus, but for the rest, you will need to read the indenture. See “Available Information” for information on how to obtain a copy of the indenture.

A prospectus supplement and any related free writing prospectus, which will accompany this prospectus, will describe the particular series of debt securities being offered by including:

●	the designation or title of the series of debt securities;
●	the total principal amount of the series of debt securities and whether or not the offering may be reopened for additional securities of that series and on what terms;
●	the percentage of the principal amount at which the series of debt securities will be offered;
●	the date or dates on which principal will be payable;
●	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;
●	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;
●	the terms for redemption, extension or early repayment, if any;
●	the currencies in which the series of debt securities are issued and payable;
●	whether the amount of payments of principal, premium or interest, if any, on a series of debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;
●	the place or places, if any, other than or in addition to the City of New York, of payment, transfer, conversion and/or exchange of the debt securities;
●	the denominations in which the offered debt securities will be issued;
●	the provision for any sinking fund;

●	any restrictive covenants;
●	any Events of Default;
●	whether the series of debt securities are issuable in certificated form;
●	any provisions for defeasance or covenant defeasance;
●	any special federal income tax implications, including, if applicable, federal income tax considerations relating to original issue discount;
●	whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);
●	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;
●	whether the debt securities are subject to subordination and the terms of such subordination;
●	the listing, if any, on a securities exchange; and
●	any other terms.

The debt securities may be secured or unsecured obligations. Unless the prospectus supplement or any related free writing prospectus state otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

Under the provisions of the 1940 Act, we are permitted, as a BDC, to issue debt only in amounts such that we are in compliance with our asset coverage ratio, as defined in the 1940 Act. We are permitted, under specified conditions, to issue multiple classes of indebtedness if our asset coverage, as defined in the 1940 Act, is at least equal to 150% immediately after each such issuance. In addition, while any indebtedness and other senior securities remain outstanding, we must make provisions to prohibit any distribution to our shareholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage. For a discussion of the risks associated with leverage, see “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus.

General

The indenture provides that any debt securities proposed to be sold under this prospectus, any prospectus supplement, and any related free writing prospectus, defined herein as the “offered debt securities,” and any debt securities issuable upon the exercise of warrants or upon conversion or exchange of other offered securities, defined herein as “underlying debt securities,” may be issued under the indenture in one or more series.

For purposes of this prospectus, any reference to the payment of principal of, or premium or interest, if any, on, debt securities will include additional amounts if required by the terms of the debt securities.

The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities.” The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Description of our Debt Securities — Resignation of Trustee” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures. We refer you to the prospectus supplement and any related free writing prospectus for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

If any debt securities are convertible into shares of our common stock, the exercise price for such conversion will not be less than the NAV per share at the time of issuance of such debt securities (unless the majority of our board of directors determines that a lower exercise price is in the best interests of us and our shareholders, a majority of our shareholders (including shareholders who are not affiliated persons of us) have approved an issuance of common stock below the then current NAV per share in the 12 months preceding the issuance, and the exercise price closely approximates the market value of our common stock at the time the debt securities are issued).

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement and any related free writing prospectus will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement and any related free writing prospectus.

Issuance of Securities in Registered Form

We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in “certificated” form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book entry only form represented by global securities.

Book-Entry Holders

We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement and any related free writing prospectus. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in book-entry form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are represented by one or more global securities, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor holds a beneficial interest in those debt securities through the account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Legal Holders

Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in book-entry form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

●	how it handles securities payments and notices;
●	whether it imposes fees or charges;
●	how it would handle a request for the holders’ consent, if ever required;
●	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities;
●	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and
●	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

As noted above, we expect that we will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “Description of our Debt Securities — Global Securities — Special Situations when a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

●	an investor cannot cause the debt securities to be registered in his or her name and cannot obtain certificates for his or her interest in the debt securities, except in the special situations we describe below;
●	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “Description of our Debt Securities — Issuance of Securities in Registered Form” above;
●	an investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;
●	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;
●	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;
●	if we redeem less than all the debt securities of a particular series being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each of its participants holding that series;
●	an investor is required to give notice of exercise of any option to elect repayment of its debt securities, through its participant, to the applicable trustee and to deliver the related debt securities by causing its participant to transfer its interest in those debt securities, on DTC’s records, to the applicable trustee;
●	DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security; and
●	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations when a Global Security Will Be Terminated

In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors under “Description of our Debt Securities — Issuance of Securities in Registered Form” above.

The special situations for termination of a global security are as follows:

●	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we are unable to appoint another institution to act as depositary;
●	if we notify the trustee that we wish to terminate that global security; or
●	if an event of default has occurred with regard to the debt securities represented by that global security and has not been cured or waived; we discuss defaults later under “Description of our Debt Securities — Events of Default.”

The prospectus supplement and any related free writing prospectus may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement and any related free writing prospectus. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Payment and Paying Agents

We will pay interest to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, often about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “Description of our Debt Securities — Global Securities.”

Payments on Certificated Securities

We will make payments on a certificated debt security as follows: We will pay interest that is due on an interest payment date to the holder of debt securities as shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee and/or at other offices that may be specified in the prospectus supplement and any related free writing prospectus or in a notice to holders against surrender of the debt security.

Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in the United States, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the attached prospectus supplement and any related free writing prospectus. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Events of Default

You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

The term “Event of Default” in respect of the debt securities of your series may include any of the following (unless the prospectus supplement or any related free writing prospectus relating to such debt securities states otherwise):

●	we do not pay the principal of, or any premium on, a debt security of the series on its due date, and do not cure this default within five days;
●	we do not pay interest on a debt security of the series within 30 days of its due date;
●	we do not deposit any sinking fund payment in respect of debt securities of the series on its due date, and do not cure this default within five days;
●	we remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of debt securities of the series;
●	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur; and
●	any other Event of Default in respect of debt securities of the series described in the prospectus supplement or any related free writing prospectus occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest or in the payment of any sinking or purchase fund installment, if it considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series.

The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability, called an indemnity, security, or both, satisfactory to the trustee. If reasonable indemnity and/or security is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

●	you must give the trustee written notice that an Event of Default has occurred and remains uncured;

●	the holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;
●	the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and
●	the holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during that 60-day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default.

Waiver of Default

The holders of a majority in principal amount of the relevant series of debt securities may waive a default for all the relevant series of debt securities. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default on a holder’s debt security, however, without the holder’s approval.

Merger or Consolidation

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, unless the prospectus supplement and any related free writing prospectus relating to certain debt securities states otherwise, we may not take any of these actions unless all the following conditions are met:

●	where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for our obligations under the debt securities;
●	immediately after the transaction no Event of Default shall have happened and be continuing;
●	we must deliver certain certificates and documents to the trustee; and
●	we must satisfy any other requirements specified in the prospectus supplement and any related free writing prospectus relating to a particular series of debt securities.

Modification or Waiver

There are three types of changes we can make to the indenture and the debt securities issued thereunder.

Changes Requiring Your Approval

First, there are changes that we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

●	change the stated maturity of the principal of or interest on a debt security;
●	reduce any amounts due on a debt security;
●	reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

●	adversely affect any right of repayment at the holder’s option;
●	change the place or currency of payment on a debt security (except as otherwise described in the prospectus, prospectus supplement or free writing prospectus);
●	impair your right to sue for payment;
●	adversely affect any right to convert or exchange a debt security in accordance with its terms;
●	modify the subordination provisions in the indenture in a manner that is adverse to holders of the debt securities;
●	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;
●	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;
●	modify any other aspect of the provisions of the indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and
●	change any obligation we have to pay additional amounts.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications, establishment of the form or terms of new securities of any series as permitted by the indenture and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.

Changes Requiring Majority Approval

Any other change to the indenture and the debt securities would require the following approval:

●	if the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series; and
●	if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “Description of our Debt Securities — Modification or Waiver — Changes Requiring Your Approval.”

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:

●	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default;
●	for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement and any related free writing prospectus; and

●	for debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Description of our Debt Securities — Defeasance — Full Defeasance.” We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement and any related free writing prospectus that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant Defeasance

Under current U.S. federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If applicable, you also would be released from the subordination provisions described under “Description of our Debt Securities — Indenture Provisions — Subordination” below. In order to achieve covenant defeasance, we must do the following:

●	if the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and
●	we may be required to deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series, called “full defeasance”, if we put in place the following other arrangements for you to be repaid:

●	if the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

●	we may be required to deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit; and
●	we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act and a legal opinion and officers’ certificate certifying compliance with all conditions precedent to defeasance.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If applicable, you would also be released from the subordination provisions described later under “Description of our Debt Securities — Indenture Provisions — Subordination.”

Form, Exchange and Transfer of Certificated Registered Securities

If registered debt securities cease to be issued in book-entry form, they will be issued:

●	only in fully registered certificated form;
●	without interest coupons; and
●	unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

Holders may exchange their certificated securities, if any, for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities, if any, at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in the prospectus supplement and any related free writing prospectus. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture Provisions — Subordination

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all Senior Indebtedness (as defined below), but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Senior Indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities before all Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Senior Indebtedness or on their behalf for application to the payment of all the Senior Indebtedness remaining unpaid until all the Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of the Senior Indebtedness out of the distributive share of such subordinated debt securities.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture.

Senior Indebtedness is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:

●	our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed (other than indenture securities issued under the indenture and denominated as subordinated debt securities), unless in the instrument creating or evidencing the same or under which the same is outstanding it is provided that this indebtedness is not senior or prior in right of payment to the subordinated debt securities; and
●	renewals, extensions, modifications and refinancings of any of this indebtedness.

If this prospectus is being delivered in connection with the offering of a series of indenture securities denominated as subordinated debt securities, the prospectus supplement and any related free writing prospectus will set forth the approximate amount of our Senior Indebtedness outstanding as of a recent date.

Secured Indebtedness

Certain of our indebtedness, including certain series of indenture securities, may be secured. The prospectus supplement and any related free writing prospectus for each series of indenture securities will describe the terms of any security interest for such series and will indicate the approximate amount of our secured indebtedness as of a recent date. In the event of a distribution of our assets upon our insolvency, the holders of unsecured indenture securities may recover less, ratably, than holders of any of our secured indebtedness.

The Trustee under the Indenture

It is anticipated that U.S. Bank Trust Company, National Association will serve as the trustee under the indenture.

Certain Considerations Relating to Foreign Currencies

Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement and any related free writing prospectus.

DESCRIPTION OF WARRANTS THAT WE MAY ISSUE

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement and any related free writing prospectus relating to such warrants and will be subject to compliance with the 1940 Act.

We may issue warrants to purchase shares of our common stock, preferred stock or debt securities. Such warrants may be issued independently or together with shares of common or preferred stock or a specified principal amount of debt securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement and any related free writing prospectus will describe the particular terms of any series of warrants we may issue, including the following:

●	the title of such warrants;
●	the aggregate number of such warrants;
●	the price or prices at which such warrants will be issued;
●	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;
●	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
●	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which this principal amount of debt securities may be purchased upon such exercise;
●	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;
●	the date on which the right to exercise such warrants will commence and the date on which such right will expire (subject to any extension);
●	whether such warrants will be issued in registered form or bearer form;
●	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
●	the terms of any rights to redeem, or call such warrants;
●	information with respect to book-entry procedures, if any;
●	the terms of the securities issuable upon exercise of the warrants;
●	if applicable, a discussion of certain U.S. federal income tax considerations; and
●	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock or preferred stock, the right to receive dividends or other distributions, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Under the 1940 Act, we may generally only offer warrants provided that (1) the warrants expire by their terms within ten years, (2) the exercise price is not less than the market value of our common stock at the date of issuance, (3) our shareholders authorize the proposal to issue such warrants, and our board of directors approves such issuance on the basis that the issuance is in the best interests of us and our shareholders and (4) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them has been publicly distributed. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants at the time of issuance may not exceed 25% of our outstanding voting securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us and to an investment in shares of our common stock. This summary does not purport to be a complete description of the income tax considerations applicable to such an investment. For example, we have not described certain considerations that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including shareholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to mark-to-market their securities holdings, pass-through entities (including S-corporations), pension plans and trusts, financial institutions, real estate investment trusts, or REITs, RICs, persons that have a functional currency (as defined in Section 985 of the Code) other than the U.S. dollar, and financial institutions. This summary assumes that investors hold shares of our common stock as capital assets (within the meaning of Section 1221 of the Code). The discussion is based upon the Code, Treasury regulations, and administrative and judicial interpretations, each as of the date of the filing of this prospectus and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, regarding any offering of our securities. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we were to invest in tax-exempt securities or certain other investment assets.

For purposes of this discussion, a “U.S. shareholder” is a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

●	a citizen or individual resident of the United States;
●	a corporation, or other entity treated as a corporation, for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust if either a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or the trust was in existence on August 20, 1996, was treated as a U.S. person prior to that date, and has made a valid election to be treated as a U.S. person.

A “non-U.S. shareholder” is a beneficial owner of shares of our common stock that is not a U.S. shareholder.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective investor that is a partner in a partnership that will hold shares of our common stock should consult its tax advisors with respect to the purchase, ownership and disposition of shares of our common stock.

Tax matters are very complicated and the tax consequences to an investor of an investment in shares of our common stock will depend on the facts of his, her or its particular situation. We encourage investors to consult their own tax advisors regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty, and the effect of any possible changes in the tax laws.

Election to Be Taxed as a RIC

We have elected to be treated as a RIC under Subchapter M of the Code. As a RIC, we generally will not have to pay corporate-level U.S. federal income taxes on any net ordinary income or capital gains that we timely distribute to our shareholders as distributions. To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, we must distribute to our shareholders, for each taxable year, distributions of an amount at least equal to 90% of our “investment company taxable income,” which is generally our net ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses and determined without regard to any deduction for distributions paid, or the Annual Distribution Requirement. Although not required for us to maintain our RIC tax status, in order to preclude the imposition of a 4% nondeductible federal excise tax imposed on RICs, we must distribute to our shareholders in respect of each calendar year distributions of an amount at least equal to the sum of (1) 98% of our net ordinary income (taking into account certain deferrals and elections) for the calendar year, (2) 98.2% of the excess (if any) of our realized capital gains over our realized capital losses, or capital gain net income (adjusted for certain ordinary losses), generally for the one-year period ending on October 31 of the calendar year and (3) the sum of any net ordinary income plus capital gains net income for preceding years that were not distributed during such years and on which we paid no federal income tax, or the Excise Tax Avoidance Requirement.

Taxation as a RIC

If we:

●	qualify as a RIC; and
●	satisfy the Annual Distribution Requirement;
●	then we will not be subject to U.S. federal income tax on the portion of our investment company taxable income and net capital gain, defined as net long-term capital gains in excess of net short-term capital losses, we timely distribute (or are deemed to timely distribute) to shareholders. As a RIC, we will be subject to U.S. federal income tax at regular corporate rates on any net income or net capital gain not distributed or are deemed distributed as distributions to our shareholders.

In order to qualify as a RIC for U.S. federal income tax purposes, we must, among other things:

●	qualify to be treated as a BDC under the 1940 Act at all times during each taxable year;
●	derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to certain securities, loans, gains from the sale of stock or other securities, or other income derived with respect to our business of investing in such stock or securities, and net income derived from interests in “qualified publicly traded partnerships” (partnerships that are traded on an established securities market or tradable on a secondary market, other than partnerships that derive 90% of their income from interest, dividends and other permitted RIC income), or the 90% Income Test; and
●	diversify our holdings so that at the end of each quarter of the taxable year (i) at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and (ii) no more than 25% of the value of our assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer or of two or more issuers that are controlled, as determined under applicable tax rules, by us and that are engaged in the same or similar or related trades or businesses or in the securities of one or more qualified publicly traded partnerships, or collectively, the Diversification Tests.

We may invest in partnerships, including qualified publicly traded partnerships, which may result in our being subject to state, local or foreign income, franchise or other tax liabilities. For the purpose of determining whether we satisfy the 90% Income Test and the Diversification Tests described above, the character of our distributive share of items of income, gain, losses, deductions and credits derived through any investments in companies that are treated as partnerships for U.S. federal income tax purposes (other than certain publicly traded partnerships), or are treated as disregarded as separate from us for U.S. federal income tax purposes, generally will be determined as if we realized these tax items directly. Further, for purposes of calculating the value of our investment in the securities of an issuer for purposes of determining the 25% requirement described above, our proper proportion of any investment in the securities of that issuer that are held by a member of our “controlled group” must be aggregated with our investment in that issuer. A controlled group is one or more chains of corporations connected through stock ownership with us if (a) at least 20% of the total combined voting power of all classes of voting stock of each of the corporations is owned directly by one or more of the other corporations, and (b) we directly own at least 20% or more of the combined voting stock of at least one of the other corporations.

In addition, as a RIC we are subject to ordinary income and capital gain distribution requirements under U.S. federal excise tax rules for each calendar year. If we do not meet the required distributions, we will be subject to a 4% nondeductible federal excise tax on the undistributed amount. The failure to meet U.S. federal excise tax distribution requirements will not cause us to lose our RIC status. Although we currently intend to make sufficient distributions each taxable year to satisfy the U.S. federal excise tax requirements, under certain circumstances, we may choose to retain taxable income or capital gains in excess of current year distributions into the next tax year in an amount less than what would trigger payments of federal income tax under Subchapter M of the Code. We may then be required to pay a 4% excise tax on such income or capital gains.

A RIC is limited in its ability to deduct expenses in excess of its investment company taxable income. If our deductible expenses in a given taxable year exceed our investment company taxable income, we may incur a net operating loss for that taxable year. However, a RIC is not permitted to carry forward net operating losses to subsequent taxable years and such net operating losses do not pass through to its shareholders. In addition, deductible expenses can be used only to offset investment company taxable income, not net capital gain. A RIC may not use any net capital losses (that is, the excess of realized capital losses over realized capital gains) to offset its investment company taxable income, but may carry forward such net capital losses, and use them to offset future capital gains, indefinitely. Any underwriting fees paid to us are not deductible. Due to these limits on deductibility of expenses and net capital losses, we may for tax purposes have aggregate taxable income for several taxable years that we are required to distribute and that is taxable to our shareholders even if such taxable income is greater than the net income we actually earn during those taxable years.

We may be required to recognize taxable income in circumstances in which we do not receive cash. For example, if we hold debt obligations that are treated under applicable tax rules as having OID (such as debt instruments with PIK interest or, in certain cases, with increasing interest rates or issued with warrants), we must include in income each year a portion of the OID that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. Because any OID accrued will be included in our investment company taxable income for the taxable year of accrual, we may be required to make a distribution to our shareholders in order to satisfy the Annual Distribution Requirement or the Excise Tax Avoidance Requirement, even though we will not have received any corresponding cash amount. Furthermore, a portfolio company in which we hold equity or debt instruments may face financial difficulty that requires us to work out, modify, or otherwise restructure such equity or debt instruments. Any such restructuring could, depending upon the terms of the restructuring, cause us to incur unusable or nondeductible losses or recognize future non-cash taxable income.

Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, produce income that will not be qualifying income for purposes of the 90% Income Test. We intend to monitor our transactions and may make certain tax elections that are intended to maintain our status as a RIC and avoid a fund-level tax.

Gain or loss realized by us from warrants acquired by us as well as any loss attributable to the lapse of such warrants generally will be treated as capital gain or loss. Such gain or loss generally will be long term or short term, depending on how long we held a particular warrant.

Although we do not presently expect to do so, we are authorized to borrow funds and to sell assets in order to satisfy distribution requirements. However, under the 1940 Act, we are not permitted to make distributions to our shareholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. Moreover, our ability to dispose of assets to meet our distribution requirements may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our qualification as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or the Excise Tax Avoidance Requirement, we may make such dispositions at times that, from an investment standpoint, are not advantageous.

Some of the income and fees that we may recognize, such as fees for providing managerial assistance, certain fees earned with respect to our investments, income recognized in a work-out or restructuring of a portfolio investment, or income recognized from an equity investment in an operating partnership, will not satisfy the 90% Income Test. In order to manage the risk that such income and fees might disqualify us as a RIC for a failure to satisfy the 90% Income Test, we may be required to recognize such income and fees indirectly through one or more entities treated as corporations for U.S. federal income tax purposes. Such corporations will be required to pay U.S. corporate income tax on their earnings, which ultimately will reduce our return on such income and fees.

Failure to Qualify as a RIC

If we were unable to qualify for treatment as a RIC and are unable to cure the failure, for example, by disposing of certain investments quickly or raising additional capital to prevent the loss of RIC status, we would be subject to tax on all of our taxable income at regular corporate rates (and any applicable U.S. state and local taxes). The Code provides some relief from RIC disqualification due to failures to comply with the 90% Income Test and the Diversification Tests, although there may be additional taxes due in such cases. We cannot assure you that we would qualify for any such relief should we fail the 90% Income Test or the Diversification Tests.

Should failure occur, not only would all our taxable income be subject to tax at regular corporate rates (as well as any applicable U.S. state and local taxes), but we would not be able to deduct distributions to shareholders, nor would they be required to be made. Distributions, including distributions of net long-term capital gain, would generally be taxable to our shareholders as ordinary dividend income to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Code, certain corporate shareholders would be eligible to claim a dividends received deduction with respect to such distributions and non-corporate shareholders would generally be able to treat such distributions as “qualified dividend income,” which is subject to reduced rates of U.S. federal income tax. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the shareholder’s tax basis, and any remaining distributions would be treated as a capital gain. If we fail to qualify as a RIC, we may be subject to regular corporate tax on any net built-in gains with respect to certain of our assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had been liquidated) that we elect to recognize on requalification or when recognized over the next five taxable years.

The remainder of this discussion assumes that we qualify as a RIC and have satisfied the Annual Distribution Requirement.

Our Investments—General

Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (1) treat distributions that would otherwise constitute qualified dividend income as non-qualified dividend income, (2) treat distributions that would otherwise be eligible for the corporate dividends received deduction as ineligible for such treatment, (3) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (4) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (5) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (6) cause us to recognize income or gain without receipt of a corresponding cash payment, (7) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (8) adversely alter the characterization of certain complex financial transactions and (9) produce income that will not be qualifying income for purposes of the 90% Income Test. We intend to monitor our transactions and may make certain tax elections to mitigate the potential adverse effect of these provisions, but there can be no assurance that we will be eligible for any such tax elections or that any adverse effects of these provisions will be mitigated.

Gain or loss recognized by us from warrants or other securities acquired by us, as well as any loss attributable to the lapse of such warrants, generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term depending on how long we held a particular warrant or security.

A portfolio company in which we invest may face financial difficulties that require us to work-out, modify or otherwise restructure our investment in the portfolio company. Any such transaction could, depending upon the specific terms of the transaction, result in unusable capital losses or future non-cash income. Any such transaction could also result in our receiving assets that give rise to non-qualifying income for purposes of the 90% Income Test or otherwise would not count toward satisfying the Diversification Requirements.

Our investment in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes. In that case, our yield on those securities would be decreased. Shareholders generally will not be entitled to claim a U.S. foreign tax credit or deduction with respect to non-U.S. taxes paid by us.

If we purchase shares in a “passive foreign investment company,” or a PFIC, we may be subject to U.S. federal income tax on a portion of any “excess distribution” received on, or any gain from the disposition of, such shares even if we distribute such income as a taxable distribution to our shareholders. Additional charges in the nature of interest generally will be imposed on us in respect of deferred taxes arising from any such excess distribution or gain. If we invest in a PFIC and elect to treat the PFIC as a “qualified electing fund” under the Code, or a QEF, in lieu of the foregoing requirements, we will be required to include in income each year our proportionate share of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed by the QEF. Alternatively, we may be able to elect to mark-to-market at the end of each taxable year our shares in a PFIC; in this case, we will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent that any such decrease does not exceed prior increases included in our income. Our ability to make either election will depend on factors beyond our control and is subject to restrictions which may limit the availability of the benefit of these elections. Under either election, we may be required to recognize in a year income in excess of any distributions we receive from PFICs and any proceeds from dispositions of PFIC stock during that year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of determining whether we satisfy the Excise Tax Avoidance Requirement. See “Material U.S. Federal Income Tax Considerations—Taxation as a RIC” above.

Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time we accrue income, expenses or other liabilities denominated in a foreign currency and the time we actually collect such income or pay such expenses or liabilities are generally treated as ordinary income or loss. Similarly, gains or losses on foreign currency forward contracts and the disposition of debt obligations denominated in a foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.

Some of the income that we might otherwise realize directly, such as fees for providing managerial assistance, certain fees earned with respect to our investments, income recognized in a work-out or restructuring of a portfolio investment or income recognized from an equity investment in an operating partnership, may not satisfy the 90% Income Test. To manage the risk that such income might disqualify us as a RIC for failure to satisfy the 90% Income Test, one or more subsidiary entities treated as U.S. corporations for U.S. federal income tax purposes may be established and used to earn such income and (if applicable) hold the related asset. Such subsidiary entities will be required to pay U.S. federal income tax on their earnings, which ultimately will reduce the yield to our shareholders on such fees and income.

Taxation of U.S. Shareholders

The following discussion only applies to U.S. shareholders. Prospective shareholders that are not U.S. shareholders should refer to “—Taxation of Non-U.S. Shareholders” below.

Distributions

Distributions by us generally are taxable to U.S. shareholders as ordinary income or capital gains. Distributions of our “investment company taxable income” (which is, generally, our net ordinary income plus net short-term capital gains in excess of net long-term capital losses) will be taxable as ordinary income to U.S. shareholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional shares. To the extent such distributions paid by us to non-corporate shareholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations and if certain holding period requirements are met, such distributions generally will be treated as qualified dividend income and generally eligible for a maximum U.S. federal tax rate of either 15% or 20%, depending on whether the individual shareholder’s income exceeds certain threshold amounts, and if other applicable requirements are met, such distributions generally will be eligible for the corporate dividends received deduction to the extent such dividends have been paid by a U.S. corporation. In this regard, it is anticipated that distributions paid by us will generally not be attributable to dividends and, therefore, generally will not qualify for the preferential maximum U.S. federal tax rate applicable to non-corporate shareholders as well as will not be eligible for the corporate dividends received deduction. Subject to any future regulatory guidance to the contrary, distributions we make to shareholders in respect of any qualified publicly traded partnership income we receive will ostensibly not be eligible for the 20% pass through deduction accorded to non-corporate taxpayers under Section 199A of the Code in respect of such income received directly from a publicly traded partnership.

Distributions of our net capital gains (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly reported by us as “capital gain dividends” will be taxable to a U.S. shareholder as long-term capital gains (currently generally at a maximum rate of either 15% or 20%, depending on whether the individual shareholder’s income exceeds certain threshold amounts) in the case of individuals, trusts or estates, regardless of the U.S. shareholder’s holding period for his, her or its shares and regardless of whether paid in cash or reinvested in additional shares. Distributions in excess of our earnings and profits first will reduce a U.S. shareholder’s adjusted tax basis in such shareholder’s shares and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. shareholder. A shareholder’s basis for determining gain or loss upon the sale of shares received in a distribution from us will generally be equal to the cash that would have been received if the shareholder had received the distribution in cash, unless we issue new shares that are trading at or above NAV, in which case the shareholder’s basis in the new shares will generally be equal to its fair market value.

Although we currently intend to distribute any net capital gains at least annually, we may in the future decide to retain some or all of our net capital gains but report the retained amount as a “deemed distribution.” In that case, among other consequences, we will pay tax on the retained amount, each U.S. shareholder will be required to include their pro rata share of the deemed distribution in income as if it had been distributed to the U.S. shareholder, and the U.S. shareholder will be entitled to claim a credit equal to their pro rata allocable share of the tax paid on the deemed distribution by us. The amount of the deemed distribution net of such tax will be added to the U.S. shareholder’s tax basis for their shares. Since we expect to pay tax on any retained net capital gains at our regular corporate tax rate, and since that rate is in excess of the maximum rate currently payable by individuals on long-term capital gains, the amount of tax that individual shareholders will be treated as having paid and for which they will receive a credit will exceed the tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. shareholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds a shareholder’s liability for U.S. federal income tax. A shareholder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes we paid. In order to utilize the deemed distribution approach, we must provide written notice to our shareholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as a “deemed distribution.”

For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any tax year and (2) the amount of capital gain dividends paid for that tax year, we may, under certain circumstances, elect to treat a distribution that is paid during the following tax year as if it had been paid during the tax year in question. If we make such an election, the U.S. shareholder will still be treated as receiving the distribution in the tax year in which the distribution is made. However, any distribution declared by us in October, November or December of any calendar year, payable to shareholders of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated as if it had been received by our U.S. shareholders on December 31 of the calendar year in which the distribution was declared.

If an investor purchases shares shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the investor will be subject to tax on the distribution even though it represents a return of their investment.

We will make available to each of our U.S. shareholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts includible in such U.S. shareholder’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of each calendar year’s distributions generally will be reported to the IRS. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. shareholder’s particular situation. Distributions distributed by us generally will not be eligible for the dividends-received deduction or the lower tax rates applicable to certain qualified dividends.

Dispositions

A U.S. shareholder generally will recognize taxable gain or loss if the U.S. shareholder sells or otherwise disposes of his, her or its shares of our common stock. The amount of gain or loss will be measured by the difference between such shareholder’s adjusted tax basis in the common stock sold and the amount of the proceeds received in exchange. Any gain or loss arising from such sale or disposition generally will be treated as long-term capital gain or loss if the U.S. shareholder has held his, her or its shares of our common stock for more than one year; otherwise, any such gain or loss will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of our common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if other shares of our common stock or substantially identical stock or securities are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition.

In general, non-corporate U.S. shareholders (including individuals) currently are subject to a maximum U.S. federal income tax rate of 20% on their net capital gain (i.e., the excess of realized net long-term capital gains over realized net short-term capital losses), including any long-term capital gain derived from an investment in shares of our common stock. These rates are lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. shareholders currently are subject to U.S. federal income tax on net capital gain at the maximum 21% rate also applied to ordinary income. Non-corporate U.S. shareholders (including individuals) with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate U.S. shareholder (including an individual) in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate U.S. shareholders generally may not deduct any net capital losses for a year, but may carry back such losses for three years or carry forward such losses for five years.

Legislation requires reporting of adjusted cost basis information for covered securities, which generally include shares of a RIC, to the IRS and to taxpayers. Shareholders should contact their financial intermediaries with respect to reporting of cost basis and available elections for their accounts.

Medicare Tax on Net Investment Income

A U.S. shareholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will generally be subject to a 3.8% tax on the lesser of (i) the U.S. shareholder’s “net investment income” for a taxable year and (ii) the excess of the U.S. shareholder’s modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers and $125,000 in the case of married individuals filing a separate return). For these purposes, “net investment income” will generally include taxable distributions and deemed distributions paid with respect to stock, including our common stock, and net gain attributable to the disposition of stock, including our common stock (in each case, unless such stock is held in connection with certain trades or businesses), but will be reduced by any deductions properly allocable to such distributions or net gain.

Tax Shelter Reporting Regulations

Under applicable Treasury regulations, if a U.S. shareholder recognizes a loss with respect to our common stock of $2 million or more for a non-corporate U.S. shareholder or $10 million or more for a corporate U.S. shareholder in any single taxable year (or a greater loss over a combination of years), the U.S. shareholder must file with the IRS a disclosure statement on Form 8886. Direct U.S. shareholders of portfolio securities are in many cases excepted from this reporting requirement, but, under current guidance, U.S. shareholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. shareholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. shareholders should consult their own tax advisers to determine the applicability of these Treasury regulations in light of their individual circumstances.

Backup Withholding

Backup withholding, currently at a rate of 24%, may be applicable to all taxable distributions to any non-corporate U.S. shareholder (1) who fails to furnish us with a correct taxpayer identification number or a certificate that such shareholder is exempt from backup withholding or (2) with respect to whom the IRS notifies us that such shareholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the U.S. shareholder’s U.S. federal income tax liability and may entitle such shareholder to a refund, provided that proper information is timely provided to the IRS.

If a U.S. shareholder recognizes a loss with respect to shares of our common stock of $2 million or more for an individual shareholder or $10 million or more for a corporate shareholder, the shareholder must file with the IRS a disclosure statement on Form 8886. Direct shareholders of portfolio securities are in many cases exempted from this reporting requirement, but under current guidance, shareholders of a RIC are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. U.S. shareholders should consult their tax advisors to determine the applicability of these regulations in light of their specific circumstances.

Taxation of Non-U.S. Shareholders

The following discussion applies only to non-U.S. shareholders. Whether an investment in shares of our common stock is appropriate for a non-U.S. shareholder will depend upon that shareholder’s particular circumstances. An investment in shares of our common stock by a non-U.S. shareholder may have adverse tax consequences to such non-U.S. shareholder. Non-U.S. shareholders should consult their own tax advisers before investing in our common stock.

Distributions; Dispositions

Subject to the discussion below, distributions of our “investment company taxable income” to non-U.S. shareholders (including interest income, net short-term capital gain or foreign-source dividend and interest income, which generally would be free of withholding if paid to non-U.S. shareholders directly) will be subject to withholding of U.S. federal tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent of our current and accumulated earnings and profits unless the distributions are effectively connected with a U.S. trade or business of the non-U.S. shareholder, in which case the distributions will generally be subject to U.S. federal income tax at the rates applicable to U.S. persons. In that case, we will not be required to withhold U.S. federal tax if the non-U.S. shareholder complies with applicable certification and disclosure requirements. Special certification requirements apply to a non-U.S. shareholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisors. Non-U.S. source interest income is not eligible for exemption from U.S. federal withholding tax, and distributions of non-U.S. source income will be subject to the 30% U.S. withholding tax unless reduced by an applicable tax treaty.

Certain properly reported distributions received by a non-U.S. shareholder generally are exempt from U.S. federal withholding tax when they (1) are paid in respect of our “qualified net interest income” (generally, our U.S. source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which we are at least a 10% shareholder, reduced by expenses that are allocable to such income), or (2) are paid in connection with our “qualified short-term capital gains” (generally, the excess of our net short-term capital gain over our long-term capital loss for a tax year), in each case provided we report them as such and certain other requirements are satisfied. Nevertheless, it should be noted that in the case of shares of our common stock held through an intermediary, the intermediary may withhold U.S. federal income tax even if we report a payment as an interest-related dividend or short-term capital gain dividend. Moreover, depending on the circumstances, we may report all, some or none of our potentially eligible dividends as derived from such qualified net interest income or as qualified short-term capital gains, or treat such dividends, in whole or in part, as ineligible for this exemption from withholding.

Actual or deemed distributions of our net capital gains to a non-U.S. shareholder, and gains recognized by a non-U.S. shareholder upon the sale of shares of our common stock, will not be subject to federal withholding tax and generally will not be subject to U.S. federal income tax unless the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the non-U.S. shareholder and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. shareholder in the United States or, in the case of an individual non-U.S. shareholder, the shareholder is present in the United States for 183 days or more during the year of the sale or capital gain dividend and certain other conditions are met.

If we distribute our net capital gains in the form of deemed rather than actual distributions (which we may do in the future), a non-U.S. shareholder will be entitled to a U.S. federal income tax credit or tax refund equal to the shareholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the non-U.S. shareholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the non-U.S. shareholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return. For a corporate non-U.S. shareholder, distributions (both actual and deemed), and gains realized upon the sale of shares of our common stock that are effectively connected with a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable treaty).

A non-U.S. shareholder who is a non-resident alien individual, and who is otherwise subject to withholding of U.S. federal income tax, may be subject to information reporting and backup withholding of U.S. federal income tax on dividends unless the non-U.S. shareholder provides us or the dividend paying agent with a U.S. nonresident withholding tax certification (e.g., an IRS Form W-8BEN, IRS Form W-8BEN-E, or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. shareholder or otherwise establishes an exemption from backup withholding.

Withholding and Information Reporting on Foreign Financial Accounts

Under the Foreign Account Tax Compliance Act rules of the Code and applicable Treasury regulations, or collectively referred to as FATCA, the applicable withholding agent generally will be required to withhold 30% of (a) any dividends on our common stock or preferred stock and (b) the gross proceeds from a sale or other disposition of our common stock or preferred stock, in each case, paid to (i) a non-U.S. financial institution (whether such financial institution is the beneficial owner or an intermediary) unless such non-U.S. financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial non-U.S. entity (whether such entity is the beneficial owner or an intermediary) unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Proposed Treasury regulations that may be relied on pending finalization provide that FATCA withholding on gross proceeds will be eliminated and, consequently, this withholding tax on gross proceeds is not currently expected to apply. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. If payment of this withholding tax is made, Non-U.S. shareholders that are otherwise eligible for an exemption from, or a reduction in, withholding of U.S. federal income taxes with respect to such dividends or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Non-U.S. shareholders should consult their own tax advisers with respect to the U.S. federal income and withholding tax consequences, and state, local and non-U.S. tax consequences, of an investment in shares of our common stock.

SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN THE COMPANY, INCLUDING THE STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF AN INVESTMENT IN SHARES OF OUR COMMON STOCK.

REGULATION

We are subject to regulation as described in “Item 1. Business—Regulation” of our most recent Annual Report on Form 10-K, which is incorporated by reference herein. In addition, the discussion presented below supplements, updates, supersedes and/or replaces, as appropriate, the same discussion disclosed in the documents incorporated by reference above.

Senior Securities

We were permitted, under specified conditions, to issue multiple classes of debt and one class of stock senior to our common stock if our asset coverage, as defined in the 1940 Act, was at least equal to 200% immediately after each such issuance. Recent legislation has modified the 1940 Act by allowing a BDC to increase the maximum amount of leverage it may incur from an asset coverage ratio of 200% to an asset coverage ratio of 150%, if certain requirements are met. On December 30, 2021, we received approval from our shareholders to reduce our minimum “asset coverage” ratio from 200% to 150% in accordance with the 1940 Act. Such asset coverage ratio became effective on December 31, 2021. In addition, while any senior securities remain outstanding, we must make provisions to prohibit any distribution to our shareholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage.

PLAN OF DISTRIBUTION

We may sell the securities in any of three ways (or in any combination): (a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The securities may also be sold “at-the-market” to or through a market maker or into an existing trading market for the securities, on an exchange or otherwise. The prospectus supplement and any free writing prospectus will set forth the terms of the offering of such securities, including:

●	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;
●	the offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and
●	any securities exchanges on which the securities may be listed.

Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may offer our shares of common stock in a public offering at-the-market to a select group of investors, in which case a shareholder may not be able to participate in such offering and a shareholder will experience dilution unless the shareholder purchases additional shares of our common stock in the secondary market at the same or lower price.

In compliance with the guidelines of FINRA, the maximum compensation to the underwriters or dealers in connection with the sale of our securities pursuant to this prospectus and the accompanying supplement to this prospectus may not exceed 10% of the aggregate offering price of the securities as set forth on the cover page of the supplement to this prospectus.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for soliciting these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

In order to comply with the securities laws of certain states, if applicable, the securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

We may not sell securities pursuant to this prospectus without delivering a prospectus supplement describing the method and terms of the offering of such securities.

CUSTODIAN, TRANSFER AND DISTRIBUTION PAYING AGENT AND REGISTRAR

Our securities are held under a custody agreement by U.S. Bank, N.A. The address of the custodian is: One Federal Street, Boston, MA 02110. SS&C Technologies, Inc. (f/k/a DST Systems, Inc.) acts as our transfer agent, distribution paying agent and registrar. The principal business address of our transfer agent, distribution paying agent and registrar is 430 West 7th Street, Kansas City, MO 64105 and its telephone number is (816) 435-1000.

BROKERAGE ALLOCATION AND OTHER PRACTICES

Since we intend to generally acquire and dispose of our investments in privately negotiated transactions, we expect to infrequently use brokers in the normal course of our business. Subject to policies established by our board of directors, CIM is primarily responsible for the execution of the publicly traded securities portion of our portfolio transactions and the allocation of brokerage commissions. CIM does not execute transactions through any particular broker or dealer, but seeks to obtain the best net results for us, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. While CIM will generally seek reasonably competitive trade execution costs, we will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, CIM may select a broker based partly upon brokerage or research services provided to it and us and any other clients. In return for such services, we may pay a higher commission than other brokers would charge if CIM determines in good faith that such commission is reasonable in relation to the services provided.

LEGAL MATTERS

Certain legal matters regarding the securities offered by this prospectus have been passed upon for us by Dechert LLP, New York, New York. Certain legal matters will be passed upon for underwriters, if any, by the counsel named in the prospectus supplement or any related free writing prospectus.

EXPERTS

The consolidated financial statements of CION Investment Corporation as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, incorporated in this Prospectus by reference from the CION Investment Corporation Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, and have been incorporated and included in this Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or other document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed or incorporated by reference as an exhibit is qualified in all respects by such exhibit.

We file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. We maintain a website at www.cionbdc.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. Information contained on our website is not incorporated by reference into this Annual Report on Form 10-K and shareholders should not consider information contained on our website to be part of this Annual Report on Form 10-K. You may also obtain such information by contacting us, in writing at: 100 Park Avenue, 25th Floor, New York, New York 10017, or toll free at 1-877-822-4276 or collect at (212) 418-4700. The SEC maintains an Internet site that contains reports, proxy statements and other information filed electronically by us with the SEC which are available on the SEC’s Internet site at http://www.sec.gov. Copies of these reports, proxy statements and other information may be obtained by electronic request at the following e-mail address: publicinfo@sec.gov.

INCORPORATION BY REFERENCE

This prospectus is part of a registration statement that we have filed with the SEC. Pursuant to the Small Business Credit Availability Act, we are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to comprise a part of this prospectus from the date we file that document. Any reports filed by us with the SEC before the date that any offering of any securities by means of this prospectus and any applicable prospectus supplement is terminated will automatically be incorporated and, where applicable, supersede any applicable information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus our filings listed below and any future filings (including those made after the date of the filing of this registration statement) we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, until all of the securities offered by this prospectus and any applicable prospectus supplement have been sold or we otherwise terminate the offering of these securities; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC, which is not deemed filed, is not incorporated by reference in this prospectus and any applicable prospectus supplement (unless specifically set forth in such filing). Information that we file with the SEC will automatically update and may supersede information in this prospectus, any applicable prospectus supplement and information previously filed with the SEC.

This prospectus and any applicable prospectus supplement will incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 2, 2023;
●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 14, 2024
●	our Quarterly Report on Form 10-Q for the period ended March 31, 2024, filed with the SEC on May 9, 2024; and
●	the description of our common stock contained in our Registration Statement on Form 8-A12B (File No. 001-40859), as filed with the SEC on September 30, 2021, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the common stock registered hereby.

To obtain copies of these filings, see “Available Information,” or you may request a copy of these filings (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents) at no cost by writing or calling the following address and telephone number:

CION Investment Corporation

100 Park Avenue, 25th Floor

New York, NY 10017

(212) 418-4700

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information, and you should not rely on such information if you receive it. We are not making an offer of or soliciting an offer to buy, any securities in any state or other jurisdiction where such offer or sale is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

PRIVACY NOTICE

We are committed to protecting your privacy. This privacy notice explains the privacy policies of CION Investment Corporation and its affiliated companies.

We will safeguard, according to strict standards of security and confidentiality, all information we receive about you. The only information we collect from you is your name, address, number of shares you hold and your social security number. This information is used only so that we can send you information about us, and send you proxy statements or other information required by law.

We do not share this information with any non-affiliated third party except as described below.

●	Authorized Employees of CIM. It is our policy that only authorized officers and employees of CIM and its affiliates who need to know your personal information will have access to it.
●	Service Providers. We may disclose your personal information to companies that provide services on our behalf, such as record keeping, processing your trades, and mailing you information. These companies are required to protect your information and use it solely for the purpose for which they received it.
●	Courts and Government Officials. If required by law, we may disclose your personal information in accordance with a court order or at the request of government regulators. Only that information required by law, subpoena, or court order will be disclosed.

$125,000,000

7.50% NOTES DUE 2031

CĪON INVESTMENT CORPORATION

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Keefe, Bruyette & Woods A Stifel Company	B. Riley Securities	Lucid Capital Markets	Oppenheimer & Co.

The date of this prospectus supplement is February 2, 2026.